Exhibit 1

Westpac Banking Corporation’s

general disclosure statement

for the year ended 30 September 2007

Index	1	General information and definitions
	1	General matters
	2	Registered bank: directorate and advisers
	4	Credit ratings
	4	Financial statements of the Overseas Bank and the Overseas Banking Group
	5	Historical summary of financial statements
	6	Market risk
	6	Guarantee arrangements
	6	Ranking of local creditors in a winding-up
	6	Pending proceedings or arbitration
	7	Local incorporation
	7	Conditions of registration
	8	Directors’ and the Chief Executive Officer, NZ Branch’s statement
	9	Financial statements
	77	Auditors’ report
Supplemental disclosure statement request form (refer to inside back cover)

General information and definitions

The information contained in this General Disclosure Statement is as required by section 81 of the Reserve Bank of New Zealand Act 1989 and the Registered Bank Disclosure Statement (Full and Half-Year – Overseas Incorporated Registered Banks) Order 2007 (New Zealand).

In this General Disclosure Statement reference is made to four main reporting groups:

•         Westpac Banking Corporation Group (otherwise referred to as the ‘Overseas Banking Group’) – refers to the total worldwide business of Westpac Banking Corporation including its controlled entities.

•         Westpac Banking Corporation (otherwise referred to as the ‘Overseas Bank’) – refers to the worldwide activities of Westpac Banking Corporation excluding its controlled entities.

•         Westpac Banking Corporation New Zealand Division (otherwise referred to as the ‘NZ Banking Group’) refers to the New Zealand operations of Westpac Banking Corporation Group including those entities whose business is required to be reported in financial statements for the Overseas Banking Group’s New Zealand business. As at 30 September 2007, the NZ Banking Group included the following subsidiary entities:

•	Westpac New Zealand Group Limited	- Holding company

•	Westpac Group Investment - NZ - Limited	- Holding company

•	Westpac Holdings - NZ - Limited	- Holding company

•	Augusta (1962) Limited	- Non-trading company

•	BT Financial Group (NZ) Limited and its subsidiary companies	- Holding company

•	Westpac Equity Investments NZ Limited	- Finance company

•	TBNZ Limited and its subsidiary companies	- Holding company

•	The Home Mortgage Company Limited	- Residential mortgage company

•	The Warehouse Financial Services Limited	- Financial services company

•	Westpac Capital - NZ - Limited and its subsidiary companies	- Holding company

•	Westpac Finance Limited	- Finance company

•	Westpac Financial Services Group - NZ - Limited and its subsidiary companies	- Holding company

•	Westpac (NZ) Investments Limited	- Property owning and capital funding company

•	WestpacTrust Securities NZ Limited	- Funding company

•	BLE Capital (NZ) Limited	- Finance company

•	Hastings Forestry Investments Limited	- Non-trading company

•	Tasman Funding No. 1 Limited (previously Tasman Funding No. 1 – an unlimited liability company) and its jointly owned subsidiary company	- Funding entity

•	Tasman Funding No. 2 Limited (previously Tasman Funding No. 2 – an unlimited liability company) and its jointly owned subsidiary company	- Funding entity

•	Westpac NZ Funding Limited (previously Westpac NZ Funding – an unlimited liability company)	- Funding entity

•	Westpac New Zealand Limited	- Registered bank

•	Westpac Securities NZ Limited	- Funding entity

•	Westpac NZ Operations Limited	- Holding company

•         Westpac Banking Corporation New Zealand Branch (otherwise referred to as the ‘NZ Branch’) refers to New Zealand operations of Westpac Banking Corporation (trading as Westpac and Westpac Institutional Bank).

The most recently published financial statements of the Overseas Bank and the Overseas Banking Group are for the year ended 30 September 2007.

Words and phrases defined by the Order have the same meaning when used in this General Disclosure Statement. All amounts referred to in this General Disclosure Statement are in New Zealand dollars unless otherwise stated.

General matters

Registered Bank

The Overseas Bank is entered on the register maintained under the Reserve Bank of New Zealand Act 1989. However, for the purposes of this General Disclosure Statement, the registered bank is the NZ Branch. The NZ Branch’s head office is situated at, and the address for service is, Level 15, 188 Quay Street, Auckland, New Zealand.

Overseas Bank

The Overseas Bank was founded on 12 February 1817 and was incorporated on 23 September 1850 pursuant to the Bank of New South Wales Act 1850. In 1982 the Overseas Bank acquired The Commercial Bank of Australia Limited and the Overseas Bank changed its name to Westpac Banking Corporation. On 23 August 2002, the Overseas Bank registered as a public company limited by shares, under the Australian Corporations Act 2001 and as of this date the Bank of New South Wales Act 1850 ceased to apply.

The Overseas Bank’s principal office is located at 275 Kent Street, Sydney, New South Wales 2000, Australia.

Registered bank: directorate and advisers

Directors

The Directors of the Overseas Bank (‘Board’) and their country of residence at the time this General Disclosure Statement was signed were:

Name: Edward Alfred Evans, AC, BEcon (Hons.)	External Directorships: Director of IBT Education Limited.
Non-executive: Yes
Country of Residence: Australia
Primary Occupation: Director
Secondary Occupations: None
Board Audit Committee Member: Yes
Independent Director: Yes

Name: David Raymond Morgan, BEc, MSc, PhD	External Directorships: Chairman of Westpac New Zealand Limited.
Non-executive: No	Director of each of JB Davros Pty Limited, Raymor Superannuation Pty
Country of Residence: Australia	Limited, Raymor Investments Pty Limited and JB Glamorgan Pty
Primary Occupation: Chief Executive Officer	Limited.
Secondary Occupations: None
Board Audit Committee Member: No
Independent Director: No

Name: Elizabeth Blomfield Bryan, BA, MA (Econ.)	External Directorships: Chairman of each of Caltex Australia Limited
Non-executive: Yes	and UniSuper Limited. Director of each of Westpac New Zealand
Country of Residence: Australia	Limited and Australian Institute of Company Directors.
Primary Occupation: Director
Secondary Occupations: None
Board Audit Committee Member: Yes
Independent Director: Yes

Name: Gordon McKellar Cairns, MA (Hons.)	External Directorships: Director of each of Origin Energy Limited,
Non-executive: Yes	Centre for Independent Studies and Opera Australia. Member of the
Country of Residence: Australia	Asia Pacific Advisory Board of CVC Capital Partners, the Chairman of
Primary Occupation: Director	the Advisory Board of the Caliburn Partnership and Senior Advisor,
Secondary Occupations: None	McKinsey & Company.
Board Audit Committee Member: Yes
Independent Director: Yes

Name: David Alexander Crawford, BCom, LLB, FCA, FCPA	External Directorships: Chairman of each of Lend Lease Corporation Limited and the Australian Ballet. Director of each of BHP Billiton
Non-executive: Yes	Limited, Foster’s Group Limited, Australian Ballet Centre Pty Limited,
Country of Residence: Australia	Australian Major Performing Arts Group, Gardiner Hill Pty Limited,
Primary Occupation: Director	Haematite Proprietary Limited, Kaprad Holdings Pty Limited, LLIT Pty
Secondary Occupations: None	Limited, Melpeat Pty Limited and Melbourne Cricket Club Foundation
Board Audit Committee Member: Yes	Limited. Chairman of Scotch College, Member of Advisory Board of
Independent Director: Yes	Allens Arthur Robinson and Treasurer of the Melbourne Cricket Club.

Name: Carolyn Judith Hewson, BEc (Hons.), MA (Econ.)	External Directorships: Director of each of AGL Energy Limited and
Non-executive: Yes	BT Investment Management Limited. Board and advisory roles with
Country of Residence: Australia	each of the Royal Humane Society, YWCA NSW, Nanosonics Limited,
Primary Occupation: Director	the Australian Charities Fund and Patron of The Neurosurgical Research
Secondary Occupations: None	Foundation.
Board Audit Committee Member: Yes
Independent Director: Yes

Name: Peter David Wilson, CA	External Directorships: Chairman of each of Global Equity Market
Non-executive: Yes	Securities Limited and Kermadec Property Fund Limited. Director of
Country of Residence: New Zealand	each of The Colonial Motor Company Limited, Hill Country
Primary Occupation: Director	Corporation Limited and Westpac New Zealand Limited. Member of
Secondary Occupations: None	the New Zealand Exchange Limited Discipline Body and Chairman of
Board Audit Committee Member: Yes	NZX Discipline Special Division.
Independent Director: Yes

Chief Executive Officer, NZ Branch

Name: David Mclean, LLB (Hons.)

Country of Residence: New Zealand

Primary Occupation: Chief Executive Officer, NZ Branch

Secondary Occupations: None

External Directorships: Diversified Security Investments LLC

Responsible person

Bradley (Brad) Cooper, Chief Executive Officer Westpac New Zealand Limited, has been authorised in writing by each Director named on page 2, in accordance with section 82 of the Reserve Bank of New Zealand Act 1989, to sign this General Disclosure Statement on the Directors’ behalf. Accordingly Brad Cooper is a Responsible Person under the Registered Bank Disclosure Statement (Full and Half-Year – Overseas Incorporated Registered Banks) Order 2007 (New Zealand). The following disclosures are made in relation to Brad Cooper in his capacity as a Responsible Person:

Name: Brad Cooper, Dip Bus Studies, MBA, FAIM

Country of Residence: New Zealand

Primary Occupation: Chief Executive Officer, Westpac New Zealand Limited

Secondary Occupations: None

External Directorships: Chairman of Trustees, Sir Peter Blake Trust

Address for communications

All communications may be sent to the Directors, Chief Executive Officer, NZ Branch and the Responsible Person at the head office of the NZ Branch at Level 15, 188 Quay Street, Auckland, New Zealand.

Conflicts of interest policy

The Board has adopted a procedure to ensure that conflicts and potential conflicts of interest between the Directors’ duty to the Overseas Bank and their own interests are avoided or dealt with. Accordingly, each Director must:

i                    give notice to the Board of any direct or indirect interest in any contract or proposed contract with the Overseas Bank as soon as practicable after the relevant facts have come to that Director’s knowledge. Alternatively, a Director may give to the Board a general notice to the effect that the Director is to be regarded as interested in any present or prospective contract between the Overseas Bank and a person or persons specified in that notice; and

ii                 in relation to any matter that is to be considered at a Directors’ meeting in which that Director has a material personal interest, not vote on the matter nor be present while the matter is being considered at the meeting (unless the remaining Directors have previously resolved to the contrary).

Interested transactions

There have been no transactions entered into by any Director, Chief Executive Officer, NZ Branch, or any immediate relative or close business associate of any Director or the Chief Executive Officer, NZ Branch, with the NZ Branch, or any member of the NZ Banking Group:

(a)     on terms other than on those that would in the ordinary course of business of the NZ Branch or any member of the NZ Banking Group, be given to any other person of like circumstances and means; or

(b) which could be reasonably likely to influence materially the exercise of the Directors’, or the Chief Executive Officer, NZ Branch, duties.

Solicitors

Simpson Grierson

HSBC Tower

195 Lambton Quay

Wellington, New Zealand

Auditors

Overseas Banking Group

PricewaterhouseCoopers

201 Sussex Street

Sydney, NSW 1171

Australia

New Zealand Banking Group

PricewaterhouseCoopers

PricewaterhouseCoopers Tower

188 Quay Street

Auckland, New Zealand

Credit ratings

The Overseas Bank has the following credit ratings with respect to its long term senior unsecured obligations, including obligations payable in New Zealand in New Zealand dollars. There has been no change to the credit rating issued by Fitch Ratings in the two years preceding 30 September 2007. On 4 May 2007, Moody’s Investors Services raised its long term credit rating to ‘Aa1’ from ‘Aa3’. On 22 February 2007, Standard & Poor’s raised its long term credit rating to ‘AA’ from ‘AA-’.

These credit ratings are given without any qualifications:

Rating Agency	Current Credit Rating
Fitch Ratings	AA-
Moody’s Investors Service	Aa1
Standard & Poor’s	AA

Descriptions of credit rating scales

		Moody’s Investors	Standard
	Fitch Ratings	Service	& Poor’s

The following grades display investment grade characteristics:

Ability to repay principal and interest is extremely strong. This is the highest investment category.	AAA	Aaa	AAA

Very strong ability to repay principal and interest.	AA	Aa	AA

Strong ability to repay principal and interest although somewhat susceptible to adverse changes in economic, business or financial conditions.	A	A	A

Adequate ability to repay principal and interest. More vulnerable to adverse changes.	BBB	Baa	BBB

The following grades have predominantly speculative characteristics:

Significant uncertainties exist which could affect the payment of principal and interest on a timely basis.	BB	Ba	BB

Greater vulnerability and therefore greater likelihood of default.	B	B	B

Likelihood of default now considered high. Timely repayment of principal and interest is dependent on favourable financial conditions.	CCC	Caa	CCC

Highest risk of default.	CC to C	Ca to C	CC

Obligations currently in default.	D	—	C

Credit ratings by Fitch Ratings and Standard & Poor’s may be modified by the addition of a plus (higher end) or minus (lower end) sign. Moody’s Investors Service apply numeric modifiers 1 (higher end), 2, 3 (lower end) to ratings from Aa to B to show relative standing within major categories.

Ratings stated in bold indicate the Overseas Bank’s current approximate position within the Credit Rating Scales.

Financial statements of the Overseas Bank and the Overseas Banking Group

Copies of the NZ Branch’s most recent General Disclosure Statement and Supplemental Disclosure Statement, which contains a copy of the most recent publicly available financial statements of the Overseas Bank and the Overseas Banking Group, will be provided immediately, free of charge, to any person requesting a copy where the request is made at the NZ Branch’s head office, Level 15, 188 Quay Street, Auckland. They are also available, free of charge, within five working days of any request, at any branch, agency, or any other staffed premises primarily engaged in the business of the NZ Branch to which its customers have access in order to conduct banking business.

The most recent publicly available financial statements for the Overseas Bank and the Overseas Banking Group can also be accessed at the internet address www.westpac.com.au.

Historical summary of financial statements

	NZ Banking Group
	2007	2006	2005	2005	2004	2003
	NZ IFRS	NZ IFRS	NZ IFRS(1)	NZ FRS(2),(6)	NZ FRS(3),(6)	NZ FRS(4),(5),(6)
	$m	$m	$m	$m	$m	$m
Income statement
Interest income	4,603	3,793	3,081	2,986	2,596	2,368
Interest expense	(3,359)	(2,625)	(2,019)	(1,892)	(1,499)	(1,335)
Net interest income	1,244	1,168	1,062	1,094	1,097	1,033
Non-interest income	528	524	545	593	591	538
Net operating income	1,772	1,692	1,607	1,687	1,688	1,571
Operating expenses	(736)	(699)	(680)	(726)	(731)	(699)
Impairment charges on loans	(91)	(31)	(44)	(44)	(39)	(205)
Profit before income tax expense	945	962	883	917	918	667
Income tax expense	(295)	(319)	(216)	(292)	(297)	(203)
Profit after income tax expense	650	643	667	625	621	464
Profit attributable to minority interests	(4)	(4)	(5)	(14)	(4)	(2)
Profit after income tax expense attributable to head office account and equity holders of NZ Banking Group	646	639	662	611	617	462
Remittance to the Overseas Bank	(137)	(322)	(333)	(333)	(350)	—
Dividends paid or provided for on subordinated capital instruments (net of tax)	—	—	—	—	—	(27)
Dividends paid or provided for on ordinary share capital	(31)	(150)	—	—	—	(180)
Dividends paid or provided for on convertible debentures (net of tax)	(69)	(67)	(107)	(107)	(138)	(64)
Dividends paid or provided for on NZ Class shares	—	—	(54)	(54)	(50)	(44)
Profit retained	409	100	168	117	79	147
Balance sheet
Total assets	64,707	52,136	45,336	45,050	42,491	39,945
Total impaired assets	118	66	80	80	58	71
Total liabilities	60,847	48,719	41,370	41,072	38,064	34,920
Total head office account	1,361	1,307	1,090
Total head office account and equity	3,860	3,417	3,966	3,978	4,427	5,025

The amounts for the years ended 30 September have been extracted from the audited financial statements of the NZ Banking Group.

Certain comparative figures have been restated to ensure consistent treatment with the current financial year.

(1)

The NZ Banking Group adopted New Zealand equivalents to International Financial Reporting Standards (‘ NZ IFRS’) with effect from 1st October 2005, NZ IFRS data for the year ended 30 September 2005 excludes adjustments arising from financial instruments in NZ IAS 32: Financial Instruments: Disclosure and Presentation and NZ IAS 39: Financial Instruments: Recognition and Measurement as permitted by the transitional rules and an election was made to exclude these adjustments in the transition year. The primary adjustments relate to superannuation, cessation of goodwill amortisation and consolidation of special purpose vehicles.

(2)

During the year ended 30 September 2005: (a) the NZ Banking Group redeemed all of the NZ Class shares on issue for $618 million; (b) the NZ Banking Group disposed of several subsidiaries which reduced the NZ Banking Group’s outside minority interest by $659 million; and (c) the NZ Branch received $698 million of branch capital from the Overseas Banking Group.

(3)	During the year ended 30 September 2004, the NZ Branch redeemed $586 million of convertible debentures (net of issue costs) issued to the Chase Manhattan Bank as trustee of the Tavarua Funding Trust.

(4)

During the year ended 30 September 2003, the Overseas Bank derecognised a central general provision previously held in respect of the NZ Banking Group. This led to the NZ Banking Group recognising an additional general provision in New Zealand of $178 million relating to its credit exposures.

(5)

During the year ended 30 September 2003: (a) the NZ Branch issued $1,994 million of convertible debentures (net of issue costs), $715 million of which were issued to Westpac Financial Services Limited as responsible entity of Westpac Second Trust and $1,279 million to JP Morgan Chase Bank as trustee of Tavarua Funding Trust III; (b) the NZ Branch redeemed $600 million of branch capital; and (c) the NZ Branch redeemed $900 million of subordinated capital instruments issued to Westpac Overseas Funding Pty Limited.

(6)	These numbers have not been prepared under NZ IFRS (NZ IFRS 1 Para. 37).

Market risk

The NZ Banking Group’s aggregate market risk exposure is derived in accordance with the eighth schedule (sub-clauses (1)(a), (8)(a) and (11)(a)) of the Registered Bank Disclosure Statement (Full and Half-Year – Overseas Incorporated Registered Banks) Order 2007 (New Zealand).

The peak end-of-day exposures and as at exposures below have been calculated by determining the maximum end-of-day aggregate market risk exposure over the quarter, and then dividing that amount by the Overseas Banking Group’s equity as at 30 September 2007 (30 September 2006 for comparatives).

		Peak End-of-Day		Peak End-of-Day
		For the Three		For the Three
	As at	Months Ended	As at	Months Ended
	30 September	30 September	30 September	30 September
	2007	2007	2006	2006
	$m	$m	$m	$m
Aggregate interest rate exposure	440	876	312	404
As a percentage of the Overseas Banking Group’s equity	2.12%	4.22%	1.69%	2.19%
Aggregate foreign currency exposure	3	4	2	7
As a percentage of the Overseas Banking Group’s equity	0.01%	0.02%	0.01%	0.04%

The NZ Banking Group has no material exposure to equity risk.

Guarantee arrangements

No material obligations of the Overseas Bank are guaranteed.

Ranking of local creditors in a winding-up

There are material legislative restrictions in the Overseas Bank’s country of incorporation which subordinate the claims of a class of unsecured creditors of the Registered Bank on the assets of the Overseas Bank to those of another class of unsecured creditors of the Overseas Bank, in a winding-up of the Overseas Bank.

The Banking Act 1959 in Australia gives priority over Australian assets of the Overseas Bank to Australian depositors. Accordingly, New Zealand depositors (together with all other senior unsecured creditors of the Overseas Bank) will rank after Australian depositors of the Overseas Bank in relation to claims against Australian assets.

The legislation described below is relevant to limitations on possible claims made by unsecured creditors of the NZ Branch on the assets of the Overseas Bank relative to those of any other class of unsecured creditors of the Overseas Bank, in the event of a winding-up of the Overseas Bank.

The Overseas Bank is an authorised deposit-taking institution (‘ADI’) for the purposes of the that Act states:

“If an ADI becomes unable to meet its obligations or suspends payment, the assets of the ADI in Australia are to be available to meet that ADI deposit liabilities in Australia in priority to all other liabilities of the ADI.”

Section 13A(3) of the Banking Act 1959 (Australia) affects all of the unsecured deposit liabilities of the NZ Branch which as at 30 September 2007 amounted to $5,017 million (30 September 2006: $33,555 million).

Section 13A(4) of the Banking Act 1959 (Australia) provides that it is an offence for an ADI not to hold assets (other than goodwill) in Australia of a value that is equal to or greater than the total amount of its deposit liabilities in Australia, unless the Australian Prudential Regulation Authority has authorised the ADI to hold assets of a lesser value. During the year ended 30 September 2007, the Overseas Bank has at all times held assets (other than goodwill) in Australia of not less than the value of the Overseas Bank’s total deposit liabilities in Australia.

The requirements of these sections have the potential to impact on the management of the liquidity of the NZ Banking Group.

Pending proceedings or arbitration

With the exception of the three proceedings mentioned below, there are no legal proceedings pending at the date of this General Disclosure Statement that may have a material adverse effect on the NZ Banking Group or the NZ Branch.

The New Zealand Commerce Commission has issued proceedings against the NZ Branch, Westpac New Zealand Limited and The Warehouse Financial Services Limited, among others, in relation to interchange rates and rules. In addition, a number of New Zealand retailers have issued similar proceedings. Proceedings have also been filed by the NZ Branch and members of the NZ Banking Group against the New Zealand Inland Revenue Department (‘NZIRD’) in which the NZ Branch and those NZ Banking Group members are disputing the tax assessments received on 30 September 2004, 31 March 2005 and 31 March 2006 from the NZIRD in relation to its investigation of certain structured finance transactions.

A description of these three proceedings and other contingent liabilities of the NZ Banking Group and the NZ Branch is set out in Note 30 to the financial statements included in this General Disclosure Statement.

The Overseas Banking Group has worldwide contingent liabilities in respect of actual and potential claims and proceedings, which have not been determined. An assessment of the Overseas Banking Group’s likely loss is made on a case-by-case basis and provisions are made where appropriate. Such contingencies are disclosed in the Overseas Banking Group’s 30 September Annual Financial Report.

Local incorporation

It is a policy of the Reserve Bank of New Zealand (‘Reserve Bank’) that all systemically rather than operate through a branch structure. The Reserve Bank allows an overseas bank to operate in New Zealand as both a branch of its overseas parent and through a subsidiary. The Overseas Bank has determined that this type of ‘dual registration is the most effective option for it to comply with the Reserve Bank’s policy while minimising disruption to the NZ Branch’s investors and customers.

Accordingly, the Overseas Bank established Westpac New Zealand Limited (‘Westpac New Zealand’) to assume and carry on the New Zealand consumer and business banking operations of the NZ Branch. Westpac New Zealand commenced operations as a locally incorporated registered bank on 1 November 2006. Pursuant to the Westpac New Zealand Act 2006, designated NZ Branch assets and liabilities vested in Westpac New Zealand on 1 November 2006 (refer to Note 46 for more information).

Therefore, from 1 November 2006, the NZ Branch’s asset and liability profile was significantly reduced. With the vesting of assets and liabilities in Westpac New Zealand described above, the NZ Branch’s operations were significantly reduced, largely to wholesale banking and financial markets business, trading as Westpac Institutional Bank. The vesting of assets and liabilities has not changed the overall position of the Overseas Banking Group.

Further information on Westpac New Zealand is available in Westpac New Zealand Limited’s General Disclosure Statement for the year ended 30 September 2007.

Conditions of registration

The conditions of registration imposed on the NZ Branch, which applied from 2 November 2006, are as follows:

1.

That the banking group does not conduct any non-financial activities that in aggregate are material relative to its total activities, where the term material is based on generally accepted accounting practice, as defined in the Financial Reporting Act 1993.

2.	That the banking group’s insurance business is not greater than one percent of its total consolidated assets. For the purposes of this condition:

(i)

Insurance business means any business of the nature referred to in section 4 of the Insurance Companies (Ratings and Inspections) Act 1994 (including those to which the Act is disapplied by sections 4(1)(a) and (b) and 9 of that Act), or any business of the nature referred to in section 3(1) of the Life Insurance Act 1908;

(ii) In measuring the size of the banking group’s insurance business:

(a) where insurance business is conducted by any entity whose business predominantly consists of insurance business, the size of that insurance business shall be:

• the total consolidated assets of the group headed by that entity;

• or if the entity is a subsidiary of another entity whose business predominantly consists of insurance business, the total consolidated assets of the group headed by the latter entity;

(b)

otherwise, the size of each insurance business conducted by any entity within the banking group shall equal the total liabilities relating to that insurance business, plus the equity retained by the entity to meet the solvency or financial soundness needs of the insurance business;

(c)

the amounts measured in relation to parts (a) and (b) shall be summed and compared to the total consolidated assets of the banking group. All amounts in parts (a) and (b) shall relate to on-balance sheet items only, and shall be determined in accordance with generally accepted accounting practice, as defined in the Financial Reporting Act 1993;

(d) where products or assets of which an insurance business is comprised also contain a non-insurance component, the whole of such products or assets shall be considered part of the insurance business.

3.	That the business of the registered bank does not constitute a predominant proportion of the business of Westpac Banking Corporation.

4.	That no appointment to the position of the New Zealand chief executive officer of the registered bank shall be made unless:

(i) the Reserve Bank has been supplied with a copy of the curriculum vitae of the proposed appointee; and

(ii) the Reserve Bank has advised that it has no objection to that appointment.

5.	That Westpac Banking Corporation complies with the requirements imposed on it by the Australian Prudential Regulation Authority.

6.	That Westpac Banking Corporation complies with the following minimum capital adequacy requirements, as administered by the Australian Prudential Regulation Authority:

• Tier One Capital of Westpac Banking Corporation is not less than 4 percent of risk weighted exposures;

• capital of Westpac Banking Corporation is not less than 8 percent of risk weighted exposures.

7.	That liabilities of the registered bank in New Zealand, net of amounts due to related parties (including amounts due to a subsidiary or affiliate of the registered bank), do not exceed NZ$10 billion.

8.

That the retail deposits of the registered bank in New Zealand do not exceed $200 million. For the purposes of this condition retail deposits are defined as deposits by natural persons, excluding deposits with an outstanding balance which exceeds $250,000.

For the purposes of these conditions of registration, the term “banking group” means the New Zealand operations of Westpac Banking Corporation and all those subsidiaries of Westpac Banking Corporation whose business is required to be reported in financial statements for the group’s New Zealand business, prepared in accordance with section 9(2) of the Financial Reporting Act 1933

Further information on the capital adequacy of the Overseas Bank is contained in Note 38 to the financial statements.

Directors’ and the Chief Executive Officer, NZ Branch’s statement

Each Director of the Overseas Bank believes and the Chief Executive Officer, NZ Branch believes, after due enquiry, that, as at the date on which this General Disclosure Statement is signed:

a.

the Disclosure Statement contains all information that is required by the Registered Bank Disclosure Statement (Full and Half-Year – Overseas Incorporated Registered Banks) Order 2007 (New Zealand); and

b.	the Disclosure Statement is not false or misleading.

Each Director of the Overseas Bank believes and the Chief Executive Officer, NZ Branch believes, after due enquiry, that, over the year ended 30 September 2007:

a.

the NZ Branch had systems in place to monitor and control adequately the NZ Banking Group’s material risks, including credit risk, concentration of credit risk, interest rate risk, currency risk, equity risk, liquidity risk and other business risks and those systems were being properly applied; and

b.	the NZ Branch has complied with the conditions of registration imposed on it pursuant to section 74 of the Reserve Bank of New Zealand Act 1989.

This Directors’ Statement has been signed on behalf of the Directors by Brad Cooper, Chief Executive Officer, Westpac New Zealand Limited and David Mclean has signed in his personal capacity as Chief Executive Officer, NZ Branch.

Brad Cooper

David Mclean

Dated this the 1st day of November 2007.

Financial statements

Contents	10	Income statements

	11	Statements of changes in equity

	13	Balance sheets

	14	Statements of cash flows

	16	Notes to the financial statements

	77	Auditors’ report

Income statements for the year ended 30 September 2007

		NZ Banking Group		NZ Branch
	Note	2007	2006	2007	2006
		$m	$m	$m	$m
Interest income	3	4,603	3,793	1,626	3,674
Interest expense	3	(3,359)	(2,625)	(1,267)	(2,613)
Net interest income		1,244	1,168	359	1,061
Non-interest income:
Fees and commissions	4	359	372	56	370
Wealth management revenue	4	74	67	—	—
Trading income	4	75	80	75	79
Gain/(loss) on ineffective hedges	4	5	—	4	—
Gain/(loss) from available-for-sale securities	4	—	—	—	—
Other non-interest income	4	15	5	9	23
Total non-interest income		528	524	144	472
Net operating income		1,772	1,692	503	1,533
Operating expenses	5	(736)	(699)	(160)	(724)
Impairment charges on loans	6	(91)	(31)	(7)	(33)
Profit before income tax expense		945	962	336	776
Income tax expense	7	(295)	(319)	(63)	(223)
Profit after income tax expense		650	643	273	553
Profit attributable to minority interests		(4)	(4)	—	—
Profit after income tax expense attributable to head office account and equity holders of NZ Banking Group		646	639	273	553

The accompanying notes (numbered 1 to 46) form part of, and should be read in conjunction with, these financial statements.

Statements of changes in equity for the year ended 30 September 2007

			NZ Banking Group
			NZ Banking Group Equity
	Head Office Account				Cash Flow
	Branch	Retained	Share	Retained	Hedge	Available-	Convertible	Minority
	Capital	Profits	Capital	Profits	Reserve	for-sale	Debentures	Interests	Total
	$m	$m	$m	$m	$m	$m	$m	$m	$m
Previously reported balance as at 30 September 2005	708	382	132	729	—	—	2,003	12	3,966
Adoption of NZ IAS 32/39	—	50	—	3	12	—	(719)	—	(654)
Adjusted opening balance as at 1 October 2005	708	432	132	732	12	—	1,284	12	3,312
Year ended 30 September 2006
Change in cash flow hedges	—	—	—	—	10	—	—	—	10
Tax effect of change in cash flow hedges	—	—	—	—	(3)	—	—	—	(3)
Profit after income tax expense	—	553	—	86	—	—	—	4	643
Total recognised income and expenses for the year ended 30 September 2006	—	553	—	86	7	—	—	4	650
Dividends:
Dividends paid or provided for on convertible debentures (net of tax)	—	(67)	—	—	—	—	—	—	(67)
Dividends paid or provided for on ordinary shares	—	—	—	(150)	—	—	—	—	(150)
Share capital issued	—	—	1	—	—	—	—	—	1
Share-based payments	3	—	—	—	—	—	—	—	3
Remittances to the Overseas Bank	—	(322)	—	—	—	—	—	—	(322)
Other minority interests	—	—	—	—	—	—	—	(10)	(10)
As at 30 September 2006	711	596	133	668	19	—	1,284	6	3,417
Year ended 30 September 2007
Net change in available-for-sale investments (net of tax)	—	—	—	—	—	—	—	—	—
Change in cash flow hedges	—	—	—	—	64	—	—	—	64
Change in available-for-sale reserve	—	—	—	—	—	1	—	—	1
Tax effect of change in cash flow hedges	—	—	—	—	(21)	—	—	—	(21)
Transferred to income statements	—	—	—	—	—	(1)	—	—	(1)
Profit after income tax expense	—	273	—	373	—	—	—	4	650
Total recognised income and expenses for the year ended 30 September 2007	—	273	—	373	43	—	—	4	693
Share capital issued	—	—	—	—	—	—	—	—	—
Dividends:
Dividends paid or provided for on convertible debentures (net of tax)	—	(69)	—	—	—	—	—	—	(69)
Dividends paid or provided for on ordinary shares	—	—	—	(31)	—	—	—	—	(31)
Share-based payments(1)	(13)	—	—	—	—	—	—	—	(13)
Remittance to the Overseas Bank	—	(137)	—	—	—	—	—	—	(137)
Other minority interests	—	—	—	—	—	—	—	—	—
As at 30 September 2007	698	663	133	1,010	62	—	1,284	10	3,860

The accompanying notes (numbered 1 to 46) form part of, and should be read in conjunction with, these financial statements.

(1)             Branch capital relating to share-based payments has been reclassified to due to related entities.

	NZ Branch
	Head Office Account		Cash Flow
	Branch	Retained	Hedge	Convertible
	Capital	Profits	Reserve	Debentures	Total
	$m	$m	$m	$m	$m
Previously reported balance as at 30 September 2005	708	382	—	2,003	3,093
Adoption of NZ IAS 32/39	—	50	12	(719)	(657)
Adjusted opening balance as at 1 October 2006	708	432	12	1,284	2,436

Year ended 30 September 2005
Change in cash flow hedges	—	—	10	—	10
Tax effect of change in cash flow hedges	—	—	(3)	—	(3)
Profit after income tax expense	—	553	—	—	553
Total recognised income and expenses for the year ended 30 September 2006	—	553	7	—	560
Dividends:
Dividends paid or provided for on convertible debentures (net of tax)	—	(67)	—	—	(67)
Dividends paid or provided for on ordinary shares	—	—	—	—	—
Share capital issued	—	—	—	—	—
Share-based payments	3	—	—	—	3
Remittances to the Overseas Bank	—	(322)	—	—	(322)
Other minority interests	—	—	—	—	—
As at 30 September 2006	711	596	19	1,284	2,610

Year ended 30 September 2007
Net change in available-for-sale investments (net of tax)	—	—	—	—	—
Change in cash flow hedges	—	—	(27)	—	(27)
Tax effect of change in cash flow hedges	—	—	8	—	8
Profit after income tax expense	—	273	—	—	273
Total recognised income and expenses for the year ended 30 September 2007	—	273	(19)	—	254
Dividends paid or provided for on convertible debentures (net of tax)	—	(69)	—	—	(69)
Share-based payments(1)	(13)	—	—	—	(13)
Remittance to the Overseas Bank	—	(137)	—	—	(137)
As at 30 September 2007	698	663	—	1,284	2,645

The accompanying notes (numbered 1 to 46) form part of, and should be read in conjunction with, these financial statements.

(1)             Branch capital relating to share-based payments has been reclassified to due to related entities.

Balance sheets as at 30 September 2007

		NZ Banking Group		NZ Branch
	Note	2007	2006	2007	2006
		$m	$m	$m	$m
Assets
Cash and balances with central banks 1		1,387	997	1,283	995
Due from other financial institutions (1)	9	591	309	57	—
Derivative financial instruments	39	2,945	1,372	2,945	1,372
Other trading securities	10	3,908	2,672	1,525	2,671
Other financial assets designated at fair value	10	—	1,550	—	—
Available-for-sale securities	11	—	472	—	—
Loans	12, 13	50,357	41,791	7,583	41,399
Life insurance assets		81	75	—	—
Due from related entities	15	3,722	1,489	7,902	2,383
Investments in related entities	15	—	—	—	—
Goodwill and other intangible assets	16	673	676	—	606
Property, plant and equipment	17	89	97	—	23
Income tax receivable		47	—	—	—
Deferred tax assets	18	92	95	3	83
Other assets	19	815	541	603	512
Total assets		64,707	52,136	21,901	50,044
Less:
Liabilities
Due to other financial institutions	20	870	3,192	863	1,192
Deposits at fair value	21	3,555	4,122	20	4,122
Deposits at amortised cost	21	30,010	26,241	4,134	26,241
Derivative financial instruments	39	3,309	1,576	3,309	1,576
Other trading liabilities	22	114	139	114	139
Debt issues	23	12,428	7,211	—	—
Current tax liabilities		—	24	4	35
Deferred tax liabilities	24	11	—	—	—
Provisions	25	68	74	13	72
Other liabilities	26	707	535	89	493
Total liabilities excluding subordinated debentures and due to related entities		51,072	43,114	8,546	33,870
Subordinated debentures	28	1,390	1,489	1,390	1,489
Total liabilities excluding due to related entities		52,462	44,603	9,936	35,359
Due to related entities	15	8,385	4,116	9,320	12,075
Total liabilities excluding Head office account		60,847	48,719	19,256	47,434
Net assets excluding Head office account		3,860	3,417	2,645	2,610
Represented by:
Head office account
Branch capital		698	711	698	711
Retained profits		663	596	663	596
Total head office account		1,361	1,307	1,361	1,307
NZ Banking Group equity
Ordinary share capital		133	133	—	—
Retained profits		1,010	668	—	—
Cash flow hedge reserve		62	19	—	19
Convertible debentures	29	1,284	1,284	1,284	1,284
Total NZ Banking Group equity		2,489	2,104	1,284	1,303
Minority interests		10	6	—	—
Total head office account and equity		3,860	3,417	2,645	2,610

The accompanying notes (numbered 1 to 46) form part of, and should be read in conjunction with, these financial statements.

(1)             The 30 September 2006 comparative balances have been reclassified by $749 million for both NZ Banking Group and NZ Branch from due from other financial institutions to cash and balances with central banks. This better reflects the classification of the exchange settlement account held with the Reserve Bank.

Statements of cash flows for the year ended 30 September 2007

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Cash flows from operating activities
Interest received	4,539	3,776	1,601	3,656
Interest paid	(3,185)	(2,564)	(1,265)	(2,571)
Other non-interest income received	526	500	138	449
Net (acquisition)/disposal of other trading securities	(1,256)	1,455	1,126	1,456
Net disposal of other trading liabilities	(35)	(206)	(35)	(206)
Net disposal of derivative financial instruments	225	43	145	43
Operating expenses paid	(694)	(637)	(187)	(683)
Income tax paid	(335)	(213)	(40)	(122)
Net cash flows from operating activities	(215)	2,154	1,483	2,022
Cash flows from investing activities
Net increase in due from other financial institutions – term	(224)	(264)	—	—
Net disposal/(acquisition) of other financial assets designated at fair value	1,550	(1,550)	—	—
Net disposal/(acquisition) of available-for-sale securities	472	(472)	—	—
Net loans advanced to customers	(8,657)	(4,413)	(2,910)	(4,518)
Net acquisition of life insurance assets	(6)	(8)	—	—
Net increase in due from related entities	(2,236)	(371)	(5,524)	(363)
Net increase in other assets	(195)	(63)	(161)	(58)
Purchase of capitalised computer software	(35)	(69)	—	(69)
Purchase of property, plant and equipment	(21)	(22)	(1)	(4)
Proceeds from disposal of property, plant and equipment	—	6	—	1
Proceeds from disposal of computer software	—	15	(3)	15
Proceeds from disposal of investments in related entities	—	—	—	1,777
Net cash used in investing activities	(9,352)	(7,211)	(8,599)	(3,219)
Cash flows from financing activities
Issue of ordinary share capital	—	1	—	—
Branch capital received	—	—	—	—
Net (decrease)/increase in due to other financial institutions – term	(1,993)	480	—	(1,520)
Net increase in deposits	3,202	2,799	1,305	2,799
Net proceeds from debt issues/(redemptions)	5,217	(1,361)	—	(89)
Net increase in due to related entities	4,225	3,370	6,936	60
Net decrease in other liabilities	(72)	(83)	(93)	(65)
Payment of dividends on convertible debentures	(98)	(49)	(98)	(49)
Payment of dividends on ordinary shares	—	(150)	—	—
Remittance to the Overseas Bank	(137)	(322)	(137)	(322)
Other minority interests	—	(10)	—	—
Net cash provided by financing activities	10,344	4,675	7,913	814

The accompanying notes (numbered 1 to 46) form part of, and should be read in conjunction with, these financial statements.

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Net increase/(decrease) in cash and cash equivalents	777	(382)	797	(383)
Cash and cash equivalents at beginning of the year	(195)	187	(197)	186
Cash vested in Westpac New Zealand Limited	—	—	(123)	—
Cash and cash equivalents at end of the year	582	(195)	477	(197)
Cash and cash equivalents comprise
Cash and balances with central banks	1,387	997	1,283	995
Due to other financial institutions – at call	(805)	(1,192)	(806)	(1,192)
Cash and cash equivalents at end of the year	582	(195)	477	(197)
Reconciliation of profit after income tax expense to net cash flows from operating activities
Profit after income tax expense attributable to head office account and equity holders of NZ Banking Group	646	639	273	553
Adjustments:
Amortisation of intangible assets	38	31	3	31
Impairment losses on loans	91	31	7	33
Depreciation/amortisation	27	28	1	10
Gain/(loss) on sale of property, plant and equipment	1	(2)	—	—
Share-based payments	3	3	—	3
Minority interests in subsidiary companies	4	4	—	—
Movement in accrued assets	(53)	(42)	(24)	(43)
Movement in accrued liabilities	140	65	(36)	47
Movement in income tax provisions	(57)	71	(9)	61
Tax on convertible debentures dividends	32	31	32	31
Net (disposal)/acquisition of other trading securities	(1,256)	1,455	1,126	1,456
Net acquisition of other trading liabilities	(34)	(206)	(35)	(206)
Net acquisition of derivative financial instruments	203	46	145	46
Net cash flows from operating activities	(215)	2,154	1,483	2,022

The accompanying notes (numbered 1 to 46) form part of, and should be read in conjunction with, these financial statements.

Notes to the financial statements

Note 1 Statement of accounting policies

1.1 General accounting policies

Statutory base

These financial statements are prepared and presented in accordance with the Financial Reporting Act 1993 (New Zealand), the Registered Bank Disclosure Statement (Full and Half-Year – Overseas Incorporated Registered Banks) Order 2007 (New Zealand), the Reserve Bank of New Zealand Act 1989, applicable New Zealand equivalents to International Financial Reporting Standards (‘NZ IFRS’) and other authoritative pronouncements of the Accounting Standards Review Board, as appropriate for profit-oriented entities. Compliance with NZ IFRS ensures that the financial report comprising the financial statements and accompanying notes of the NZ Banking Group and the NZ Branch complies with International Financial Reporting Standards and interpretations adopted by the International Accounting Standards Board.

In these financial statements reference is made to the following reporting groups:

•         Westpac Banking Corporation Group (otherwise referred to as the ‘Overseas Banking Group’) Westpac Banking Corporation including its controlled entities.

•         Westpac Banking Corporation (otherwise referred to as the ‘Overseas Bank’) – refers to the Corporation excluding its controlled entities.

•         Westpac Banking Corporation New Zealand Division (otherwise referred to as the ‘NZ Banking Group’) operations of Westpac Banking Corporation including those entities whose business is required to be reported in financial statements for the Overseas Banking Group’s New Zealand business.

•         Westpac Banking Corporation New Zealand Branch (otherwise referred to as the ‘NZ Branch’) – refers to the New Zealand operations of Westpac Banking Corporation (trading as Westpac and Westpac Institutional Bank).

These financial statements were authorised for issue by the Board on 30th day of October 2007.

Basis of preparation

The financial statements are based on the general principles of historical cost accounting, as modified by the fair value accounting for available-for-sale financial assets, financial assets and financial liabilities at fair value through profit and loss and all derivative contracts. The going concern concept and the accrual basis of accounting have been adopted. All amounts are expressed in New Zealand dollars unless otherwise stated.

The accounting policies have been consistently applied by the NZ Banking Group for all the financial periods presented in these financial statements.

Basis of aggregation

The NZ Banking Group has been aggregated by combining the sum of the capital and reserves of the NZ Branch, BLE Capital (NZ) Limited, Hastings Forestry Investments Limited and the consolidated capital and reserves of Westpac New Zealand Group Limited, Westpac Group Investment - NZ - Limited, BT Financial Group (NZ) Limited, Tasman Funding No. 1 Limited, Tasman Funding No. 2 Limited, Westpac NZ Funding Limited and Westpac Financial Services Group - NZ - Limited and their subsidiary companies. For New Zealand entities acquired by the Overseas Banking Group, capital and reserves at acquisition are netted and recognised as capital contributed to the NZ Banking Group.

All transactions and balances between entities within the NZ Banking Group have been eliminated.

Foreign currency

Foreign currency assets and liabilities have been translated into New Zealand dollars at the rate of foreign exchange ruling as at balance date. Transactions denominated in a foreign currency are converted to New Zealand dollars at the exchange rates in effect at the date of the transaction.

Foreign exchange differences relating to monetary items and gains and losses arising from foreign exchange dealings by the NZ Banking Group have been included in the income statement except where deferred in equity as qualifying cash flow hedge.

Financial information for the six months ended 31 March 2007

As a result of continuing analysis of the NZ Banking Group’s hedge accounting, NZ Branch that the Overseas were incorrectly being treated by the NZ Branch as fair value or cash flow hedges, when they only qualified for hedge accounting at the NZ Banking Group level. This resulted in an understatement of the NZ Branch’s profit before income tax of $165 million, split between net interest income $45 million and non-interest income $120 million, and profit after income tax of $111 million for the six months ended 31 March 2007. Within the statement of changes in equity the change in the cash flow hedge reserve became a decrease of $29 million with tax effect thereon of $10 million, and the end of period balance became nil. In addition the profit after income tax expense changed from $29 million to $140 million.

The results of previous financial periods have not been affected by this error. The error has been corrected in the 30 September 2007 results. There has been no impact on the NZ Banking Group’s previously reported results.

1.2 Particular accounting policies

Revenue recognition

Interest income

Interest income for all instruments, measured at amortised cost, or those classified as available-for-sale securities is recognised in the income statement using the effective interest method. Interest income for instruments measured at fair value through profit or loss is recognised using the yield to maturity method, based on the actual yield applicable at the time of acquisition.

The effective interest method is a method of calculating the amortised cost of a financial asset or a financial liability and of allocating the interest income or interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments or receipts through the expected life of the financial instrument, or where appropriate, a shorter period, to the net carrying amount of the financial asset or liability. When calculating the effective interest rate, cash flows are estimated based upon contractual terms and behavioural aspects of the financial instrument (e.g. prepayment options), but do not consider future credit losses. The calculation includes all fees paid or received between parties to the contract that are an integral part of the effective interest rate, transaction costs and all other premiums or discounts.

Interest relating to impaired loans is recognised using the loan’s original effective interest rate. This rate is also used to discount the future cash flows for the purpose of measuring the impairment loss.

Fee and commission income

Fees and commissions are generally recognised on an accrual basis over the period during which the service is performed. All fees related to the successful origination or settlement of a loan (together with the related direct costs) are deferred and are recognised as an adjustment to the effective interest rate on the loan. Asset management fees relating to investment funds are recognised over the period the service is provided.

Trading income

Trading income includes realised and unrealised gains and losses from trading assets and trading liabilities (including all derivatives except those that are designated as effective hedging instruments) and financial assets and financial liabilities designated at inception as fair value through profit or loss.

Gain or loss on sale of property, plant and equipment

The gain or loss arising on the disposal or retirement of an asset is determined as the difference between the sale proceeds and the carrying amount of the asset and is recognised as non-interest income.

Expense recognition

Interest expense

Interest expense, including premiums or discounts and associated issue expenses incurred on the issue of securities is recognised in the income statement for all financial liabilities at amortised cost using the effective interest method. Interest expense relating to instruments classified as fair value through profit or loss, including trading liabilities, is recognised on a yield to maturity basis.

Losses on loans and receivables carried at amortised cost

The charge recognised in the income statement for losses on loans and receivables carried at amortised cost reflects the net movement in the provisions for individually assessed and collectively assessed loans, write offs and recoveries of losses previously written off.

Leasing

Operating lease payments are recognised in the income statement as an expense on a straight-line basis over the lease term unless another systematic basis is more representative of the time pattern of the benefit received. Incentives received on entering into operating leases are recognised as liabilities and are amortised as a reduction of rental expense over the lease term, on a straight-line basis.

Commissions and other fees

External commissions and other costs paid to acquire mortgage loans through brokers are capitalised and amortised using the effective interest method. All other fees and commissions are recognised in the income statement over the period in which the related service is consumed.

Share-based compensation – ptions and performance share rights

Certain employees hold options and performance share rights granted by the Overseas Bank.

The fair value of options and performance share rights provided to employees as share-based compensation is recognised as an expense with a corresponding increase in due to related parties. The fair value is measured at grant date and is recognised over the expected vesting period during which the employees would become entitled to exercise the option or performance share right.

The fair value of options and performance share rights is estimated at grant date using a Binomial/Monte Carlo simulation pricing model incorporating the vesting and performance hurdle features of the grants. The fair value of the options and performance share rights excludes the impact of any non-market vesting conditions such as participants continued employment by the NZ Banking Group. The non-market vesting conditions are included in assumptions used when determining the number of options and performance share rights expected to become exercisable for which an expense is recognised. As at each balance date these assumptions are revised and the expense recognised each period takes into account the most recent estimates.

Taxation

Income tax

Income tax expense on the profit for the period comprises current tax and movements in deferred tax balances.

Current tax is the expected tax payable on the taxable income for the period, using tax rates that have been enacted or substantively enacted as at balance date, and any adjustment to tax payable in respect of previous periods.

Deferred tax is provided using the balance sheet method, providing for temporary differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding amounts used for taxation purposes. Deferred tax assets and liabilities are not recognised if the temporary difference arises from goodwill, the initial recognition (other than in a business combination) of assets and liabilities that affect neither accounting nor taxable profit, and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the future. The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities, using tax rates that have been enacted or substantively enacted as at balance date that are expected to apply when the liability is settled or the asset is realised.

Current and deferred tax attributable to amounts recognised directly in equity are also recognised directly in equity.

Except as noted above, deferred tax liabilities are recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that future taxable profits will be available against which the asset can be utilised.

Goods and services tax

Revenue, expenses and assets are recognised net of goods and services tax (‘ GST’) except to the extent that GST is not recoverable from the Inland Revenue Department. In these circumstances, the GST is recognised as part of the expense or the cost of the asset.

Acquisition of assets

The purchase method of accounting is used to account for all acquisitions of assets (including business combinations) regardless of whether equity instruments or other assets are acquired. Cost is measured as the fair value of the assets given, equity instruments issued or liabilities incurred or assumed at the date of exchange plus costs directly attributable to the acquisition. Where equity instruments are issued in an acquisition, the value of the instruments is their published market price as at the date of exchange. Transaction costs arising on the issue of equity instruments are recognised directly in equity.

Identifiable assets acquired, and liabilities and contingent liabilities assumed, in a business combination are measured initially at their fair value at the acquisition date, irrespective of the extent of any minority interest. The excess of the cost of acquisition over the fair value of the NZ Banking Group’s share of the identifiable net assets acquired is recorded as goodwill.

Where settlement of any part of cash consideration is deferred, the amounts payable in the future are discounted to their present value as at the date of exchange. The discount rate used is the NZ Banking Group’s incremental borrowing

Assets

Financial assets

The NZ Banking Group classifies its financial assets in the following categories: financial assets at fair value through profit or loss, loans and available-for-sale financial assets. Management determines the classification of its financial assets at initial recognition.

Financial assets at fair value through profit or loss

This category has two sub-categories: financial assets held for trading and those designated as fair value through profit or loss at inception. A financial asset is classified in this category if acquired or incurred principally for selling it in the near term, if it is part of a portfolio of identical financial instruments that are managed together and for which there is evidence of a recent pattern of short term profit taking, if it is a derivative that is not a designated hedging instrument, or if so designated on acquisition by management.

This designation may only be made if the financial asset either contains an embedded derivative, or it will be managed on a fair value basis in accordance with a documented risk management strategy or designating it at fair value will reduce an accounting mismatch.

Available-for-sale

Available-for-sale financial securities are those non-derivative financial assets that are designated as available-for-sale or that are not classified as financial assets at fair value through profit or loss, or loans.

Loans

Loans are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They arise when the NZ Banking Group provides money, goods or services directly to a debtor with no intention of trading the receivable.

Recognition of financial assets

Purchases and sales of financial assets at fair value through profit or loss and available-for-sale are recognised on trade-date, the date on which the NZ Banking Group commits to purchase or sell the asset. Loans are recognised when cash is advanced to the borrowers. Financial assets at fair value through profit or loss are recognised initially at fair value. All other financial assets are recognised initially at fair value plus directly attributable transaction costs. Financial assets are derecognised when the rights to receive cash flows from the financial assets have expired or where the NZ Banking Group has transferred substantially all the risks and rewards of ownership.

Available-for-sale financial assets and financial assets through profit or loss are subsequently carried at fair value. Loans are carried at amortised cost using the effective interest method. Realised and unrealised gains and losses arising from changes in the fair value of financial assets at fair value through profit or loss are included in the income statement in the period in which they arise. Gains and losses arising from changes in the fair value of available-for-sale financial assets are recognised directly in equity, until the financial asset is derecognised or impaired at which time the cumulative gain or loss previously recognised in equity is recognised in the income statement. Dividends on available-for-sale equity instruments are recognised in the income statement when the right to receive payment is established.

The fair values of quoted investments in active markets are based on current bid prices. If the market for a financial asset is not active the NZ Banking Group establishes fair value by using valuation techniques. These include the use of recent arm’sdiscounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants.

Cash and balances with central banks

Cash and balances with central banks includes cash at branches. They are brought to account at the face value or the gross value of the outstanding balance, where appropriate.

Due from other financial institutions

Receivables from other financial institutions include loans, nostro balances and settlement account balances due from other financial institutions. They are accounted for as loans.

Derivative financial instruments

Derivative financial instruments including forwards, futures, swaps and options are recognised in the balance sheet at fair value. Fair values are obtained from quoted market prices, dealer price quotations, discounted cash flow models and option pricing models, which incorporate current market and contractual prices for the underlying instrument, time to expiry, yield curves and volatility of the underlying instrument. All derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative.

Other financial assets designated at fair value

Certain bonds, notes and commercial bills are designated at fair value through profit or loss. This designation may only be made if the financial asset either contains an embedded derivative, or it will be managed on a fair value basis in accordance with a documented risk management strategy or designating it at fair value will reduce an accounting mismatch.

Other trading securities

Other trading securities include debt and equity securities which are actively traded and securities purchased under agreement to resell. They are accounted for as financial assets at fair value through profit or loss.

Available-for-sale securities

Available-for-sale securities are public and other debt and equity securities that are not classified as financial assets at fair value through profit or loss. Refer above for the accounting treatment of available-for-sale securities.

Loans

Loans include overdrafts, home loans, credit card and other personal lending, term loans, leasing and redeemable preference share finance. Refer above for accounting treatment of loans.

Security is obtained if, based on an evaluation of the customer’s credit worthiness, it is borrowing facility. Security would normally consist of assets such as cash deposits, receivables, inventory, plant and equipment, real estate and investments.

Impairment of financial assets

Impaired financial assets include:

•         restructured assets, which are defined as assets in which the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer; and

•         eal estate or other assets acquired through security enforcement or where the NZ Banking Group has assumed ownership of an asset in settlement of all or part of a debt.

Although not classified as impaired assets, assets that are in arrears for 90 or more consecutive days, but are well-secured are reported separately. These are known as ‘past due assets’.

Assets, not classified as impaired assets or past due assets, in which the counterparty is (a) in receivership, liquidation, bankruptcy, statutory management or any form of administration in New Zealand; or (b) in any other equivalent form of voluntary or involuntary administration in an overseas jurisdiction are reported separately. These are known as ‘other assets under administration’

Assets carried at amortised cost

The NZ Banking Group assesses as at each balance date whether there is objective evidence that a financial asset or group of financial assets is impaired. A financial asset or a group of financial assets is impaired and impairment losses are incurred if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a ‘ loss event’) and that loss event (or events) has an impact on the estimated future cash flows of the financial asset or group of financial assets that can be reliably estimated. Objective evidence that a financial asset or group of assets is impaired includes observable data that comes to the attention of the NZ Banking Group about the following loss events:

i.         significant financial difficulty of the issuer or obligor;

ii.      a breach of contract, such as a default or delinquency in interest or principal payments;

iii.   the NZ Banking Group granting to the borrower, for economic or legal reasons relating to the borrower’s concession that the NZ Banking Group would not otherwise consider;

iv. it becoming probable that the borrower will enter bankruptcy or other financial reorganisation;

v.  the disappearance of an active market for that financial asset because of financial difficulties; or

vi. observable data indicating that there is a measurable decrease in the estimated future cash flows from a group of financial assets since the initial recognition of those assets, although the decrease cannot yet be identified with the individual financial assets in the group, including:

(a)  adverse changes in the payment status of borrowers in the group; or

(b)  national or local economic conditions that correlate with defaults on the assets in the group.

The NZ Banking Group first assesses whether objective evidence of impairment exists individually for financial assets that are individually significant, and individually or collectively for financial assets that are not individually significant. If the NZ Banking Group determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is or continues to be recognised are not included in a collective assessment of impairment.

If there is objective evidence that an impairment charge on loans carried at amortised cost has been incurred, the amount of the charge is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows (excluding future credit losses that have not been incurred) discounted at the financial asset’s original effective interest rate . The carrying amount of the asset is reduced through the use of a provision account and the amount of the loss is recognised in the income statement. If a loan has a variable interest rate, the discount rate for measuring any impairment loss is the current effective interest rate determined under the contract.

The calculation of the present value of the estimated future cash flows of a collateralised financial asset reflects the cash flows that may result from foreclosure less costs for obtaining and selling the collateral, whether or not foreclosure is probable. For the purposes of a collective evaluation of impairment, financial assets are grouped on the basis of similar credit risk characteristics (i.e. on the basis of the NZ Banking Group’s grading process that considers asset type, industry, geographical location, collateral type, past due status and other relevant factors). Those characteristics are relevant to the estimation of future cash flows for groups of such assets by being indicative of the debtors’ ability to pay all amounts due according to the contractual terms of the assets being evaluated. Future cash flows in a group of financial assets that are collectively evaluated for impairment are estimated on the basis of the contractual cash flows of the assets in the NZ Banking Group and historical loss experience for assets with credit risk characteristics similar to those in the NZ Banking Group. Historical loss experience is adjusted on the basis of current observable data to reflect the effects of current conditions that did not affect the period on which the historical loss experience is based and to remove the effects of conditions in the historical period that do not exist currently.

Estimates of changes in future cash flows for groups of assets should reflect and are directionally consistent with changes in related observable data from period to period (e.g. changes in unemployment rates, property prices, payment status, or other factors indicative of changes in the probability of losses in the group and their magnitude). The methodology and assumptions used for estimating future cash flows are reviewed regularly by the NZ Banking Group to reduce any differences between loss estimates and actual loss experience. When a loan is uncollectible, it is written off against the related provision for loan impairment. Such loans are written off after all the necessary procedures have been completed and the amount of the loss has been determined. Subsequent recoveries of amounts previously written off decrease the charge for loan impairment in the income statement. If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment was recognised (such as an improvement in the debtors’ credit rating), the previously recognised impairment charge is reversed by adjusting the provision account. The amount of the reversal is recognised in the income statement.

Assets carried at fair value

The NZ Banking Group assesses as at each balance date whether there is objective evidence that a financial asset or a group of financial assets is impaired. For equity investments classified as available-for-sale, a significant or prolonged decline in the fair value of the security below its cost is considered in determining whether the assets are impaired. If any such evidence exists for available-for-sale financial assets, the cumulative loss – measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that financial asset previously recognised in profit or loss – is removed from equity and recognised in the income statement. If, in a subsequent period, the fair value of a debt instrument classified as available-for-sale increases and the increase can be objectively related to an event occurring after the impairment loss was recognised in the income statement, the impairment loss is reversed through the income statement.

Investments in related entities

Investments in related entities are initially recorded by the NZ Banking Group in the balance sheet at cost. The cost of an acquisition is measured at the fair value of the assets given up, shares issued or liabilities undertaken at the date of acquisition, plus costs directly attributable to the acquisition. Investments in related entities are written-down to recoverable amount where appropriate.

Life insurance assets

Assets held by the life insurance company, including investments in funds managed by the NZ Banking Group, are initially recorded at fair value and then adjusted to net market value as at each balance date. Net market value adjustments are included in the income statement. The life insurance company’s assets comprise the life insurance fund and can only be used within the restrictions imposed under the Life Insurance Act 1908. The main restriction is that the assets in the fund can only be used to meet the liabilities and expenses of the life insurance business of the life insurance company or as distributions when solvency requirements are met, and cannot be used to support any other business of the life insurance company.

Goodwill and other intangible assets

Goodwill represents amounts arising on the acquisition of businesses. Goodwill represents the excess of purchase consideration, including incidental expenses associated with the acquisition, over the fair value of the NZ Banking Group’s share of the identifiable net assets of the business acquired.

Goodwill is tested for impairment annually and whenever there is an indication that it may be impaired. Goodwill is carried at cost or deemed cost on transition to NZ IFRS, less any accumulated impairment losses. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Goodwill is allocated to cash-generating units for the purpose of impairment testing. Cash-generating units (‘CGU’) are the smallest identifiable groups of assets that generate cash inflows that are largely independent of the cash inflows from other assets or groups of assets.

Goodwill was tested for impairment as at 30 September 2007.

Other intangibles are stated at cost less accumulated amortisation and impairment losses. Other intangible assets comprise acquired and internally developed computer software.

Acquired computer software licences are capitalised on the basis of the costs incurred to acquire and bring to use the specific software.

Internal and external costs directly incurred in the purchase or development of computer software, including subsequent upgrades and enhancements are recognised as intangible assets when it is probable that they will generate future economic benefits attributable to the NZ Banking Group. These costs are amortised using the straight-line method to allocate the cost of the asset less any residual value over the estimated useful lives of between three and five years.

Property, plant and equipment

Property, plant and equipment is carried at cost less accumulated depreciation and impairment losses. Cost is the fair value of the consideration provided plus incidental costs directly attributable to the acquisition. Other subsequent expenditure is capitalised only when it increases the future economic benefits embodied in the item of property, plant and equipment. All other expenditure is recognised in the income statement as an expense as incurred. Impairment losses are recognised as a non-interest expense in the income statement.

Depreciation is calculated using the straight-line method to allocate the cost of assets less any residual value over their estimated useful lives, as follows:

•                  Leasehold improvements            Up to 10 years

•                  Furniture and equipment            3 - 15 years

Gains and losses on the disposal of property, plant and equipment are determined by reference to their carrying value and are included in the income statement.

Impairment of non-financial assets

The carrying amount of the NZ Banking Group’s non-financial assets, other than deferred tax assets and assets arising from employee benefits, are reviewed as at each balance date to determine whether there is any indication of impairment. If such an indication exists, the recoverable amount is estimated. An impairment loss is recognised whenever the carrying amount of an asset or its CGU exceeds its recoverable amount. With the exception of goodwill for which impairment losses are generally not reversed, where an impairment loss subsequently reverses, the carrying amount of the asset (or CGU) is increased to the revised estimate of its recoverable amount, such that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or CGU) in prior periods. Impairment losses and reversals of impairment losses are recognised in the income statement.

The recoverable amount of an asset is the greater of its net selling price and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the CGU to which the asset belongs.

Liabilities

Financial liabilities

Financial liabilities are measured at amortised cost, except for derivatives and deposits at fair value, which are held at fair value through profit or loss.

Due to other financial institutions

Due to other financial institutions includes deposits, vostro balances and settlement account balances due to other financial institutions. They are measured at amortised cost.

Deposits at fair value

Deposits at fair value includes interest bearing deposits accounted for at fair value through profit or loss.

Deposits at amortised cost

Deposits at amortised cost include non-interest bearing deposits repayable at call and interest bearing deposits. They are measured at amortised cost.

Derivative financial instruments

Derivative financial instruments including forwards, futures, swaps and options are recognised in the balance sheet at fair value. Fair values are obtained from quoted market prices, dealer price quotations, discounted cash flow models and option pricing models, which incorporate current market and contractual prices for the underlying instrument, time to expiry, yield curves and volatility of the underlying instrument. All derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative.

Other trading liabilities and other financial liabilities at fair value

Securities sold under repurchase agreements and securities sold short are classified as trading liabilities. They are accounted for as financial liabilities at fair value through profit or loss.

Debt issues

These are bonds, notes and commercial paper that have been issued by the NZ Banking Group. They are initially recorded at cost, which is the fair value of the consideration received, net of transaction costs. Debt issues are subsequently measured at amortised cost using the effective interest method to amortise cost at inception to the redemption value over the expected life of the debt.

Life insurance policy liabilities

Life insurance contract liabilities are calculated by using the margin on service methodology. Under this methodology, planned profit margins and an estimate of future liabilities are calculated separately for each major product line using applied assumptions at each reporting date. Profit margins are released over each financial period in line with the service that has been provided. The balance of the planned profit is deferred by including them in the value of policy liabilities.

Subordinated debentures

These are Fixed Interest Resettable Trust Securities (‘ FIRsTS’) and junior subordinated debentures Group. They are initially recorded at cost, which is the fair value of the consideration received, net of transaction costs. They are subsequently measured at amortised cost using the effective interest method to amortise cost at inception to the redemption value over the expected life of the debt.

Employee entitlements

Wages and salaries, annual leave and sick leave

Liabilities for wages and salaries, including non-monetary benefits and annual leave expected to be settled within 12 months of the balance date are recognised in other provisions in respect of employees’ services and are measured at the amounts expected to be paid when the liabilities are settled.

No provision is made for non-vesting sick leave as the pattern of sick leave taken indicates that no additional liability will arise for non-vesting sick leave.

Long service leave

Liabilities for long service leave expected to be settled within 12 months of the balance date are recognised in the provision for long service leave and are measured at the amounts expected to be paid when the liabilities are settled.

Liabilities for long service leave and other deferred employee benefits expected to be settled more than 12 months from the balance date are recognised in the provision for long service leave and are measured at the present value of expected future payments expected to be made in respect of services provided by employees up to the balance date. Consideration is given to expected future wage and salary levels, experience of employee departure and periods of service. Expected future payments are discounted to their net present value using market yields at the reporting date on government bonds with terms that match as closely as possible the estimated timing of future cash flows.

Superannuation obligations

Obligations for contributions to the defined contribution superannuation scheme are recognised as an expense in the income statement as incurred.

The asset or liability recognised in the balance sheet in respect of the defined benefit superannuation scheme is the present value of the defined benefit obligation at the reporting date less the fair value at the reporting date of the scheme’s assets as adjusted for unrecognised past service costs. The carrying amount of an asset or liability recognised in respect of the defined benefit superannuation scheme is restricted to the total of any unrecognised past service cost and the present value of available refunds from the scheme and reductions in future contributions to the scheme. The present value of the defined benefit obligation is determined by discounting the estimated future cash flows using interest rates of New Zealand Government bonds that have terms to maturity approximating to the terms of the related superannuation liability. The calculation is performed annually by an independent qualified actuary using the projected unit credit method.

The cost recognised in the income statement in respect of the defined benefit superannuation scheme comprises the current service cost, an interest cost and an expected return on the scheme’s assets. In addition, actuarial gains or losses valuations, which exceed 10% of the greater of the present value of the defined benefit scheme’s obligations or the market value of the defined benefit scheme assets, are spread on a straight-line basis over the expected remaining service period of members of the respective schemes.

Termination benefits

Liabilities for termination benefits are recognised when a detailed plan for the terminations has been developed (and is without realistic possibility of withdrawal) and a valid expectation has been raised in those employees affected that the terminations will be carried out. Liabilities for termination benefits are recognised within other creditors unless the timing or amount is uncertain, in which case they are recognised as provisions.

Liabilities for termination benefits expected to be settled within 12 months are measured at amounts expected to be paid when they are settled. Amounts expected to be settled more than 12 months from the reporting date are measured at the estimated cash outflows, discounted using market yields at the reporting date on government bonds with terms to maturity and currency that match, as closely as possible, the estimated future payments, where the effect of discounting is material.

Provisions

Provision for restructuring

Provisions for restructuring are only recognised when a detailed formal plan has been approved and the restructuring has either commenced or been announced publicly. Costs relating to ongoing activities are not provided for.

Head office account and equity

Ordinary shares

Ordinary shares are recognised at the amount paid up per ordinary share, net of directly attributable issue costs.

Head office account – Branch capital

Branch capital comprises funds provided by the Overseas Bank and the amounts recognised as share-based compensation in respect of options and performance share rights granted by the Overseas Bank to employees of the NZ Branch. It is non-interest bearing and there is no fixed date for repatriation.

Convertible debentures

Convertible debentures are recognised in the balance sheet at the amount of consideration received, net of issue costs.

Reserves

Available-for-sale securities reserve

The available-for-sale securities reserve comprises the changes in the fair value of available-for-sale securities, net of tax. These changes are recognised in the income statement as other income when the asset is either derecognised or impaired.

Cash flow hedge reserve

The cash flow hedge reserve comprises the fair value gains or losses associated with the effective portion of designated cash flow hedging instruments.

Hedging

The NZ Banking Group uses derivative instruments as part of its asset and liability management activities to manage exposures to interest rate, foreign currency and credit risks, including exposures arising from forecast transactions. The method of recognising the fair value gain or loss of derivatives depends on the nature of the hedging relationship. Hedging relationships are of two types:

•	fair value hedge: a hedge of the change in fair value of recognised assets or liabilities or firm commitments; and

•	cash flow hedge: a hedge of highly probable future cash flows attributable to a recognised asset or liability, or a forecasted transaction.

The NZ Banking Group uses hedge accounting for derivatives designated in this way when certain criteria are met. At the time a financial instrument is designated as a hedge, the NZ Banking Group formally documents the relationship between the hedging instrument and hedged item, together with the methods that will be used to assess the effectiveness of the hedging relationship. The NZ Banking Group formally assesses, both at the inception of the hedge and on an ongoing basis, whether the hedging derivatives have been ‘highly effective, offsetting changes in the fair value or cash flows of the hedged items.

A hedge is regarded as highly effective if, at inception and throughout its life, the NZ Banking Group can expect the hedge to offset changes in fair value or cash flows attributable to the hedged risk, and actual results are within a range of 80% to 125% of these changes. ‘Hedge ineffectiveness’ represents the amount by which the changes in the fair value the fair value of the hedging of the hedged item or the amount by which changes in the cash flow of the hedging derivative differ from changes (or expected changes) in the cash flow of the hedged item.

Fair value hedge

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in the income statement, together with any changes in the fair value of the hedged asset or liability that are attributed to the hedged risk.

If the hedge no longer meets the criteria for hedge accounting, the adjustment to the carrying amount of a hedged item for which the effective interest method is used is amortised in the income statement over the period to maturity. The adjustment to the carrying amount of a hedged equity security remains until the disposal of the equity security.

Cash flow hedge

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognised in equity. The gain or loss relating to any ineffective portion is recognised immediately in the income statement.

Amounts accumulated in equity are recycled to the income statement in the periods in which the hedged item affects profit or loss (e.g. when the forecast transaction takes place).

When a hedging instrument expires or is sold, terminated or exercised or when the hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised in the period in which the hedged item affects profit or loss. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement.

Embedded derivatives

In certain instances a derivative may be embedded in a ‘host contract’. If the host contract is not carried at fair value with changes in fair value reported in the income statement, the embedded derivative is separated from the host contract and accounted for as a stand-alone derivative instrument at fair value if the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract.

Loan securitisation

The NZ Banking Group, through its loan securitisation programme, packages and sells loans (principally housing mortgage loans) as securities to investors. In such transactions the NZ Banking Group provides an equitable interest in the loans to investors who provide funding to finance them. Securitised loans that do not qualify for derecognition and associated funding are included in loans and debt issues respectively.

Funds management and trust activities

Certain controlled entities within the NZ Banking Group conduct investment management and other fiduciary activities as trustee, custodian or manager on behalf of individuals, trusts, retirement benefit schemes and other institutions. These activities involve the management of assets in investment schemes and superannuation funds, and the holding or placing of assets on behalf of third parties.

Where controlled entities, as trustees, incur liabilities in respect of these activities, a right of indemnity exists against the assets of the applicable trusts. As these assets are sufficient to cover liabilities, and it is not probable that the controlled entities will be required to settle them, the liabilities are not included in the consolidated financial statements.

Leases

Leases are classified as either finance leases or operating leases. Under a finance lease, substantially all the risks and rewards incidental to legal ownership are transferred to the lessee, who reports the assets in its balance sheet. In contrast, an operating lease exists where the leased assets are allocated to the lessor.

In its capacity as a lessor, the NZ Banking Group primarily offers finance leases. The NZ Banking Group recognises the assets held under finance lease in the balance sheet as receivables at an amount equal to the net investment in the lease. The recognition of finance income is based on a pattern reflecting a constant periodic return on the NZ Banking Group’s net investment in the finance lease. Finance lease income is included within net interest income in the income statement.

In its capacity as a lessee, the NZ Banking Group mainly leases property, plant and equipment under operating leases. Payments due to the lessor under operating leases are charged to equipment and occupancy expense on a straight-line basis over the term of the lease.

Offsetting

Financial assets and financial liabilities are offset and the net amount reported in the balance sheet when there is a legally enforceable right to set off the recognised amounts and there is an intention to settle on a net basis, or to realise the asset and settle the liability simultaneously.

Segment reporting

A segment is a distinguishable component of the NZ Banking Group that is engaged either in providing products or services (business segment), or in providing products or services within a particular economic environment (geographical segment), that is subject to risks and returns of other business or geographical segments.

Statement of cash flows

Basis of presentation

The statement of cash flows has been presented in accordance with New Zealand International Accounting Standard (‘NZ IAS’) 7: Cash Flow Statements with netting of certain items as disclosed below.

Cash and cash equivalents

Cash and cash equivalents reflect the balance of cash and liquid assets used in the day-to-day cash management of the NZ Banking Group, which are readily convertible at the investor’s or customer’s option and include the inter-bank balances arising from the daily Reserve Bank settlement process.

Netting of cash flows

Certain cash flows have been netted in order to provide more meaningful disclosure, as many of the cash flows are received and disbursed on behalf of customers and reflect the activities of those customers rather than the NZ Banking Group.

1.3 Future accounting developments

NZ IFRS 7: Financial Instruments Disclosures and an amendment to NZ IAS 1: Presentation of Financial Statements have been issued by the Financial Reporting Standards Board of the New Zealand Institute of Chartered Accountants for application in accounting periods beginning on or after 1 January 2007. NZ IFRS 7 and the amendments to NZ IAS 1 will apply to the NZ Banking Group from 1 October 2007. NZ IFRS 7 will impact financial instrument disclosures, but will not impact the NZ Banking Group’s reported results or financial position. Comparative disclosures will also need to be restated. The amendments to NZ IAS 1 require disclosure of Westpac’s objectives, policies and processes for managing capital.

NZ IFRS 8: Operating Segments was issued by the Financial Reporting Standards Board of the New Zealand Institute of Chartered Accountants and will apply to the NZ Banking Group from 1 October 2009. NZ IFRS 8 will impact the financial and descriptive information about reportable segments, but will not impact the NZ Banking Group’s reported results or financial position.

1.4 Critical accounting assumptions and estimates

Critical accounting estimates

The application of the NZ Banking Group’s accounting policies necessarily requires the use of judgement, estimates and assumptions. Should different assumptions or estimates be applied, the resulting values would change, impacting the net assets and income of the NZ Banking Group.

Management has discussed the accounting policies which are sensitive to the use of judgement, estimates and assumptions with the Board Audit Committee of the Overseas Bank.

The nature of assumptions and estimates used and the value of the resulting asset and liability balances are included in the policies below.

Fair value of financial instruments

Financial instruments classified as held-for-trading or designated at fair value through profit or loss and financial assets classified as available-for-sale are recognised in the financial statements at fair value. All derivatives are measured and recognised at fair value.

The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

Financial instruments are either priced with reference to a quoted market price for that instrument or by using a valuation model. Where the fair value is calculated using financial market pricing models, the methodology used is to calculate the expected cash flows under the terms of each specific contract and then discount these values back to the present value. These models use as their basis independently sourced market parameters including, for example, interest rate yield curves, equities and commodities prices, option volatilities and currency rates. Most market parameters are either directly observable or are implied from instrument prices. However, profits or losses are recognised upon initial recognition only when such profits can be measured solely by reference to observable current market transactions or valuation techniques based solely on observable market inputs.

The calculation of fair value for any financial instrument may also require adjustment of the quoted price or model value to reflect the cost of credit risk (where not embedded in underlying models or prices used) or to reflect hedging costs not captured in pricing models (to the extent they would be taken into account by a market participant in determining a price). The process of calculating fair value on illiquid instruments or from a valuation model may require estimation of certain pricing parameters, assumptions or model characteristics.

These estimates are calibrated against industry standards, economic models and observed transaction prices.

The fair value of financial instruments is provided in Note 35.

A negligible proportion of the NZ Banking Group’s trading derivatives are valued directly from quoted prices, the majority being valued using appropriate valuation techniques, using observable market inputs. The fair value of substantially all securities positions carried at fair value is determined directly from quoted prices.

Provisions for impairment on loans

The NZ Banking Group’s loan impairment provisions are established to recognise incurred impairment losses in its portfolio of loans. A loan is impaired when there is objective evidence that events occurring since the loan was recognised have affected expected future cash flows from the loan. The impairment loss is the difference between the carrying value of the loan and the present value of estimated future cash flows at the loans effective interest rate. Provisions for loan impairment losses represent management’s estimate of the losses incurred in the loan portfolios as at balance date. Changes to the allowances for loan impairment and changes to the provisions for undrawn contractually committed facilities and guarantees provided are reported in the consolidated income statement as part of the impairment loss on loans.

As at 30 September 2007, the NZ Banking Group’s gross loans and advances to customers totalled $50,571 million (30 September 2006: $41,946 million) and the provision for loan impairment losses was $214 million (30 September 2006: $155 million). There are two components to the NZ Banking Group’s loan impairment provisions, individual and collective as follows:

(a)

Individual component – all impaired loans that exceed specified thresholds are individually assessed for impairment. Individually assessed loans principally comprise the NZ Banking Group’s portfolio of commercial loans to medium and large businesses. Impairment charges are recognised as the difference between the carrying value of the loan and the discounted value of management’s best estimate of future cash repayments and proceeds from any security held (discounted at the loan’s original effective interest rate). All relevant considerations that have a bearing on the expected future cash flows are taken into account, including the business prospects for the customer, the realisable value of collateral, the NZ Banking Group’s position relative to other claimants, the reliability of customer information and the likely cost and duration of the work-out process. Subjective judgements are made in this process. Furthermore, judgements can change with time as new information becomes available or as work-out strategies evolve, resulting in revisions to the impairment provision as individual decisions are taken.

(b)

Collective component – this is made up of two elements: loan impairment provisions for impaired loans that are below individual assessment thresholds (collective impaired loan provisions) and for loan losses that have been incurred, but have not been separately identified as at the balance date (incurred but not reported provisions). These are established on a portfolio basis taking into account the level of arrears, collateral, past loss experience and defaults based on portfolio trends. The most significant factors in establishing these provisions are the estimated loss rates and the related emergence period. These portfolios include credit card receivables and other personal advances including mortgages. The future credit quality of these portfolios is subject to uncertainties that could cause actual credit losses to differ materially from reported loan impairment provisions. These uncertainties include the economic environment, notably interest rates and their effect on customer spending, unemployment levels, payment behaviour and bankruptcy rates.

The impairment charge reflected in the income statement of the NZ Banking Group is $91 million (30 September 2006: $31 million) and the provision balance as at 30 September 2007 of $214 million (30 September 2006: $155 million) represents 0.42% (30 September 2006: 0.37%) of loans.

Goodwill

Goodwill represents the excess of purchase consideration, including incidental expenses, over the fair value of the NZ Banking Group’s share of the identified net assets of acquired businesses. Goodwill is tested for impairment at least annually. The carrying value of goodwill as at 30 September 2007 was $547 million (30 September 2006: $547 million).

The determination of the fair value of assets and liabilities of the acquired businesses requires the exercise of management judgement. Different fair values would result in changes to the goodwill and to the post-acquisition performance of the acquisition.

To determine if goodwill is impaired the carrying value of the identified CGU to which the goodwill is allocated, including the allocated goodwill, is compared to its recoverable amount. Recoverable amount is the higher of the CGU’s fair value and its value in use. Value in use is the present value of expected future cash flows from the CGU. Determination of appropriate cash flows and discount rates for the calculation of value in use is subjective. Fair value is the amount obtainable for the sale of the CGU in an arm’s length transaction between knowledgeable, willing parties. The assumptions applied to determine impairment are outlined in Note 16.

Goodwill impairment testing for the current period indicated that none of the NZ Banking Group’s goodwill was impaired.

Superannuation obligations

The NZ Banking Group operates a defined benefit plan as described in Note 41. For this plan, actuarial valuations of the plan’s obligations and the fair value measurements of the plan’s assets are performed annually in accordance with the requirements of NZ IAS 19: Employee Benefits.

The actuarial valuation of plan obligations is dependent upon a series of assumptions, the key ones being price inflation, earnings growth, mortality, morbidity and investment returns assumptions. Different assumptions could significantly alter the amount of the difference between plan assets and obligations, and the superannuation cost charged to the income statement.

The NZ Banking Group’s NZ IAS 19 superannuation deficit as at 30 September 2007 was $11 million (30 September 2006: $18 million). This comprised net recognised liabilities of $24 million (30 September 2006: $29 million) and unrecognised actuarial gains of $13 million (30 September 2006: $11 million).

Provisions (other than loan impairment losses)

Provisions are held in respect of a range of future obligations such as employee entitlements, restructuring costs, non-lending losses and surplus lease space. Some of the provisions involve significant judgement about the likely outcome of various events and estimated future cash flows. Payments which are expected to be incurred later than one year are discounted at a rate which reflects both current interest rates and the risks specific to that provision.

Note 2 Risk management

The wide business scope of the NZ Banking Group requires the Group to take and manage a variety of risks. The NZ Banking Group regards the management of risk to be a fundamental management activity, performed at all levels. Supporting this approach is a framework of core risk principles, policies and processes for measuring and monitoring risk.

Westpac New Zealand Limited, a member of the NZ Banking Group, is a locally incorporated registered bank. Westpac New Zealand Limited’s risk management framework is closely aligned with that of the Overseas Banking Group, however, the board of Westpac New Zealand Limited is responsible for risk management of that bank and its subsidiaries. For further information on the risk management policies applying to Westpac New Zealand Limited, refer to Westpac New Zealand Limited’s most recent General Disclosure Statement.

Risk management organisation

Effectively managing the risks inherent in the business is a key strategy as well as supporting the NZ Banking Group’s reputation, performance and future success. This risk management framework is approved by the Directors of the Overseas Bank (the ‘Board’) and implemented through the Chief Executive Officer for Westpac New Zealand Limited (‘NZ CEO’) and the executive management team.

The Overseas Bank has a Board Audit Committee (‘Group BAC’) and a Board Risk Management Committee (‘Group BRMC’). The Group BAC and Group BRMC are the subcommittees of the Board that are responsible for monitoring risk management performance and controls across the Overseas Banking Group.

The NZ CEO and executive management team are responsible for implementing the Board-approved risk management framework and developing policies, controls, processes and procedures for identifying and managing risk arising from the NZ Banking Group’s activities.

Operational Risk plays a key role in the NZ Banking Group’s risk management framework. It is independent from the business units and reports to the General Manager Risk Management who is accountable for the risk compliance framework. Risk Management and Corporate Affairs are responsible for the coordination of the response to key regulatory development and issues affecting risk management.

The Portfolio Risk Review unit and the Group Audit unit within Group Assurance of the Overseas Bank undertake independent reviews of management performance. The Portfolio Risk Review unit is responsible for reviewing credit quality and business risks, assessing credit management process quality, credit policy compliance and adequacy of provisions. Group Audit is responsible for performing an independent evaluation of the adequacy and effectiveness of management’s control of operational risk.

Core risk principles

The NZ Banking Group’s core risk principles are the key guidelines for all risk management within this Group. These principles reflect the standards and ideals expressed in the NZ Banking Group’s vision, values and code of conduct and are embedded in all levels of risk management policy including rules, procedures and training.

The principles for managing risk are:

•	aligning the NZ Banking Group’s actions with its values, strategies and objectives;

•	following ethical selling practices and delivering products and services that meet the needs of its customers;

•	accepting that with responsibility comes accountability;

•	establishing clear decision-making criteria;

•	ensuring that increased risk is rewarded with increased return; and

•	identifying and managing risk in all areas of responsibility.

Management assurance programme

The NZ Banking Group has a quarterly management assurance programme designed to identify the key risks, the controls in place to mitigate those risks and to obtain assurance that those controls have continued to operate effectively.

This programme allows senior management to affirm their satisfaction with the quality of the process under their responsibility and with the effectiveness of the controls that support that assurance. This is attained through the provision of consolidated representations by senior management to the General Manager Risk Management. The results of this process are reported to the New Zealand Operational Risk and Compliance Committee, chaired by the NZ CEO, a member of the Group Executive of the Overseas Bank. The NZ CEO then provides management assurance to the Group BRMC, the Group BAC and the Chief Executive Officer of the Overseas Bank.

This system of management assurance assists the Board in satisfying themselves that the NZ Banking Group’s risk management systems are adequate, that they operate effectively and that any deficiencies have been identified and are being addressed.

The measurement and management of risk is central to the NZ Banking Group’s total management processes, which are discussed in the following sections.

Categories of risk

The key risks that the business is subject to are specific banking risks and risks arising from the general business environment.

Specific banking risks

The risk management framework encompasses credit, market, non-trading, liquidity, compliance and operational risk.

Credit risk

Credit risk is the potential risk of financial loss resulting from the failure of customers to honour fully the terms and conditions of a contract with the NZ Banking Group. It arises primarily from the NZ Banking Group’s lending activities, as well as from transactions involving certain foreign exchange and derivative transactions.

For both on and off-balance sheet financial facilities, the NZ Banking Group takes collateral where it is considered necessary to mitigate credit risk. The NZ Banking Group evaluates each customer’s credit risk on a case-by-case basis. The amount of collateral taken is based on management’s credit evaluation of the counterparty. The collateral taken varies, but could include cash deposits, receivables, inventory, plant and equipment, real estate and investments. Relationship-managed facilities and product programmes (for consumer exposures managed on an exception basis, such as housing and cards) are subject to regular review to reassess their risk profile and compliance with expected performance.

The Board approves major prudential policies and limits that govern large customer exposures, country risk, industry concentration and dealings with related entities. The Board delegates approval authorities to the NZ CEO and the Group Chief Risk Officer, who in turn appoint independent credit officers in each business area. These credit specialists work with line managers to ensure that approved policies are applied appropriately so as to optimise the balance between risk and reward. The Portfolio Risk Review unit provides independent assessment of the quality of the NZ Banking Group’s credit portfolio.

Portfolio management

The NZ Banking Group monitors its portfolio to guard against the development of risk concentrations. This process has ensured that the NZ Banking Group’s credit risk remains very well diversified throughout the New Zealand economy. Along with country and industry risk concentration limits and monitoring, the NZ Banking Group establishes separate reporting and prudential limits for borrowings that can be accessed by a single customer group. These limits apply to both borrowing equivalents and settlement risk. Separate limits apply to corporates, governments, financial institutions and banks and are scaled by risk grade. Any excesses of limits are reported quarterly to the Group BRMC along with a strategy addressing the ongoing management of the excess.

Foreign exchange and derivative credit risk management

Foreign exchange and derivative activities expose the NZ Banking Group to pre-settlement and settlement risk. A real-time global limits system is used to record exposure against limits for these risk types. Pre-settlement risk is the risk that the counterparty to a contract defaults prior to settlement when the value of the contract is positive. Both the current replacement cost and the potential future credit risk are taken into consideration in the assessment of pre-settlement risk. ‘Close out’ netting is used to reduce gross credit exposures for counterparties where legally enforceable netting agreements are in place. In a close out netting situation the positive and negative mark-to-market value of all eligible foreign exchange and derivative contracts with the same counterparty, are netted in the event of default and regardless of maturity.

Market risk

Market risk is the potential for losses arising from adverse movements in the level and volatility of market factors such as foreign exchange rates, interest rates, commodity prices and equity prices:

•	foreign exchange rate risk results from exposure to changes in spot prices, forward prices and volatilities of currency rates;

•

interest rate risk primarily results from exposures to the change in the level, slope and curvature of the yield curve, the volatility of interest rates, mortgage prepayment activity and credit spreads;

•	commodity price risk results from exposures to changes in spot prices, forward prices and volatilities of commodities; and

•	equity price risk results from exposures to changes in prices and volatilities of individual equities, equity baskets and equity indices.

The management of market risk arising from financial markets trading books (the subject of the notes below) and the market risks arising from the NZ Banking Group’s other banking activities are segregated.

Trading activities

Trading activities include financial markets activities and are controlled by a Board approved market risk framework that incorporates Board-approved Value at Risk (‘VaR’) limits. Market risk is managed using VaR and structural limits in conjunction with scenario analysis and stress testing. Market risk limits are allocated to business management based on business strategies and experience, in addition to market liquidity and concentration risks. A separate Trading Risk Management unit is responsible for the daily measurement and monitoring of market risk exposures.

Daily VaR

VaR is the potential loss in value of the NZ Banking Group’s trading positions due to adverse market movements over a defined time horizon with a specified confidence interval. The NZ Banking Group uses a one-day time horizon and a 99% confidence interval for its VaR model. This means that there is a 1 in 100 chance that daily trading net revenues will fall below the expected daily trading net revenues by an amount at least as large as the reported VaR. Thus shortfalls from expected trading net revenues on a single trading day greater than the reported VaR would be anticipated to occur, on average, about once every 100 days. The historical simulation method is used to calculate VaR taking into account all material market risk factors. Actual profit or loss outcomes are back-tested to VaR on a daily basis, which monitors the quality of the VaR model. VaR is most effective in estimating risk exposures in markets in which there are no sudden fundamental changes or shifts in market conditions. An inherent limitation of VaR is that the distribution of past changes in market risk factors may not produce accurate predictions of future market risk. Different VaR methodologies and distributional assumptions could produce a materially different VaR. Moreover, VaR calculated for a one-day time horizon does not fully capture the market risk of positions that cannot be liquidated or offset with hedges within one day. Therefore, the use of structural risk reporting and stress testing both act as compliments to further capture extreme events and local market risk exposures.

Other banking activities

The Overseas Banking Group’s Market Risk Committee (‘Group MARCO’) establishes policies regarding structural balance sheet interest rate risk, foreign exchange rate risk and liquidity risk. These risks arise principally from mismatches, which occur between the cash flows or repricing profiles of the various portfolios of loans, investments, deposits and other obligations.

Non-trading risk

Management of structural interest rate risk

The Institutional Bank’s New Zealand Treasury Unit (‘Treasury’) manages the sensitivity of the NZ Banking Group’s net interest income to changes in wholesale market interest rates. This sensitivity arises from lending and deposit-taking activity in the normal course of business in and through the investment of capital and other non-interest bearing liabilities. Treasury’s risk management objective is to help ensure the reasonable stability of net interest income over time. These activities are performed under the oversight of the New Zealand Board Risk Committee, the Overseas Banking Group’s Market Risk Management unit, Group Treasury and Group MARCO.

Net interest income sensitivity is managed in terms of the net interest income at risk modelled over a three-year time horizon using a 99% confidence interval for movements in wholesale market interest rates. The position managed covers all on and off-balance sheet accrual accounted assets and liabilities in New Zealand. It excludes the interest rate risk within its trading operation that is managed under a VaR framework.

A simulation model is used to calculate the potential net interest income at risk. The net interest income simulation framework combines underlying balance sheet data with:

•	assumptions about run off and new business;

•	expected repricing behaviour; and

•	changes in wholesale market interest rates.

Simulations of a range of interest rate scenarios are used to provide a series of potential future net interest income outcomes. The interest rate scenarios modelled include those projected using historical market interest rate volatility as well as 100 and 200 basis point shifts up and down from the current market yield curves in New Zealand. More stressed interest rate scenarios are also considered and modelled. A comparison between the net interest income outcomes from these modelled scenarios indicates the NZ Banking Group’s sensitivity to interest rate changes. Both on and off-balance sheet instruments are then used to achieve stability in net interest income.

The net interest income simulation and limit frameworks are reviewed and approved annually by the Group BRMC. This ensures that key model inputs and risk parameters remain relevant and that net interest income at risk to interest rate movements and limits governing these activities remain consistent with the desired risk and reward criterion.

Structural foreign exchange risk

The NZ Banking Group operates a United Kingdom branch of WestpacTrust Securities NZ Limited that gives rise to an immaterial amount of structural foreign exchange rate risk from translating foreign currency earnings and net assets into New Zealand dollars for consolidation into the financial statements.

Equity risk

Equity risk is the risk of loss arising from changes in the price of equity investments held by the NZ Banking Group. The NZ Banking Group has no material exposure to equity risk.

Liquidity risk

Liquidity risk is the potential inability to meet payment obligations of the NZ Banking Group. Treasury administers liquidity management in New Zealand. Group Treasury is responsible for monitoring the funding base and ensuring that it is prudently maintained and adequately diversified.

Group Treasury manages group funding with oversight from the Group MARCO and the Group BRMC. The Group BRMC approve and monitor a range of policies relating to liquidity and liability generation. Quarterly compliance reports are submitted to Group MARCO and the Group BRMC.

Key aspects of the liquidity management strategy are as follows:

Annual liquidity risk framework review

Each year Group Treasury reviews its liquidity management approach. This review encompasses areas such as:

•	modelling approach;

•	scenarios covered;

•	limit determination; and

•	levels of liquid asset holdings.

Group MARCO and the Group Risk Reward Committee (‘GRRC’) review the Overseas Banking Group liquidity management approach before being submitted for approval by Group BRMC.

The liquidity risk management framework models the NZ Banking Group’s ability to fund under both normal conditions and during a crisis situation. This approach is designed to ensure that this funding framework is sufficiently flexible to ensure liquidity under a wide range of market conditions. These models are run globally and for specific geographical regions – including New Zealand.

Annual funding plan

Each financial year Group Treasury undertakes a funding review. This review outlines the current funding strategy as well as proposing a funding strategy for the coming financial year and covers areas such as:

•	trends in global debt markets;

•	funding alternatives;

•	peer analysis;

•	estimation of wholesale funding task;

•	estimated market capacity; and

•	funding risk analysis.

Group MARCO and the GRRC review the Annual Funding Plan before it is submitted for approval by Group BRMC.

Contingency planning

Group Treasury maintains a Crisis Management Action Plan detailing the broad actions that should be taken in the event of a funding crisis.

This document:

•	defines a committee of senior executives to manage a crisis;

•	allocates responsibility to individuals for key tasks;

•	includes a media relations strategy;

•	provides a contingent funding plan; and

•	contains detailed contact lists outlining key regulatory, government, ratings agencies, equity and debt investor contact points.

Liquidity risk capital

The Liquidity Risk Capital Model measures the risk of loss due to increased costs of ensuring that the demands for cash are met. The model constructs estimates of liquidity risk capital consistent with measurement of credit, market and operational risk capital.

Expense allocation

Group Treasury allocates expenses associated with funding and liquidity management to business units. This approach is intended to promote appropriate behaviours in the NZ Banking Group and is designed to ensure that pricing signals are consistent with the portfolio management approach.

Sources of liquidity

The principal sources of the NZ Banking Group’s liquidity are as follows:

•	customer deposits;

•	wholesale debt issuance;

•	proceeds from sale of marketable securities;

•	principal repayments on loans;

•	interest income; and

•	fee income.

In management’s opinion, liquidity is sufficient to meet the NZ Banking Group’s present requirements.

As at 30 September 2007, the NZ Banking Group held liquid assets of $4,798 million (30 September 2006: $2,768 million). For the purpose of this note, liquid assets are a pool of high quality assets (government securities and registered certificates of deposit issued by other banks) readily convertible to cash to meet the NZ Banking Group’s liquidity requirements.

Compliance risk

The NZ Banking Group’s business is subject to regulation and regulatory oversight. Any significant regulatory developments, including changes to accounting standards (refer sections on ‘General Accounting Policies’ and ‘Particular Accounting Policies’ in Note 1 to the financial statements), could have an adverse effect on how business is conducted and on results of operations. Business and earnings are also affected by the fiscal or other policies that are adopted by various regulatory authorities of the New Zealand Government, foreign governments and international agencies. The nature and impact of future changes in such policies are not predictable and are beyond the NZ Banking Group’s control.

Regulatory responsibilities have increased significantly over the last year. In order to manage existing and new requirements in a more effective way, the development of the ability to provide early detection monitoring of these responsibilities to the business has been accelerated. Compliance risk management enables the NZ Banking Group to identify emerging issues and where necessary put in place preventative measures.

While compliance is primarily a line management responsibility, with each business area required to demonstrate an effective process, there are also several group-wide initiatives designed to ensure consistency. For example, Group Compliance approves policy approaches to be adopted for the Overseas Banking Group and receives progress implementation reports in respect of major new regulatory changes.

A progressive implementation approach is continually applied, which is designed to better align the NZ Banking Group’s practices with the Australian Standard on Compliance Management.

Operational risk

Operational risk arises from inadequate or failed internal processes, people and systems or from external events. Operational risk has the potential to negatively impact the organisation’s financial performance, customer service and/or reputation in the community or cause other damage to the business, as a result of the way business objectives are pursued.

The NZ Banking Group has adopted the Overseas Bank’s Operational Risk Framework that was initially approved by the Group BRMC on 2 May 2005 and revised on 30 April 2007. This Framework outlines the business requirements for managing Operational Risk with respect to Governance, Risk and Control Assessments, Incident Management, Operational Risk in Change, Reporting and Monitoring and Operational Risk Capital Allocation.

All business and support areas are responsible for the ongoing identification, measurement, monitoring and mitigation of operational risk. On a quarterly basis, as part of the Management Assurance Programme, each of the business and support areas formally report on the effectiveness of their management of operational risk. This process is supported by active input from Operational Risk, Compliance and Group Audit. The results of this process are reported quarterly to the New Zealand Operational Risk and Compliance Committee (chaired by the NZ CEO) and the Group BRMC.

Group Assurance

Group Assurance comprises the Group Audit, Portfolio Risk Review and Model Risk Review functions. Group Audit provides an independent assessment of the adequacy and effectiveness of management’s controls over operational risk. Portfolio Risk Review provides an independent assessment of the quality of the NZ Banking Group’s credit activities and portfolios, the quality of credit management practices and the adequacy of credit provisioning. Model Risk Review provides an independent check of models used in the Risk Rating system for compliance with Group model risk policy. Group Assurance assessments are provided to the Group BAC, Group BRMC and senior management through the Overseas Banking Group’s internal Group Assurance unit.

The Group BAC comprises six non-executive and independent Directors of the Overseas Bank. The Group BAC assists the Board in fulfilling its responsibilities in relation to external reporting of financial information, internal control of operational risk and the efficiency and effectiveness of audit and compliance with laws and regulations.

NZ Group Assurance, as an independent function, has no direct authority over the activities of management. It has unlimited access to all the NZ Banking Group’s activities, records, property and employees. The scope of responsibility of the internal audit unit covers systems of management control across all business activities and support functions at all levels of management within the NZ Banking Group. The level of business risk determines the scope and frequency of individual audits.

Reviews in respect of risk management systems

During the financial year, Group Assurance participated quarterly in the Management Assurance Programme in order to assess the adequacy of the governance framework supporting operational risk management.

Group Assurance periodically reviews the adequacy and effectiveness of the market risk and liquidity systems controls.

Note 3 Net interest income

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Interest income
Loans	4,096	3,304	821	3,253
Deposits with other financial institutions	113	43	111	40
Available-for-sale securities	26	29	—	—
Impaired assets	8	6	—	6
Related entities	—	1	544	62
Other	63	35	62	40
Total interest income recognised using the effective interest method	4,306	3,418	1,538	3,401
Trading securities	207	274	88	273
Other financial assets designated at fair value	90	101	—	—
Total interest income	4,603	3,793	1,626	3,674
Interest expense
Current and term deposits	2,020	1,688	415	1,688
Deposits from other financial institutions	159	182	58	69
Debt issues	581	446	—	—
Related entities	344	23	552	574
Subordinated debentures	103	105	103	105
Other	85	31	77	27
Total interest expense recognised using the effective interest method	3,292	2,475	1,205	2,463
Trading liabilities	67	150	62	150
Total interest expense	3,359	2,625	1,267	2,613
Net interest income	1,244	1,168	359	1,061

The NZ Banking Group has no loans and deposits that were subject to set-off agreements.

Note 4 Non-interest income

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Fees and commissions
Lending fees (loan and risk)	92	90	14	89
Transaction fees and commissions received	258	269	36	262
Management fees received from related entities	1	—	—	5
Other non-risk fee income	8	13	6	14
Total fees and commissions	359	372	56	370
Wealth management operating income
Wealth management revenue	104	95	—	—
Net life insurance income and change in policy liabilities	(30)	(28)	—	—
Total wealth management operating income	74	67	—	—
Trading income
Foreign exchange	51	55	51	55
Other trading	24	25	24	24
Total trading income	75	80	75	79
Gain/(loss) on ineffective hedges	5	—	4	—
Gain/(loss) from available-for-sale securities	—	—	—	—
Other non-interest income
Dividend income	2	—	—	—
Rental income	1	1	—	—
Loss on disposal of property, plant and equipment	(1)	(2)	—	—
General insurance commissions	5	2	2	24
Other	8	4	7	(1)
Total other non-interest income	15	5	9	23
Total non-interest income	528	524	144	472

Note 5 Operating expenses

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Salaries and other staff expenses
Salaries and wages	315	308	52	302
Employee entitlements	9	11	—	11
Superannuation costs:
Defined contribution scheme	21	20	3	20
Defined benefit scheme (refer to Note 41)	(4)	(1)	—	(1)
Share-based payments	3	3	—	3
Restructuring costs	6	4	1	4
Other	8	6	1	7
Total salaries and other staff expenses	358	351	57	346
Equipment and occupancy expenses
Operating lease rentals:
Related entities	—	—	6	63
Other	48	46	2	9
Depreciation:
Leasehold improvements	11	11	—	—
Furniture and equipment	16	17	1	10
Equipment repairs and maintenance	7	8	—	5
Electricity, water and rates	3	2	—	—
Other	7	7	—	1
Total equipment and occupancy expenses	92	91	9	88
Other expenses
Software amortisation costs	38	31	3	31
Non-lending losses	3	9	—	9
Consultancy fees and other professional services	57	50	16	41
Auditors’ remuneration (refer to Note 42)	2	2	1	2
Stationery	16	15	2	14
Postage and freight	17	16	2	16
Telecommunication costs	21	13	3	13
Insurance	—	1	—	—
Advertising	27	24	3	23
Training	3	5	—	5
Travel	9	11	2	11
Outsourcing	56	60	6	60
Related entities	29	12	53	56
Other	8	8	3	9
Total other expenses	286	257	94	290
Total operating expenses	736	699	160	724

The NZ Banking Group made donations of $172,000 during the year ended 30 September 2007 (30 September 2006: $250,000).

Note 6 Impairment on loans

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Individually assessed provisions	29	17	1	17
Individually assessed provisions no longer required	(15)	(19)	(1)	(19)
Collectively impaired provision	89	45	9	44
Write-offs direct	3	2	—	2
Recoveries	—	(3)	—	—
Interest adjustments	(15)	(11)	(2)	(11)
Total impairment charges on loans	91	31	7	33

Note 7 Income tax expense

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Income tax expense
Current tax:
Current year	311	323	60	226
Prior year	(11)	—	(15)	—
Deferred tax (refer to Notes 18 and 24):
Current year	(25)	(11)	5	(10)
Prior year	13	7	13	7
Change to corporate tax rate(1)	7	—	—	—
Total income tax expense	295	319	63	223
Profit before income tax expense	945	962	336	776
Tax calculated at tax rate of 33 percent	312	317	111	256
Exempt dividends	—	—	—	—
Income not subject to tax	(16)	(9)	—	(3)
Expenses not deductible for tax purposes	9	6	—	6
Other items	(19)	5	(46)	(36)
Change to corporate tax rate(1)	7	—	—	—
Prior year adjustments	2	—	(2)	—
Total income tax expense	295	319	63	223

(1)   In May 2007, the corporate tax rate in New Zealand was changed from 33% to 30% with effect from the 2008/2009 income tax year. This revised rate has not impacted the current tax liability balance for the current financial year, but will do so in future periods. However, the impact of the change in income tax rate has been taken into account in the measurement of deferred taxes at the end of the reporting period. The change in tax rate has resulted in a decrease in the deferred tax asset balance of $7,362,880 and a decrease in the deferred tax liability balance of $1,344,773. Of the adjustment arising from the change in tax rates $7,053,141 has been recognised in the income statement, while a credit of $1,035,033 has been recognised directly in equity as it relates to items previously charged to equity. As the deferred tax liability balance is offset against the deferred tax asset balance, the net deferred tax asset balance has decreased by $6,018,108 on the face of the balance sheet.

The balance of the dividend withholding payment account as at 30 September 2007 was nil (30 September 2006: nil) and there was no movement during the year ended 30 September 2007 (30 September 2006: nil).

Note 8 Imputation credit account

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Balance at beginning of the year	480	313	208	119
Transfers	—	—	1	(7)
Imputation credits attached to dividends received during the year	21	—	—	—
Imputation credits attached to dividends paid during the year	(10)	(50)	—	—
Income tax payments during the year	351	217	56	96
Other payments during the year	—	—	—	—
Balance at end of the year	842	480	265	208

Note 9 Due from other financial institutions

	NZ Banking Group		NZ Branch
	2007	2006(1)	2007	2006
	$m	$m	$m	$m
Loans and advances to other banks	591	309	57	—
Other	—	—	—	—
Total due from other financial institutions	591	309	57	—
Due from other financial institutions comprises of:
At call	58	—	57	—
Term	533	309	—	—
Total due from other financial institutions	591	309	57	—

(1)          The 30 September 2006 comparative balances have been reclassified by $749 million for both NZ Banking Group and NZ Branch from due from other financial institutions to cash and balances with central banks. This better reflects the classification of the exchange settlement account held with the Reserve Bank.

Note 10 Other trading securities and other financial assets designated at fair value

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Other trading assets
Trading securities	3,784	2,339	1,401	2,339
Securities purchased under agreement to resell	124	333	124	332
Total other trading securities	3,908	2,672	1,525	2,671
Other financial securities at fair value	—	1,550	—	—
Total other trading securities and other financial assets designated at fair value	3,908	4,222	1,525	2,671
Trading securities
Listed
NZ Government securities	183	334	159	334
NZ corporate securities	45	82	45	82
Other	63	7	63	7
Total listed trading securities	291	423	267	423
Unlisted
NZ Government securities	—	7	—	7
NZ corporate securities:
Certificates of deposit	3,391	1,641	1,048	1,641
Commercial paper	102	266	86	266
Mortgage-backed securities	—	2	—	2
Total unlisted trading securities	3,493	1,916	1,134	1,916
Total trading securities	3,784	2,339	1,401	2,339

Note 11 Available-for-sale securities

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Listed securities
NZ corporate securities	—	472	—	—
Total available-for-sale securities	—	472	—	—

As at 30 September 2007, available-for-sale securities of nil (30 September 2006: $472 million) were pledged as collateral for NZ Banking Group liabilities.

The movement in available-for-sale securities may be summarised as follows:

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Balance at beginning of the year	472	—	—	—
Additions	53	472	—	—
Disposals (sale and redemption)	(526)	—	—	—
Gains and losses from changes in fair value	1	—	—	—
Balance at end of the year	—	472	—	—

Note 12 Loans

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Overdrafts	1,401	1,350	334	1,350
Credit card outstandings	1,062	1,009	—	940
Money market loans	2,085	1,687	1,408	1,687
Term loans:
Housing	29,019	24,493	—	24,349
Non-housing	16,198	12,725	5,234	12,545
Other	806	682	621	681
Total gross loans	50,571	41,946	7,597	41,552
Provisions for impairment on loans	(214)	(155)	(14)	(153)
Total net loans	50,357	41,791	7,583	41,399

Movements in impaired assets and provisions for impairment on loans are outlined in Note 13.

Note 13 Impaired assets

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Gross individually impaired assets	118	66	—	66
Individually assessed provisions	(26)	(14)	—	(14)
Net individually impaired assets	92	52	—	52
Gross individually impaired assets
Balance at beginning of the year	66	80	66	80
Impaired assets vested during the year	—	—	(66)	—
Additions	135	105	—	105
Amounts written off	(6)	(6)	—	(6)
Returned to performing or repaid	(77)	(113)	—	(113)
Balance at end of the year excluding restructured assets	118	66	—	66
Restructured assets
Balance at beginning of the year	—	—	—	—
Transfer in vested restructured assets	—	—	—	—
Additions	—	—	—	—
Returned to performing or repaid	—	—	—	—
Balance at end of the year excluding restructured assets	—	—	—	—
Total gross individually impaired assets	118	66	—	66
Interest forgone for the year on the above impaired assets	3	2	—	2
Individually assessed provisions
Balance at beginning of the year	14	20	14	20
Provision vested during the year	—	—	(14)	—
Adoption of NZ IAS 32/39	—	(2)	—	(2)
Impairment charges on loans	29	17	1	17
Individually assessed provisions no longer required	(15)	(19)	(1)	(19)
Impairment charges on loans written off	(4)	(4)	—	(4)
Interest adjustments	2	2	—	2
Balance at end of the year excluding restructured assets	26	14	—	14
Collectively impaired provision
Balance at beginning of the year	161	281	158	277
Provision vested during the year	—	—	(144)	—
Adoption of NZ IAS 32/39	—	(138)	—	(137)
Impairment charges on loans	51	18	5	18
Balance at end of the year excluding restructured assets	212	161	19	158
Total impairment provisions	238	175	19	172
Provisions for impairment on loans	214	155	14	153
Provisions for impairment on off-balance sheet credit exposures	24	20	5	19
Total impairment provisions	238	175	19	172
Past due assets(1)
Balance at beginning of the year	34	37	28	31
Past due assets vested during the year	—	—	(28)	—
Additions	101	72	—	67
Deletions	(87)	(75)	—	(70)
Balance at end of the year excluding restructured assets	48	34	—	28
Interest forgone for the year on the above past due assets	—	—	—	—
Other assets under administration(1)
Balance at beginning of the year	3	16	3	16
Assets under administration vested during the year	—	—	(3)	—
Additions	1	2	—	2
Deletions	(1)	(15)	—	(15)
Balance at end of the year excluding restructured assets	3	3	—	3
Interest income accrued on impaired assets(2)	8	6	—	6

(1)          Past due assets and other assets under administration are not impaired assets.

(2)          Interest income accrued on impaired assets is included within interest income for the year.

There were no unrecognised impaired assets as at 30 September 2007 (30 September 2006: nil).

The NZ Banking Group does not have any real estate or other assets acquired through security enforcement.

Note 14 Interest earning assets and interest bearing liabilities

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Interest earning and discount bearing assets	60,019	47,416	18,276	45,835
Interest and discount bearing liabilities	54,473	42,948	15,703	41,531

Note 15 Related entities

NZ Banking Group

The NZ Banking Group consists of the New Zealand operations of Westpac Banking Corporation, BLE Capital (NZ) Limited, Hastings Forestry Investments Limited, Tasman Funding No. 1 Limited, Tasman Funding No. 2 Limited and their jointly owned subsidiary PF No. 2, Westpac NZ Funding Limited, BT Financial Group (NZ) Limited and its subsidiaries, Westpac Group Investment - NZ - Limited, Westpac Financial Services Group - NZ - Limited and its subsidiaries and Westpac New Zealand Group Limited and its subsidiaries.

Westpac Group Investment - NZ - Limited’s sole subsidiary is Westpac Holdings - NZ - Limited, which in turn has its subsidiaries listed below.

Name of Subsidiary	Principal Activity	Notes
Augusta (1962) Limited	Non-trading company
Westpac Equity Investments NZ Limited	Finance company
TBNZ Limited	Holding company
TBNZ Capital Limited	Finance company
TBNZ Developments Limited	Holding company
TBNZ Investments Limited	Finance company
TBNZ Equity Limited	Finance company
TBNZ Investments (UK) Limited	Finance company
Westpac Capital - NZ - Limited	Holding company
Aotearoa Financial Services Limited	Non-trading company
Westpac Lease Discounting - NZ - Limited	Finance company
Westpac Operations Integrated Limited	Finance company
Westpac Financial Synergy Limited	Finance company
Westpac Overseas Investments Limited	Finance company
Westpac Finance Limited	Finance company
WestpacTrust Securities NZ Limited	Funding company

The subsidiaries of BT Financial Group (NZ) Limited are listed below:

Name of Subsidiary	Principal Activity	Notes
BT Funds Management NZ Limited	Funds management company
AGRI Private Capital Management Limited	Funds management company	Incorporated 21 March 2007

The subsidiaries of Westpac Financial Services Group - NZ - Limited are listed below:

Name of Subsidiary	Principal Activity	Notes
Westpac Life - NZ - Limited	Life insurance company
Westpac Nominees - NZ - Limited	Nominee company
Westpac Superannuation Nominees - NZ - Limited	Nominee company

The subsidiaries of Westpac New Zealand Group Limited are listed below:

Name of Subsidiary	Principal Activity	Notes
Westpac New Zealand Limited	Registered bank	Incorporated 14 February 2006
Westpac NZ Operations Limited	Holding company	Incorporated 29 August 2006
Westpac (NZ) Investments Limited	Property owning and capital funding company
The Home Mortgage Company Limited	Residential mortgage company
The Warehouse Financial Services Limited	Financial services company	51 percent owned
Westpac Securities NZ Limited	Funding company	Incorporated 29 August 2006

The NZ Banking Group has consolidated the following special purpose vehicles, used for the securitisation of the NZ Banking Group’s own and customers’ assets:

•  Waratah Receivables Corporation NZ Limited;

•  Waratah Securities Australia Limited (NZ Branch);

•  WST – Funding Trust New Zealand (NZ Branch);

•  WST – NZ Warehouse Trust #1; and

•  WST – NZ Series WLIS #6 Trust.

All entities in the NZ Banking Group are 100% owned unless otherwise stated. All entities within the NZ Banking Group have a balance date of 30 September and are incorporated in New Zealand, except TBNZ Investments (UK) Limited which is incorporated in the United Kingdom and Waratah Securities Australia Limited which is incorporated in Australia.

Tasman Funding No. 1 Limited and Tasman Funding No. 2 Limited, wholly owned subsidiaries of a member of the Overseas Banking Group, were incorporated on 15 August 2005. Pacific Funding, a jointly owned subsidiary of Tasman Funding No. 1 Limited and Tasman Funding No. 2 Limited was wound up on 27 June 2007. PF No. 2, a jointly owned subsidiary of Tasman Funding No. 1 Limited and Tasman Funding No. 2 Limited was incorporated on 22 June 2007. Westpac NZ Funding Limited, a wholly owned subsidiary of a member of the Overseas Banking Group, was incorporated on 28 October 2005.

The NZ Banking Group has investments in a number of New Zealand industry-based initiatives as listed below:

•  Cards NZ Limited;

•  Mondex New Zealand Limited;

•  Electronic Transaction Services Limited; and

•  Interchange and Settlement Limited.

The NZ Banking Group does not exercise significant influence over these entities and therefore they are not classified as associates.

In addition to the above entities, the principal related parties of the NZ Banking Group are other significant divisions of the Overseas Banking Group, based in London, Hong Kong, Sydney, New York and Singapore.

Transactions and balances with related parties are disclosed separately in these financial statements.

Incorporation and disposals of related entities

On 1 November 2006, Westpac Holding-NZ-Limited sold its related entities Westpac (NZ) Investments Limited, The Home Mortgage Company Limited and its 51% interest in The Warehouse Financial Services Limited, each of whose business relates to retail banking operations, to Westpac NZ Operations Limited. These companies were purchased at the net asset value as at 31 October 2006 on 1 November 2006.

On 21 March 2007, AGRI Private Capital Management Limited, a funds management company, was incorporated.

Nature of transactions

The NZ Branch pays subvention payments to the members of the NZ Banking Group for the use of tax losses. The total payment made by the NZ Branch for the year ended 30 September 2007 was $41 million (30 September 2006: $45 million). Payments made for tax loss transfers between members of the NZ Banking Group are determined having regard to the circumstances of the entities and the value of the tax losses.

Management fees are paid by members of the NZ Banking Group for certain operating costs incurred by the NZ Branch. Management fees paid for the year ended 30 September 2007 were $0.3 million (30 September 2006: $5 million).

A member of the NZ Banking Group provides funding to the NZ Branch. Management fees are paid by the NZ Branch for these services. Management fees paid for the year ended 30 September 2007 was nil (30 September 2006: $2 million).

The NZ Banking Group receives overnight funding from the London branch of Westpac Banking Corporation on an as needs basis.

The Overseas Bank guarantees medium term notes and other debt securities issued by WestpacTrust Securities NZ Limited, the proceeds of which are immediately on lent to the NZ Branch. The Overseas Bank does not guarantee the debt issues of Westpac Securities NZ Limited, which are guaranteed by Westpac New Zealand Limited only.

Westpac Securitisation Administration Limited provides custodial services on behalf of the Westpac Home Loan Trust and the Westpac Mortgage Investment Fund for which it receives fees.

Derivative transactions are entered into with other members of the NZ Banking Group and the Overseas Banking Group in the normal course of business. Management systems and operational controls are in place to manage any resulting interest rate or currency risk. Accordingly, it is not envisaged that any liability resulting in material loss will arise from these transactions.

Note 16 Goodwill and other intangible assets

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Goodwill
Cost	547	547	—	477
Accumulated impairment losses	—	—	—	—
Net carrying amount of goodwill	547	547	—	477
Computer software
Cost	361	326	3	326
Accumulated amortisation and impairment losses	(235)	(197)	(3)	(197)
Net carrying amount of computer software	126	129	—	129
Total goodwill and other intangible assets	673	676	—	606

	NZ Banking Group			NZ Branch
		Computer			Computer
	Goodwill	Software	Total	Goodwill	Software	Total
	$m	$m	$m	$m	$m	$m
Balance as at 1 October 2006	547	129	676	477	129	606
Assets vested during the year	—	—	—	(477)	(129)	(606)
Additions	—	35	35	—	3	3
Disposals	—	—	—	—	—	—
Amortisation	—	(38)	(38)	—	(3)	(3)
Net carrying amount as at 30 September 2007	547	126	673	—	—	—
Balance as at 1 October 2005	547	106	653	477	106	583
Additions	—	69	69	—	69	69
Disposals	—	(15)	(15)	—	(15)	(15)
Amortisation	—	(31)	(31)	—	(31)	(31)
Net carrying amount as at 30 September 2006	547	129	676	477	129	606

Goodwill disclosure for Westpac New Zealand and BT Funds Management (NZ) Limited (‘BTFG’)

Goodwill is allocated to, and tested for impairment as a part of identified CGUs.

The recoverable amount of CGUs is determined based on value-in-use calculations. These calculations use discounted cash flow projections based on management forecasts approved by the Board covering a three-year period. Forecast cash flows beyond the three-year period assume either zero growth or ten-year average historical growth rates. The discount rate used is the before tax equivalent of the NZ Banking Group’s cost of capital.

Goodwill has been allocated to the following CGUs for the purpose of measuring recoverable amount:

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Westpac New Zealand	512	512	—	477
BTFG	35	35	—	—
Net carrying amount of goodwill	547	547	—	477

Note 17 Property, plant and equipment

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Leasehold improvements
Cost	136	137	—	1
Assets vested during the year	—	—	—	—
Accumulated depreciation and impairment losses	(92)	(90)	—	(1)
Net carrying amount of leasehold improvements	44	47	—	—
Furniture and equipment
Cost	216	222	129	126
Net assets vested during the year	—	—	(23)	—
Accumulated depreciation and impairment losses	(171)	(172)	(106)	(103)
Net carrying amount of furniture and equipment	45	50	—	23
Total property, plant and equipment	89	97	—	23

	NZ Banking Group			NZ Branch
	Leasehold	Furniture and		Leasehold	Furniture and
	Improvements	Equipment	Total	Improvements	Equipment	Total
	$m	$m	$m	$m	$m	$m
Balance as at 1 October 2006	47	50	97	—	23	23
Additions	9	12	21	—	1	1
Assets vested during the year	—	—	—	—	(23)	(23)
Disposals and assets held for sale	(1)	(1)	(2)	—	—	—
Depreciation	(11)	(16)	(27)	—	(1)	(1)
Net carrying amount as at 30 September 2007	44	45	89	—	—	—
Balance as at 1 October 2005	51	56	107	—	30	30
Additions	8	14	22	—	4	4
Assets vested during the year	—	—	—	—	—	—
Disposals and assets held for sale	(1)	(3)	(4)	—	(1)	(1)
Depreciation	(11)	(17)	(28)	—	(10)	(10)
Net carrying amount as at 30 September 2006	47	50	97	—	23	23

Note 18 Deferred tax assets

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Deferred tax assets are attributable to the following:
Property, plant and equipment	6	8	—	—
Provision for loan impairment	79	58	6	56
Provision for employee entitlements	26	23	3	23
Cash flow hedge	—	10	—	10
Other temporary differences	7	3	2	3
Amounts recognised directly in equity	3	—	3	—
Set off of deferred tax liabilities (refer to Note 24)	(29)	(7)	(11)	(9)
Balance at end of the year	92	95	3	83
Movements
Balance at beginning of the year	95	143	83	133
Prior year adjustments	(5)	(5)	(5)	(7)
Adoption of NZ IAS 32/39	—	(47)	—	(44)
Transfer out of deferred tax asset (refer to Note 24)	5	—	5	—
Transfer out of deferred tax asset during local incorporation	—	—	(73)	—
Set off of deferred tax liabilities (refer to Note 24)	(29)	(7)	(11)	(9)
Credited to the income statement	30	11	1	10
Change in corporate tax rate (refer to Note 7)	(7)	—	—	—
Credited to equity	3	—	3	—
Balance at end of the year	92	95	3	83

Note 19 Other assets

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Accrued interest receivable	205	141	49	137
Securities sold not yet delivered	72	52	72	52
Other assets	538	348	482	323
Total other assets	815	541	603	512

Note 20 Due to other financial institutions

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Interest bearing	510	2,735	503	735
Non-interest bearing	360	457	360	457
Total due to other financial institutions	870	3,192	863	1,192
Due to other financial institutions:
At call	863	1,192	863	1,192
Term	7	2,000	—	—
Total due to other financial institutions	870	3,192	863	1,192

Note 21 Deposits

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Deposits at fair value
Certificates of deposit	3,555	4,122	20	4,122
Total deposits at fair value	3,555	4,122	20	4,122
Deposits at amortised cost
Non-interest bearing, repayable at call	2,235	2,155	138	2,155
Other interest bearing:
At call	13,146	11,274	2,793	11,274
Term	14,629	12,812	1,203	12,812
Total deposits at amortised cost	30,010	26,241	4,134	26,241
Total deposits	33,565	30,363	4,154	30,363

As a result of the vesting of assets and liabilities in Westpac New Zealand Limited (as described in Note 46), the NZ Branch held no retail deposits as at 30 September 2007 (30 September 2006: $28,745 million).

Note 22 Other trading liabilities

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Securities sold short	50	105	50	105
Securities sold under agreements to repurchase	64	34	64	34
Total other trading liabilities	114	139	114	139

Note 23 Debt issues

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Short term debt
Commercial paper	9,571	5,460	—	—
Total short term debt	9,571	5,460	—	—
Long term debt
Euro medium term notes	2,857	1,751	—	—
Corporate bonds	—	—	—	—
Total long term debt	2,857	1,751	—	—
Total debt issues	12,428	7,211	—	—

Note 24 Deferred tax liabilities

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Deferred tax liabilities are attributable to the following:
Property, plant and equipment	—	—	—	2
Intangible assets	—	1	—	1
Cash flow hedge	—	—	—	—
Other temporary differences	11	1	11	1
Amounts recognised directly in equity	29	5	—	5
Set off of deferred tax assets (refer to Note 18)	(29)	(7)	(11)	(9)
Balance at end of the year	11	—	—	—
Movements
Balance at beginning of the year	—	9	—	9
Prior year adjustments	5	(5)	5	(3)
Transfer in of deferred tax liability (refer to Note 18)	5	—	5	—
Set off of deferred tax assets (refer to Note 18)	(29)	(7)	(11)	(9)
Charged to the income statement	5	—	6	—
Change to corporate tax rate (refer to Note 7)	1	—	—	—
Charged to equity	24	3	(5)	3
Balance at end of the year	11	—	—	—

As at 30 September 2007, the aggregate temporary differences associated with investments in subsidiaries for which deferred tax liabilities have not been recognised were nil (30 September 2006: nil).

Note 25 Provisions

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Long service leave	9	9	1	9
Annual leave and other staff benefits	33	37	7	36
Non-lending losses	2	7	—	7
Off-balance sheet provisions	24	20	5	19
Restructuring provisions	—	1	—	1
Total provisions	68	74	13	72

	Long	Annual Leave		Off-balance
	Service	and Other	Non-lending	Sheet	Restructuring
	Leave	Staff Benefits	Losses	Provisions	Provisions	Total
	$m	$m	$m	$m	$m	$m
NZ Banking Group
Balance as at 1 October 2006	9	37	7	20	1	74
Additional provisions recognised	1	2	3	4	6	16
Utilised during the year	(1)	(6)	(8)	—	(7)	(22)
Balance as at 30 September 2007	9	33	2	24	—	68
NZ Branch
Balance as at 1 October 2006	9	36	7	19	1	72
Provisions vested during the year	(8)	(31)	(4)	(15)	—	(58)
Additional provisions recognised	—	2	—	1	1	4
Utilised during the year	—	—	(3)	—	(2)	(5)
Balance as at 30 September 2007	1	7	—	5	—	13

Note 26 Other liabilities

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Accrued interest payable	442	268	18	212
Securities purchased but not yet delivered	58	68	58	68
Claims reserves	12	9	—	—
Credit card loyalty programme	29	30	—	30
Other liabilities	166	160	13	183
Total other liabilities	707	535	89	493

Note 27 Priority of financial liabilities in the event of a winding up

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Deposits at amortised cost	30,010	26,241	4,134	26,241
Deposits at fair value	3,555	4,122	20	4,122
Debt issues	12,428	7,211	—	—
Due to other financial institutions	870	3,192	863	1,192
Other trading liabilities	114	139	114	139
Derivative financial instruments	3,309	1,576	3,309	1,576
Other liabilities	695	526	89	493
Subordinated debentures	1,390	1,489	1,390	1,489
Due to related entities	8,385	4,116	9,320	12,075
Total financial liabilities	60,756	48,612	19,239	47,327

Note 28 Subordinated debentures

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Junior subordinated debentures	660	762	660	762
Fixed Interest Resettable Trust Securities	730	727	730	727
Total subordinated debentures	1,390	1,489	1,390	1,489

Junior subordinated debentures

On 5 April 2004, the NZ Branch issued US$525 million of Junior Subordinated Convertible Debentures to JP Morgan Chase Bank as trustee of the Tavarua Funding Trust IV, being a member of the Overseas Banking Group.

The convertible debentures are unsecured obligations of the NZ Branch and will rank subordinate and junior in the right of payment of principal and distributions to certain of the NZ Branch’s obligations to its depositors and creditors, including other subordinated creditors, other than subordinated creditors holding subordinated indebtedness that ranks equally with, or junior to, the convertible debentures.

The convertible debentures will pay semi-annual distributions (31 March and 30 September) in arrears at the annual rate of 5.256% up to but excluding 31 March 2016. From, and including 31 March 2016, the convertible debentures will pay quarterly distributions (31 December, 31 March, 30 June and 30 September) in arrears at a floating rate equal to LIBOR plus 1.7675% per annum. The convertible debentures will only pay distributions to the extent they are declared by the Board, or an authorised committee of the Board. Any distribution is subject to the Overseas Bank having sufficient distributable profits unless approved by the Australian Prudential Regulation Authority (‘APRA’). If certain other conditions exist a distribution is not permitted to be declared.

The convertible debentures have no stated maturity, but will automatically convert into American Depositary Receipts (‘ADRs’) each representing 40 Overseas Bank preference shares (non-cumulative preference shares with a liquidation amount of US$25) on 31 March 2053, or earlier in the event that a distribution is not made or certain other events occur.

With the prior written consent of APRA, if required, the Overseas Bank may elect to redeem the convertible debentures for cash before 31 March 2016 in whole upon the occurrence of certain specific events and in whole or in part on any distribution date on or after 31 March 2016.

Fixed Interest Resettable Trust Securities

On 19 December 2002, the NZ Branch issued Convertible Debentures to Westpac Financial Services Limited as a responsible entity (a public company with an Australian financial services license to operate a registered managed investment scheme) of Westpac Second Trust. The investment in convertible debentures was ultimately sourced from the proceeds of approximately A$655 million (net of issue costs) of Westpac Fixed Interest Resettable Securities (‘Westpac FIRsTS’) issued by Westpac Funds Management Limited as responsible entity of Westpac First Trust. Both Westpac First Trust and Westpac Second Trust are Australian registered managed investment schemes and are members of the Overseas Banking Group.

The convertible debentures are unsecured obligations and rank subordinate and junior in right of payment of principal and interest to obligations to depositors and creditors including other subordinated creditors, other than subordinated creditors holding subordinated indebtedness that is stated to rank equally with, or junior to, the convertible debentures.

A distribution will only be paid on the convertible debentures if it is declared payable by a committee appointed by the Board. A distribution must not be declared if APRA has objected to it, or, if certain conditions exist, a distribution must not be declared payable unless approved by APRA. Distributions on the convertible debentures will be payable, if declared, on a quarterly basis on the last day of each quarter or the following business day. Until 31 December 2007, distributions will be calculated based on a rate of 7.82%.

The Overseas Bank may reset certain terms of the convertible debentures on nominated rollover dates, the first of which is 31 December 2007. On these rollover dates the Overseas Bank may, subject to APRA guidelines, reset the next rollover date, the distribution rate, the frequency of distribution dates and the date of the next scheduled distribution.

These convertible debentures will automatically convert into a fixed number of Overseas Bank preference shares (or alternative securities if the Overseas Bank is under legal impediment and cannot issue preference shares) on 19 December 2052 or where the NZ Branch fails to pay scheduled distributions on the convertible debentures and that failure continues unremedied for a period of 21 days. The convertible debentures will also automatically convert into the Overseas Bank ordinary shares based on a predetermined formula, if triggered by certain APRA regulatory actions affecting the Overseas Bank or in certain other limited circumstances (e.g. if a proceeding is commenced for the Overseas Bank to be wound up or liquidated). The Overseas Bank may elect to convert the convertible debentures into Overseas Bank ordinary shares in certain limited circumstances, such as where its ability to acquire or redeem Westpac FIRsTS is threatened.

These convertible debentures must be redeemed for cash at any time where the Overseas Bank has acquired the Westpac FIRsTS from holders and has required Westpac Funds Management Limited to redeem the Westpac FIRsTS. The convertible debentures may also be redeemed for cash in other limited circumstances, such as where the ability of the Overseas Bank to acquire or redeem Westpac FIRsTS is threatened.

Note 29 Convertible debentures

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Trust preferred securities	1,284	1,284	1,284	1,284

Trust preferred securities

During the year ended 30 September 2003, the NZ Branch issued Junior Subordinated Convertible Debentures to JP Morgan Chase Bank as trustee of the Tavarua Funding Trust III (‘Funding Trust III’). They represent the proceeds (net of issue costs) of approximately US$750 million of Trust Preferred Securities (‘2003 TPS’) issued by the Overseas Banking Group in the United States of America.

The convertible debentures are unsecured obligations of the NZ Branch and will rank subordinate and junior in the right of payment of principal and distributions to certain of the NZ Branch’s obligations to its depositors and creditors.

The convertible debentures will pay semi-annual distributions (31 March and 30 September) in arrears at the annual rate of 7.57% up to but excluding 30 September 2013. From, and including, 30 September 2013 the convertible debentures will pay quarterly distributions (31 December, 31 March, 30 June and 30 September) in arrears at a floating rate equal to the New Zealand Bank Bill Rate plus 2.20% per annum. The convertible debentures will only pay distributions to the extent they are declared by the Board, or an authorised committee of the Board. Any distribution is subject to the Overseas Bank having sufficient distributable profits unless approved by APRA. If certain other conditions exist a distribution is not permitted to be declared.

The convertible debentures have no stated maturity, but will automatically convert into ADRs each representing 40 Overseas Bank preference shares (non-cumulative preference shares with a liquidation amount of US$25) on 30 September 2053, or earlier in the event that a distribution is not made or certain other events occur. The 2003 TPS will then be redeemed for ADRs. The dividend payment dates on the Overseas Bank preference shares will be the same as those otherwise applicable to 2003 TPS. The dividend payment rate on the Overseas Bank preference shares will also be the same as that applicable to the 2003 TPS until 30 September 2013, after which the rate will be a floating rate equal to LIBOR plus a fixed margin.

Under the terms of the convertible debentures, the NZ Branch will make distributions in New Zealand dollars to Funding Trust III. Funding Trust III has entered into a currency swap with the Overseas Bank under which Funding Trust III has agreed to pay the Overseas Bank the New Zealand dollar distributions it receives on the convertible debentures in exchange for US dollars. The NZ Branch has also entered into a netting agreement under which it has agreed to pay any New Zealand dollar distributions on the convertible debentures direct to the Overseas Bank.

With the prior written consent of APRA, if required, the NZ Branch may elect to redeem the convertible debentures for cash before 30 September 2013 in whole upon the occurrence of certain specific events, and in whole or in part on any distribution date on or after 30 September 2013. The proceeds received by Funding Trust III from the redemption of the convertible debentures must be used to redeem the 2003 TPS. The holders of the convertible debentures do not have an option to require redemption of these instruments.

Note 30 Commitments and contingent liabilities

The NZ Banking Group is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financing needs of its customers and in managing its own risk profile. These financial instruments include commitments to extend credit, financial guarantees, standby letters of credit and underwriting facilities.

The NZ Banking Group’s exposure to credit loss in the event of non-performance by the other party to such financial instruments is represented by the contract or notional amount of those instruments. However, some commitments to extend credit and provide underwriting facilities can be cancelled or revoked at any time at the NZ Banking Group’s option.

The NZ Banking Group uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

The NZ Banking Group takes collateral where it is considered necessary to support, both on and off-balance sheet, financial instruments with credit risk. The NZ Banking Group evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral taken, if deemed necessary, on the provision of a financial facility is based on management’s credit evaluation of the counterparty. The collateral taken varies, but may include cash deposits, receivables, inventory, plant and equipment, real estate and investments.

The NZ Banking Group is obliged to repurchase securitised loans where there is a breach of warranty within 120 days of sale, or where the securitised loans cease to conform with the terms and conditions of the Westpac Securitisation Trust programme. It is not envisaged that any liability resulting in material loss to the NZ Banking Group will arise from this obligation.

Off-balance sheet credit risk related financial instruments as follows:

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Commitments for capital expenditure
Due within one year	36	50	—	50
Other expenditure commitments
One year or less	53	47	—	47
Between one and five years	103	130	—	130
Over five years	—	—	—	—
Total other expenditure commitments	156	177	—	177
Lease commitments (all leases are classified as operating leases)
Premises and sites	199	118	—	118
Motor vehicles	3	3	—	3
Total lease commitments	202	121	—	121
Lease commitments are due as follows:
One year or less	36	33	—	33
Between one and five years	94	80	—	80
Over five years	72	8	—	8
Total lease commitments	202	121	—	121
Contingent liabilities
Direct credit substitutes	273	281	211	281
Transaction related contingent items	695	595	413	595
Short term, self liquidating trade related contingent liabilities	793	680	107	680
Total contingent liabilities	1,761	1,556	731	1,556

The NZ Banking Group has other contingent liabilities in respect of actual and potential claims and proceedings. An assessment of the NZ Banking Group’s likely loss in respect of these claims has been made on a case-by-case basis and provision has been made in these financial statements where appropriate.

New Zealand Inland Revenue Department investigation

The New Zealand Inland Revenue Department (‘NZIRD’) is reviewing a number of structured finance transactions undertaken in New Zealand and has issued amended reassessments in respect of nine transactions, three undertaken in the 1999 tax year, two undertaken in the 2000 tax year, two undertaken in the 2001 tax year and two undertaken in the 2002 tax year. The maximum potential tax liability reassessed for the 1999 year is $18 million ($25 million with interest), for the 2000 year is $61 million ($85 million with interest) and for the 2001 year is $90 million ($127 million with interest) and for the 2002 year it is $108 million ($158 million with interest). Interest for each year has been calculated to 30 September 2007.

The NZIRD is also investigating other transactions undertaken by the NZ Branch, which have materially similar features to those for which reassessments have been received. Should the NZIRD take the same position across all of these transactions, for the periods up to and including 30 September 2007, the overall primary tax in dispute will be approximately $595 million (this includes the amounts noted above). With interest this increases to approximately $815 million (calculated to 30 September 2007).

Proceedings disputing the reassessments with respect to the 1999, 2000, 2001 and 2002 tax years have been commenced. The NZ Banking Group is confident that the tax treatment applied in all cases is correct. A ruling was sought from the NZIRD on an initial transaction in 1999 which, following extensive review by the NZIRD, was confirmed in early 2001. The principles underlying that ruling are applicable to, and have been followed in, all subsequent transactions.

Other contingent liabilities

The New Zealand Commerce Commission issued proceedings on 9 November 2006 against the NZ Branch, Westpac New Zealand Limited and The Warehouse Financial Services Limited (members of the NZ Banking Group), Visa International, Cards NZ Limited, MasterCard International and all New Zealand issuers of Visa and MasterCard credit cards alleging that the setting of interchange rates and rules (relating to honour all cards, no surcharge, access and no discrimination) amount to price fixing or alternatively have the effect of substantially lessening competition in the New Zealand market in breach of the Commerce Act 1986. The proceedings seek to declare the conduct illegal and impose unspecified monetary penalties. In addition, on 29 November 2006, a number of New Zealand retailers issued similar proceedings to the Commerce Commission (as described above) against the NZ Branch, Westpac New Zealand Limited, The Warehouse Financial Services Limited, Visa International, Cards NZ Limited, MasterCard International and New Zealand issuers of Visa and MasterCard credit cards. These proceedings also seek to declare the conduct illegal and an enquiry into damages. Any damages awarded, if any, would be in addition to any penalties imposed under the Commerce Act 1986 in the event the Commerce Commission is successful in the proceedings described above. On 16 October 2007, both proceedings were discontinued against the NZ Branch on the basis that the issues in the proceedings related to assets and liabilities which vested in Westpac New Zealand Limited (also a defendant) on 1 November 2006 (see the ‘Local incorporation’ section on page 7 for more information). The NZ Branch is considering its position in relation to both proceedings against the members of the NZ Banking Group. As at the date of this General Disclosure Statement, no provision has been made in the financial statements in relation to these proceedings.

Westpac New Zealand Limited leases the majority of the properties it occupies. As is normal practice, the lease agreements contain ‘make good’ provisions, which require Westpac New Zealand Limited, upon termination of the lease, to return the premises to the lessor in the original condition. The maximum amount payable by Westpac New Zealand Limited upon vacation of all leased premises subject to these provisions is estimated to be $21 million. Westpac New Zealand Limited believes it is highly unlikely that it would incur a material operating loss as a result of this in the normal course of its business operations.

Other commitments

As at 30 September 2007, the NZ Banking Group had commitments in respect of forward purchases and sales of foreign currencies, interest rate and currency swap transactions, futures and options contracts, provision of credit, underwriting facilities and other engagements entered into in the normal course of business. The NZ Banking Group has management systems and operational controls in place to manage interest rate risk and currency risk. Accordingly, it is not envisaged that any liability resulting in material loss to the NZ Banking Group will arise from these transactions.

Overseas Banking Group guarantees and undertakings

The Overseas Bank provides guarantees of debt securities issued by WestpacTrust Securities NZ Limited, the proceeds of which in accordance with Reserve Bank guidelines, are immediately on lent to the NZ Branch.

Excluded from the disclosure above are the guarantees of commercial paper and other debt securities issued by Westpac Securities NZ Limited, the proceeds of which are immediately on lent to Westpac New Zealand Limited in accordance with Reserve Bank guidelines.

Note 31 Maturity analysis

The following maturity analysis of monetary assets and liabilities is based on the remaining period as at balance date to the contractual maturity. The majority of the longer term maturity assets are variable rate products. When managing interest rate and liquidity risks, the NZ Banking Group adjusts this contractual profile for expected customer behaviour.

	NZ Banking Group
	2007
		Less Than	1 Month to	3 Months to	1 Year to	Over	No Specific
	At Call	1 Month	3 Months	1 Year	5 Years	5 Years	Maturity	Total
	$m	$m	$m	$m	$m	$m	$m	$m
Monetary assets
Cash and balances with central banks	1,387	—	—	—	—	—	—	1,387
Due from other financial institutions	58	533	—	—	—	—	—	591
Derivative financial instruments	—	446	305	346	1,330	518	—	2,945
Other trading securities	—	365	2,568	831	30	114	—	3,908
Other financial assets designated at fair value	—	—	—	—	—	—	—	—
Available-for-sale securities	—	—	—	—	—	—	—	—
Loans	—	8,534	5,025	2,104	5,458	29,450	(214)	50,357
Life insurance assets	—	52	28	—	1	—	—	81
Due from related entities	3,722	—	—	—	—	—	—	3,722
Other monetary assets	—	304	—	1	—	—	510	815
Total monetary assets	5,167	10,234	7,926	3,282	6,819	30,082	296	63,806
Non-monetary assets	—	—	—	—	—	—	901	901
Total assets	5,167	10,234	7,926	3,282	6,819	30,082	1,197	64,707
Monetary liabilities
Due to other financial institutions	863	—	—	7	—	—	—	870
Deposits at fair value	—	3,552	3	—	—	—	—	3,555
Deposits at amortised cost	15,381	4,974	4,735	4,545	373	2	—	30,010
Derivative financial instruments	—	461	312	387	1,446	703	—	3,309
Other trading liabilities	—	114	—	—	—	—	—	114
Debt issues	—	3,946	5,326	806	2,350	—	—	12,428
Other monetary liabilities	—	569	—	—	37	—	89	695
Subordinated debentures	—	—	—	730	—	660	—	1,390
Due to related entities	8,385	—	—	—	—	—	—	8,385
Total monetary liabilities	24,629	13,616	10,376	6,475	4,206	1,365	89	60,756
Non-monetary liabilities	—	—	—	—	—	—	91	91
Total liabilities	24,629	13,616	10,376	6,475	4,206	1,365	180	60,847
Net assets	(19,462)	(3,382)	(2,450)	(3,193)	2,613	28,717	1,017	3,860

	NZ Banking Group
	2006
		Less Than	1 Month to	3 Months to	1 Year to	Over	No Specific
	At Call	1 Month	3 Months	1 Year	5 Years	5 Years	Maturity	Total
	$m	$m	$m	$m	$m	$m	$m	$m
Monetary assets
Cash and balances with central banks	997	—	—	—	—	—	—	997
Due from other financial institutions	—	35	—	274	—	—	—	309
Derivative financial instruments	—	103	167	334	596	166	6	1,372
Other trading securities	—	962	1,467	144	27	72	—	2,672
Other financial assets designated at fair value	—	—	—	—	1,550	—	—	1,550
Available-for-sale securities	—	—	325	147	—	—	—	472
Loans	—	7,380	3,084	1,667	4,699	25,116	(155)	41,791
Life insurance assets	—	34	41	—	—	—	—	75
Due from related entities	1,489	—	—	—	—	—	—	1,489
Other monetary assets	—	260	—	1	—	—	280	541
Total monetary assets	2,486	8,774	5,084	2,567	6,872	25,354	131	51,268
Non-monetary assets	—	—	—	—	—	—	868	868
Total assets	2,486	8,774	5,084	2,567	6,872	25,354	999	52,136
Monetary liabilities
Due to other financial institutions	1,192	—	—	—	—	2,000	—	3,192
Deposits at fair value	—	724	2,209	1,176	13	—	—	4,122
Deposits at amortised cost	13,429	5,067	4,646	2,696	403	—	—	26,241
Derivative financial instruments	—	176	214	390	644	152	—	1,576
Other trading liabilities	—	139	—	—	—	—	—	139
Debt issues	—	2,739	2,408	1,545	519	—	—	7,211
Other monetary liabilities	—	400	—	—	42	—	84	526
Subordinated debentures	—	—	—	—	727	762	—	1,489
Due to related entities	4,116	—	—	—	—	—	—	4,116
Total monetary liabilities	18,737	9,245	9,477	5,807	2,348	2,914	84	48,612
Non-monetary liabilities	—	—	—	—	—	—	107	107
Total liabilities	18,737	9,245	9,477	5,807	2,348	2,914	191	48,719
Net assets	(16,251)	(471)	(4,393)	(3,240)	4,524	22,440	808	3,417

	NZ Branch
	2007
		Less Than	1 Month to	3 Months to	1 Year to	Over	No Specific
	At Call	1 Month	3 Months	1 Year	5 Years	5 Years	Maturity	Total
	$m	$m	$m	$m	$m	$m	$m	$m
Monetary assets
Cash and balances with central banks	1,283	—	—	—	—	—	—	1,283
Due from other financial institutions	57	—	—	—	—	—	—	57
Derivative financial instruments	—	446	305	346	1,331	517	—	2,945
Other trading securities	—	194	1,128	100	33	70	—	1,525
Other financial assets designated at fair value	—	—	—	—	—	—	—	—
Available-for-sale securities	—	—	—	—	—	—	—	—
Loans	—	3,494	3,611	253	149	90	(14)	7,583
Due from related entities	7,902	—	—	—	—	—	—	7,902
Other monetary assets	—	122	—	—	—	—	481	603
Total monetary assets	9,242	4,256	5,044	699	1,513	677	467	21,898
Non-monetary assets	—	—	—	—	—	—	3	3
Total assets	9,242	4,256	5,044	699	1,513	677	470	21,901
Monetary liabilities
Due to other financial institutions	863	—	—	—	—	—	—	863
Deposits at fair value	—	3	6	11	—	—	—	20
Deposits at amortised cost	2,931	576	408	165	53	1	—	4,134
Derivative financial instruments	—	461	312	387	1,446	703	—	3,309
Other trading liabilities	—	114	—	—	—	—	—	114
Debt issues	—	—	—	—	—	—	—	—
Other monetary liabilities	—	85	—	—	—	—	4	89
Subordinated debentures	—	—	—	730	—	660	—	1,390
Due to related entities	9,320	—	—	—	—	—	—	9,320
Total monetary liabilities	13,114	1,239	726	1,293	1,499	1,364	4	19,239
Non-monetary liabilities	—	—	—	—	—	—	17	17
Total liabilities	13,114	1,239	726	1,293	1,499	1,364	21	19,256
Net assets	(3,872)	3,017	4,318	(594)	14	(687)	449	2,645

	NZ Branch
	2006
		Less Than	1 Month to	3 Months to	1 Year to	Over	No Specific
	At Call	1 Month	3 Months	1 Year	5 Years	5 Years	Maturity	Total
	$m	$m	$m	$m	$m	$m	$m	$m
Monetary assets
Cash and balances with central banks	995	—	—	—	—	—	—	995
Due from other financial institutions	—	—	—	—	—	—	—	—
Derivative financial instruments	—	103	167	334	596	166	6	1,372
Other trading securities	—	962	1,466	144	27	72	—	2,671
Other financial assets designated at fair value	—	—	—	—	—	—	—	—
Available-for-sale securities	—	—	—	—	—	—	—	—
Loans	5,198	2,025	2,972	1,664	4,703	24,990	(153)	41,399
Due from related entities	2,383	—	—	—	—	—	—	2,383
Other monetary assets	—	249	—	—	—	—	263	512
Total monetary assets	8,576	3,339	4,605	2,142	5,326	25,228	116	49,332
Non-monetary assets	—	—	—	—	—	—	712	712
Total assets	8,576	3,339	4,605	2,142	5,326	25,228	828	50,044
Monetary liabilities
Due to other financial institutions	1,192	—	—	—	—	—	—	1,192
Deposits at fair value	—	724	2,209	1,176	13	—	—	4,122
Deposits at amortised cost	13,429	5,067	4,646	2,696	403	—	—	26,241
Derivative financial instruments	—	176	214	390	644	152	—	1,576
Other trading liabilities	—	139	—	—	—	—	—	139
Debt issues	—	—	—	—	—	—	—	—
Other monetary liabilities	—	335	—	—	43	—	115	493
Subordinated debentures	—	—	—	—	727	762	—	1,489
Due to related entities	12,075	—	—	—	—	—	—	12,075
Total monetary liabilities	26,696	6,441	7,069	4,262	1,830	914	115	47,327
Non-monetary liabilities	—	—	—	—	—	—	107	107
Total liabilities	26,696	6,441	7,069	4,262	1,830	914	222	47,434
Net assets	(18,120)	(3,102)	(2,464)	(2,120)	3,496	24,314	606	2,610

Note 32 Credit risk

Risk weighted exposures

The risk weighted exposures are derived in accordance with the Reserve Bank’s Capital Adequacy Framework (the ‘Framework’) as required by the Registered Bank Disclosure Statement (Full and Half-Year – Overseas Incorporated Registered Banks) Order 2007 (New Zealand).

On-balance sheet non-risk weighted assets consist of market related contracts (derivatives) and intangible assets. These items have been excluded from the calculation of on-balance sheet risk weighted exposures in accordance with the Framework. Derivatives have been included in the table of off-balance sheet exposures for the purposes of risk weighting.

Securitised mortgages in non-consolidated entities are excluded from the balance sheet, but are included in the New Zealand risk-adjusted exposures as required by the Framework.

The current exposure method has been used to calculate the credit equivalent of all market related contracts.

	NZ Banking Group
	2007
			Risk
	Principal	Risk	Weighted
	Amount	Weighting	Exposure
	$m		$m
Calculation of on-balance sheet exposures
Cash and short term claims on government	1,645	0%	—
Long term claims on government	65	10%	7
Claims on banks	4,111	20%	822
Claims on public sector entities	249	20%	50
Residential mortgages	29,024	50%	14,512
Other assets	22,481	100%	22,481
Non-risk weighted assets	7,132		—
Total on-balance sheet exposures	64,707		37,872
Calculation of off-balance sheet securitised mortgage exposures
Securitised mortgages	608	50%	304
Total off-balance sheet securitised mortgage exposures	608		304

				Average
		Credit	Credit	Counterparty	Risk
	Principal	Conversion	Equivalent	Risk	Weighted
	Amount	Factor	Amount	Weighting	Exposure
	$m		$m		$m
Calculation of off-balance sheet and derivative exposures
Direct credit substitutes
Standby letters of credit and financial guarantees	273	100%	273	79%	216
Total direct credit substitutes	273		273		216
Commitments
Commitments with certain drawdown	36	100%	36	20%	7
Housing loan commitments with certain drawdown	186	100%	186	50%	93
Transaction related contingent items	695	50%	348	90%	313
Short term, self liquidating trade related contingent liabilities	793	20%	159	100%	159
Other commitments to provide financial services which have an original maturity of one year or more	8,116	50%	4,058	67%	2,719
Other commitments with original maturity of less than one year or which can be unconditionally cancelled at any time	6,391	0%	—	0%	—
Total commitments	16,217		4,787		3,291
Market related contracts (derivatives)
Foreign exchange contracts:
Forwards	71,941		2,187	50%	1,094
Swaps	28,661		1,750	26%	460
Interest rate contracts:
Forwards	13,665		3	67%	2
Futures	11,625		—	0%	—
Options	7,492		17	47%	8
Swaps	205,850		2,165	29%	635
Total market related contracts (derivatives)	339,234		6,122		2,199
Total off-balance sheet and derivative exposures	355,724		11,182		5,706
Total risk weighted exposures					43,882

	NZ Banking Group
	2006
			Risk
	Principal	Risk	Weighted
	Amount	Weighting	Exposure
	$m		$m
Calculation of on-balance sheet exposures
Cash and short term claims on government	1,646	0%	—
Long term claims on government	31	10%	3
Claims on banks	4,009	20%	802
Claims on public sector entities	243	20%	49
Residential mortgages	24,514	50%	12,257
Other assets	18,087	100%	18,087
Non-risk weighted assets	3,606		—
Total on-balance sheet exposures	52,136		31,198
Calculation of off-balance sheet securitised mortgage exposures
Securitised mortgages	643	50%	322
Total off-balance sheet securitised mortgage exposures	643		322

				Average
		Credit	Credit	Counterparty	Risk
	Principal	Conversion	Equivalent	Risk	Weighted
	Amount	Factor	Amount	Weighting	Exposure
	$m		$m		$m
Calculation of off-balance sheet and derivative exposures
Direct credit substitutes
Standby letters of credit and financial guarantees	281	100%	281	80%	225
Total direct credit substitutes	281		281		225
Commitments
Commitments with certain drawdown	50	100%	50	100%	50
Housing loan commitments with certain drawdown	143	100%	143	50%	72
Transaction related contingent items	595	50%	298	90%	269
Short term, self liquidating trade related contingent liabilities	680	20%	136	100%	136
Other commitments to provide financial services which have an original maturity of one year or more	7,014	50%	3,507	65%	2,276
Other commitments with original maturity of less than one year or which can be unconditionally cancelled at any time	5,787	0%	—	0%	—
Total commitments	14,269		4,134		2,803
Market related contracts (derivatives)
Foreign exchange contracts:
Forwards	54,950		1,265	24%	301
Swaps	22,233		1,343	25%	337
Interest rate contracts:
Forwards	26,252		12	50%	6
Futures	10,634		—	0%	—
Options	5,114		2	50%	1
Swaps	129,636		1,048	27%	281
Total market related contracts (derivatives)	248,819		3,670		926
Total off-balance sheet and derivative exposures	263,369		8,085		3,954
Total risk weighted exposures					35,474

	NZ Branch
	2007
			Risk
	Principal	Risk	Weighted
	Amount	Weighting	Exposure
	$m		$m
Calculation of on-balance sheet exposures
Cash and short term claims on government	1,558	0%	—
Long term claims on government	8	10%	1
Claims on banks	1,235	20%	247
Claims on public sector entities	133	20%	27
Residential mortgages	—	50%	—
Other assets	12,710	100%	12,710
Non-risk weighted assets	6,257		—
Total on-balance sheet exposures	21,901		12,985
Calculation of off-balance sheet securitised mortgage exposures
Securitised mortgages	—	50%	—
Total off-balance sheet securitised mortgage exposures	—		—

				Average
		Credit	Credit	Counterparty	Risk
	Principal	Conversion	Equivalent	Risk	Weighted
	Amount	Factor	Amount	Weighting	Exposure
	$m		$m		$m
Calculation of off-balance sheet and derivative exposures
Direct credit substitutes
Standby letters of credit and financial guarantees	211	100%	211	73%	154
Total direct credit substitutes	211		211		154
Commitments
Commitments with certain drawdown	—	100%	—	20%	—
Housing loan commitments with certain drawdown	—	100%	—	50%	—
Transaction related contingent items	413	50%	207	84%	173
Short term, self liquidating trade related contingent liabilities	107	20%	21	100%	21
Other commitments to provide financial services which have an original maturity of one year or more	3,337	50%	1,669	89%	1,485
Other commitments with original maturity of less than one year or which can be unconditionally cancelled at any time	1,862	0%	—	0%	—
Total commitments	5,719		1,897		1,679
Market related contracts (derivatives)
Foreign exchange contracts:
Forwards	71,941		2,187	50%	1,094
Swaps	39,620		2,082	25%	527
Interest rate contracts:
Forwards	13,665		3	67%	2
Futures	11,625		—	0%	—
Options	7,492		17	47%	8
Swaps	226,993		2,467	28%	702
Total market related contracts (derivatives)	371,336		6,756		2,333
Total off-balance sheet and derivative exposures	377,266		8,864		4,166
Total risk weighted exposures					17,151

	NZ Branch
	2006
			Risk
	Principal	Risk	Weighted
	Amount	Weighting	Exposure
	$m		$m
Calculation of on-balance sheet exposures
Cash and short term claims on government	1,629	0%	—
Long term claims on government	31	10%	3
Claims on banks	1,678	20%	336
Claims on public sector entities	243	20%	49
Residential mortgages	24,369	50%	12,185
Other assets	18,570	100%	18,570
Non-risk weighted assets	3,524		—
Total on-balance sheet exposures	50,044		31,143
Calculation of off-balance sheet securitised mortgage exposures
Securitised mortgages	643	50%	322
Total off-balance sheet securitised mortgage exposures	643		322

				Average
		Credit	Credit	Counterparty	Risk
	Principal	Conversion	Equivalent	Risk	Weighted
	Amount	Factor	Amount	Weighting	Exposure
	$m		$m		$m
Calculation of off-balance sheet and derivative exposures
Direct credit substitutes
Standby letters of credit and financial guarantees	281	100%	281	80%	225
Total direct credit substitutes	281		281		225
Commitments
Commitments with certain drawdown	2,300	100%	2,300	100%	2,300
Housing loan commitments with certain drawdown	143	100%	143	50%	72
Transaction related contingent items	595	50%	298	90%	269
Short term, self liquidating trade related contingent liabilities	680	20%	136	100%	136
Other commitments to provide financial services which have an original maturity of one year or more	7,014	50%	3,507	65%	2,276
Other commitments with original maturity of less than one year or which can be unconditionally cancelled at any time	5,787	0%	—	0%	—
Total commitments	16,519		6,384		5,053
Market related contracts (derivatives)
Foreign exchange contracts:
Forwards	54,950		1,265	24%	301
Swaps	22,233		1,343	25%	337
Interest rate contracts:
Forwards	26,252		12	50%	6
Futures	10,634		—	0%	—
Options	5,114		2	50%	1
Swaps	129,636		1,048	27%	281
Total market related contracts (derivatives)	248,819		3,670		926
Total off-balance sheet and derivative exposures	265,619		10,335		6,204
Total risk weighted exposures					37,669

Note 33 Concentration of credit exposures

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
On-balance sheet credit exposures consists of
Cash and balances with central banks	1,387	997	1,283	995
Due from other financial institutions	591	309	57	—
Derivative financial instruments	2,945	1,372	2,945	1,372
Other trading securities	3,908	2,672	1,525	2,671
Other financial assets designated at fair value	—	1,550	—	—
Available-for-sale securities	—	472	—	—
Loans	50,357	41,791	7,583	41,399
Life insurance assets	81	75	—	—
Due from related entities	3,722	1,489	7,902	2,383
Other assets	815	541	603	512
Total on-balance sheet credit exposures	63,806	51,268	21,898	49,332
Analysis of on-balance sheet credit exposures by geographical areas
Within New Zealand	59,071	49,686	18,300	47,750
Australia and Asia-Pacific	4,609	1,582	3,598	1,582
United Kingdom and Europe	126	—	—	—
Total on-balance sheet credit exposures	63,806	51,268	21,898	49,332
Analysis of on-balance sheet credit exposures by industry and economic sector
Government and other public authorities	2,162	1,773	1,681	1,771
Agriculture	3,983	3,620	717	3,620
Other primary industries	690	356	480	356
Commercial and financial	20,686	16,630	10,541	14,040
Real estate – construction	430	370	109	370
Real estate – mortgage	29,045	24,514	—	24,369
Instalment loans and other personal lending	2,764	2,308	—	2,238
Subtotal	59,760	49,571	13,528	46,764
Provisions for impairment on loans	(214)	(155)	(14)	(153)
Due from related entities	3,722	1,489	7,902	2,383
Other assets	538	363	482	338
Total on-balance sheet credit exposures	63,806	51,268	21,898	49,332
Off-balance sheet credit and derivative exposures by credit equivalent consists of
Contingent liabilities and commitments	5,060	4,415	2,108	6,665
Derivatives	6,122	3,670	6,756	3,670
Total off-balance sheet credit and derivative exposures by credit equivalent	11,182	8,085	8,864	10,335
Analysis of off-balance sheet credit exposures by industry and economic sector
Government and other public authorities	280	214	230	214
Agriculture	79	42	53	42
Other primary industries	107	5	69	5
Commercial and financial	8,791	5,546	7,738	7,796
Real estate – construction	165	36	140	36
Real estate – mortgage	2,352	2,201	—	2,201
Instalment loans and other personal lending	42	41	—	41
Total off-balance sheet credit and derivative exposures by credit equivalent	11,816	8,085	8,230	10,335

Credit exposure is determined with reference to actual credit exposures.

Australian and New Zealand Standard Industrial Classification (‘ANZSIC’) have been used as the basis for disclosing industry sectors.

Analysis of credit exposures to individual counterparties

The number of counterparties to which the NZ Banking Group has a credit exposure equal to or greater than 10% of the Overseas Banking Group’s equity is shown below.

		Peak End-of-Day		Peak End-of-Day
		for the Three		for the Three
	As at	Months Ended	As at	Months Ended
10 - 20% of Overseas	30 September	30 September	30 September	30 September
Banking Group’s equity	2007	2007	2006	2006
Individual counterparties
Bank counterparties	—	—	—	—
Non-bank counterparties	—	—	—	—
Closely related counterparties
Bank counterparties	—	—	—	—
Non-bank counterparties	—	—	—	—

Peak end-of-day exposures have been calculated by determining the maximum end-of-day aggregate amount of credit exposure over the relevant period, and then dividing that amount by the Overseas Banking Group’s equity as at end of the relevant period. Credit exposure used in the above calculations is determined with reference to actual credit exposures. Credit exposures to individual counterparties (not being members of a group of closely related counterparties) and to groups of closely related counterparties do not include exposures to those counterparties if they are recorded outside New Zealand nor exposures to any OECD government. These calculations relate only to exposures held in the financial records of the NZ Banking Group and were calculated net of specific provisions.

The aggregate amount of the credit exposure and percentage of the Overseas Banking Group’s equity to which the NZ Banking Group has a credit exposure equal to or greater than 10% of the Overseas Banking Group’s equity is shown below.

	As at 30 September 2007		As at 30 September 2006
	Aggregate	Percentage	Aggregate	Percentage
10 - 20% of Overseas	Credit	of Large	Credit	of Large
Banking Group’s equity	Exposures	Exposures	Exposures	Exposures
	$m	%	$m	%
Individual counterparties
Bank counterparties:
Credit rating of BBB- and above	—	—	—	—
Credit rating below BBB-	—	—	—	—
Without investment grade credit rating	—	—	—	—
Non-bank counterparties:
Credit rating of BBB- and above	—	—	—	—
Credit rating below BBB-	—	—	—	—
Without investment grade credit rating	—	—	—	—
Closely related counterparties
Bank counterparties:
Credit rating of BBB- and above	—	—	—	—
Credit rating below BBB-	—	—	—	—
Without investment grade credit rating	—	—	—	—
Non-bank counterparties:
Credit rating of BBB- and above	—	—	—	—
Credit rating below BBB-	—	—	—	—
Without investment grade credit rating	—	—	—	—

The NZ Banking Group predominantly has its market related contracts (derivatives) with other financial institutions (which include other banks and corporates) and the Overseas Banking Group.

Note 34 Concentration of funding

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Funding consists of
Due to other financial institutions	870	3,192	863	1,192
Deposits at fair value	3,555	4,122	20	4,122
Deposits at amortised cost	30,010	26,241	4,134	26,241
Debt issues(1)	12,428	7,211	—	—
Subordinated debentures	1,390	1,489	1,390	1,489
Due to related entities	8,385	4,116	9,320	12,075
Total funding	56,638	46,371	15,727	45,119
Analysis of funding by product
Saving accounts	6,421	5,232	—	5,232
Certificates of deposits	3,555	4,122	20	4,122
Demand deposits	8,960	5,892	2,931	5,892
Other deposits and borrowings	27,057	22,328	1,203	15,117
Subordinated debentures	1,390	1,489	1,390	1,489
Subtotal	47,383	39,063	5,544	31,852
Due to other financial institutions	870	3,192	863	1,192
Due to related entities	8,385	4,116	9,320	12,075
Total funding	56,638	46,371	15,727	45,119
Analysis of funding by geographical areas(1)
New Zealand	38,913	36,378	11,619	42,398
Australia and Asia-Pacific	4,859	2,265	3,448	1,959
United Kingdom and Europe	5,212	2,364	—	—
North America	7,654	5,364	660	762
Total funding	56,638	46,371	15,727	45,119
Analysis of funding by industry and economic sector
Government and other public authorities	2,206	1,705	765	1,705
Agriculture	1,109	1,031	41	1,031
Other primary industries	312	275	167	275
Commercial and financial	27,607	24,089	4,582	14,878
Households	17,019	15,155	852	15,155
Subtotal	48,253	42,255	6,407	33,044
Due to related entities	8,385	4,116	9,320	12,075
Total funding	56,638	46,371	15,727	45,119

(1)        The geographic region used for debt issues is the location of the original purchaser. These instruments may have subsequently been on-sold.

Note 35 Fair value of financial instruments

Quoted market prices, when available, are used as the measure of fair values. However, for a significant portion of the NZ Banking Group’s financial instruments, quoted market prices do not exist. For such financial instruments, fair values presented are estimates derived using present value or other market accepted valuation techniques. These techniques involve uncertainties and are affected by the assumptions used and judgements made regarding risk characteristics of various financial instruments, discount rates, estimates of future cash flows, future expected loss experience and other factors. Changes in assumptions could significantly affect these estimates and the resulting fair values.

The fair value estimates were determined by application of the methods and assumptions described below.

Certain short term financial instruments

For cash and short term liquid assets, amounts due from other banks with maturities of less than three months, and other types of short term financial instruments recognised in the balance sheet under ‘other assets’ and ‘other liabilities’, the carrying amount is equivalent to the fair value.

Floating rate financial instruments

For floating rate financial instruments (including variable rate loans which comprise a portion of the NZ Banking Group’s loan portfolio) with no significant change in credit risk, the carrying amount is a reasonable estimate of fair value.

Trading securities

For trading securities, the fair values, which are also the carrying amounts, are based on quoted market prices.

Due from other financial institutions and fixed rate loans

For amounts due from other financial institutions with maturities of three months or more and fully performing fixed rate loans, the fair values have been estimated by reference to current rates at which similar advances would be made to financial institutions and other borrowers with a similar credit rating and the same remaining maturities.

Due to other financial institutions, deposits and debt issues

The fair value of demand deposits is the amount payable on demand as at balance date. For other liabilities with maturities of less than three months, the carrying amount is a reasonable estimate of fair value.

For liabilities with maturities of three months or longer, fair values have been based on quoted market prices, where such prices exist. Otherwise, fair values have been estimated using the rates currently offered for similar liabilities of similar remaining maturities.

Commitments to extend credit, financial guarantees, performance bonds and letters of credit

For commitments, financial guarantees, performance bonds and letters of credit, no fair values have been ascribed on the basis that these financial instruments generate ongoing fees at the NZ Banking Group’s current pricing levels.

Exchange rate and interest rate contracts

For exchange rate and interest rate contracts, fair values were obtained from quoted market prices, discounted cash flow models or option pricing models as appropriate. The carrying amount and fair value for these contracts are included in ‘other assets’ or ‘other liabilities’ as applicable.

Subordinated debentures

For subordinated debentures, the fair values are based on quoted market prices.

	NZ Banking Group
	2007	2007	2006	2006
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	$m	$m	$m	$m
Financial assets
Cash and balances with central banks	1,387	1,387	997	997
Due from other financial institutions	591	591	309	309
Derivative financial instruments	2,945	2,945	1,372	1,372
Other trading securities	3,908	3,908	2,672	2,672
Other financial instruments designated at fair value	—	—	1,550	1,550
Available-for-sale securities	—	—	472	472
Loans	50,357	50,005	41,791	41,640
Life insurance assets	81	81	75	75
Due from related entities	3,722	3,722	1,489	1,489
Other financial assets	815	815	541	541
Total financial assets	63,806	63,454	51,268	51,117
Non-financial assets	901		868
Total assets	64,707		52,136
Financial liabilities
Due to other financial institutions	870	870	3,192	3,192
Deposits at fair value	3,555	3,555	4,122	4,122
Deposits at amortised cost	30,010	30,063	26,241	26,266
Derivative financial instruments	3,309	3,309	1,576	1,576
Other trading liabilities	114	114	139	139
Debt issues	12,428	12,366	7,211	6,967
Other financial liabilities	695	695	526	526
Subordinated debentures	1,390	1,390	1,489	1,489
Due to related entities	8,385	8,385	4,116	4,116
Total financial liabilities	60,756	60,747	48,612	48,393
Non-financial liabilities	91		107
Total liabilities	60,847		48,719

	NZ Branch
	2007	2007	2006	2006
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	$m	$m	$m	$m
Financial assets
Cash and balances with central banks	1,283	1,283	995	995
Due from other financial institutions	57	57	—	—
Derivative financial instruments	2,945	2,945	1,372	1,372
Other trading securities	1,525	1,525	2,671	2,671
Other financial instruments designated at fair value	—	—	—	—
Available-for-sale securities	—	—	—	—
Loans	7,583	7,579	41,399	41,249
Due from related entities	7,902	7,902	2,383	2,383
Other financial assets	603	603	512	512
Total financial assets	21,898	21,894	49,332	49,182
Non-financial assets	3		712
Total assets	21,901		50,044
Financial liabilities
Due to other financial institutions	863	863	1,192	1,192
Deposits at fair value	20	20	4,122	4,122
Deposits at amortised cost	4,134	4,129	26,241	26,266
Derivative financial instruments	3,309	3,309	1,576	1,576
Other trading liabilities	114	114	139	139
Debt issues	—	—	—	—
Other financial liabilities	89	89	493	493
Subordinated debentures	1,390	1,390	1,489	1,489
Due to related entities	9,320	9,320	12,075	12,075
Total financial liabilities	19,239	19,234	47,327	47,352
Non-financial liabilities	17		107
Total liabilities	19,256		47,434

Note 36 Interest rate risk

Sensitivity to interest rates arises from mismatches in the interest rate characteristics of the assets and their corresponding liability funding. One of the major causes of these mismatches is timing differences in the repricing of the asset and liabilities. These mismatches are actively managed as part of the overall interest rate risk management process which is conducted in accordance with Group policy guidelines.

The following table represents a breakdown of the earlier of the contractual repricing or maturity dates of the Group’s net asset position as at 30 September 2007. The Group uses this contractual repricing information as a base, which is then altered to take account of consumer behaviour, to manage its interest rate risk. A detailed description of the NZ Banking Group’s interest rate risk management framework is provided in Note 2.

	NZ Banking Group
	2007
											Weighted
	Less	1 Month	3 Months	1 Year	2 Years	3 Years	4 Years		Non-		Average
	Than	to	to	to	to	to	to	Over	interest		Interest
	1 Month	3 Months	1 Year	2 Years	3 Years	4 Years	5 Years	5 Years	Bearing	Total	Rate %(1)
	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Financial assets
Cash and balances with central banks	1,285	—	—	—	—	—	—	—	102	1,387	8.3
Due from other financial institutions	533	—	—	—	—	—	—	—	58	591	8.3
Derivative financial instruments	—	—	—	—	—	—	—	—	2,945	2,945	0.0
Other trading securities	3,908	—	—	—	—	—	—	—	—	3,908	8.5
Other financial assets designated at fair value	—	—	—	—	—	—	—	—	—	—	0.0
Available-for-sale securities	—	—	—	—	—	—	—	—	—	—	0.0
Loans	18,632	5,951	7,179	9,801	4,235	2,019	2,695	59	(214)	50,357	9.2
Life insurance assets	—	—	—	—	—	—	—	—	81	81	0.0
Due from related entities	3,722	—	—	—	—	—	—	—	—	3,722	8.3
Other financial assets	—	—	—	—	—	—	—	—	815	815	0.0
Total financial assets	28,080	5,951	7,179	9,801	4,235	2,019	2,695	59	3,787	63,806
Non-financial assets										901
Total assets										64,707
Financial liabilities
Due to other financial institutions	863	7	—	—	—	—	—	—	—	870	8.3
Deposits at fair value	481	1,154	1,918	2	—	—	—	—	—	3,555	8.7
Deposits at amortised cost	18,077	4,735	4,545	244	92	15	22	1	2,279	30,010	6.6
Derivative financial instruments	—	—	—	—	—	—	—	—	3,309	3,309	0.0
Other trading liabilities	114	—	—	—	—	—	—	—	—	114	7.6
Debt issues	3,947	5,326	805	1,165	875	—	310	—	—	12,428	3.6
Other financial liabilities	—	—	—	—	—	—	—	—	695	695	0.0
Subordinated debentures	—	730	—	—	—	—	—	660	—	1,390	6.6
Due to related entities	8,385	—	—	—	—	—	—	—	—	8,385	8.3
Total financial liabilities	31,867	11,952	7,268	1,411	967	15	332	661	6,283	60,756
Non-financial liabilities										91
Total liabilities										60,847
Financial instruments
Net interest rate contracts (notional):
Receivable/(payable)	4,363	9,170	(2,305)	(7,000)	(2,293)	(360)	(1,560)	(15)	—	—

(1)          The weighted average interest rate is calculated excluding non-interest bearing assets and liabilities.

	NZ Banking Group
	2006
											Weighted
	Less	1 Month	3 Months	1 Year	2 Years	3 Years	4 Years		Non-		Average
	Than	to	to	to	to	to	to	Over	interest		Interest
	1 Month	3 Months	1 Year	2 Years	3 Years	4 Years	5 Years	5 Years	Bearing	Total	Rate %(1)
	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Financial assets
Cash and balances with central banks	895	—	—	—	—	—	—	—	102	997	7.3
Due from other financial institutions	35	—	—	—	—	—	—	—	274	309	7.2
Derivative financial instruments	5	—	—	—	—	—	—	—	1,367	1,372	7.3
Other trading securities	2,662	—	—	—	—	—	—	—	10	2,672	7.4
Other financial assets designated at fair value	—	1,550	—	—	—	—	—	—	—	1,550	7.4
Available-for-sale securities	—	449	—	—	—	—	—	—	23	472	7.5
Loans	16,782	5,086	6,603	7,268	3,930	567	1,629	82	(155)	41,791	8.8
Life insurance assets	—	—	—	—	—	—	—	—	75	75	0.0
Due from related entities	19	—	—	—	—	—	—	—	1,470	1,489	7.3
Other financial assets	—	—	—	—	—	—	—	—	541	541	0.0
Total financial assets	20,398	7,085	6,603	7,268	3,930	567	1,629	82	3,707	51,268
Non-financial assets										868
Total assets										52,136
Financial liabilities
Due to other financial institutions	735	2,000	—	—	—	—	—	—	457	3,192	7.3
Deposits at fair value	724	2,208	1,176	14	—	—	—	—	—	4,122	7.5
Deposits at amortised cost	16,295	4,646	2,696	285	75	33	10	—	2,200	26,241	5.7
Derivative financial instruments	—	—	—	—	—	—	—	—	1,576	1,576	0.0
Other trading liabilities	139	—	—	—	—	—	—	—	—	139	6.5
Debt issues	2,739	2,408	1,545	519	—	—	—	—	—	7,211	5.3
Other financial liabilities	—	—	—	—	—	—	—	—	526	526	0.0
Subordinated debentures	—	—	—	727	—	—	—	762	—	1,489	6.5
Due to related entities	3,257	—	—	—	—	—	—	—	859	4,116	7.3
Total financial liabilities	23,889	11,262	5,417	1,545	75	33	10	762	5,618	48,612
Non-financial liabilities										107
Total liabilities										48,719
Financial instruments
Net interest rate contracts (notional):
Receivable/(payable)	3,885	2,296	(6,457)	206	50	20	—	—	—	—

(1)          The weighted average interest rate is calculated excluding non-interest bearing assets and liabilities.

	NZ Branch
	2007
											Weighted
	Less	1 Month	3 Months	1 Year	2 Years	3 Years	4 Years		Non-		Average
	Than	to	to	to	to	to	to	Over	interest		Interest
	1 Month	3 Months	1 Year	2 Years	3 Years	4 Years	5 Years	5 Years	Bearing	Total	Rate %(1)
	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Financial assets
Cash and balances with central banks	1,181	—	—	—	—	—	—	—	102	1,283	8.3
Due from other financial institutions	57	—	—	—	—	—	—	—	—	57	5.1
Derivative financial instruments	—	—	—	—	—	—	—	—	2,945	2,945	8.3
Other trading securities	1,540	—	—	—	—	—	—	—	(15)	1,525	8.5
Loans	4,319	3,052	157	16	14	6	3	29	(13)	7,583	8.9
Due from related entities	7,902	—	—	—	—	—	—	—	—	7,902	8.3
Other financial assets	—	—	—	—	—	—	—	—	603	603	0.0
Total financial assets	14,999	3,052	157	16	14	6	3	29	3,622	21,898
Non-financial assets										3
Total assets										21,901
Financial liabilities
Due to other financial institutions	863	—	—	—	—	—	—	—	—	863	8.3
Deposits at fair value	3	6	11	—	—	—	—	—	—	20	8.7
Deposits at amortised cost	3,352	414	176	28	21	4	—	1	138	4,134	7.7
Derivative financial instruments	—	—	—	—	—	—	—	—	3,309	3,309	0.0
Other trading liabilities	114	—	—	—	—	—	—	—	—	114	7.6
Debt issues	—	—	—	—	—	—	—	—	—	—	0.0
Other financial liabilities	—	—	—	—	—	—	—	—	89	89	0.0
Subordinated debentures	—	730	—	—	—	—	—	660	—	1,390	6.6
Due to related entities	9,320	—	—	—	—	—	—	—	—	9,320	9.0
Total financial liabilities	13,652	1,150	187	28	21	4	—	661	3,536	19,239
Non-financial liabilities										17
Total liabilities										19,256
Financial instruments
Net interest rate contracts (notional):
Receivable/(payable)	4,363	9,170	(2,305)	(7,000)	(2,293)	(360)	(1,560)	(15)	—	—

(1)          The weighted average interest rate is calculated excluding non-interest bearing assets and liabilities.

	NZ Branch
	2006
											Weighted
	Less	1 Month	3 Months	1 Year	2 Years	3 Years	4 Years		Non-		Average
	Than	to	to	to	to	to	to	Over	interest		Interest
	1 Month	3 Months	1 Year	2 Years	3 Years	4 Years	5 Years	5 Years	Bearing	Total	Rate %(1)
	$m	$m	$m	$m	$m	$m	$m	$m	$m	$m
Financial assets
Cash and balances with central banks	893	—	—	—	—	—	—	—	102	995	7.3
Due from other financial institutions	—	—	—	—	—	—	—	—	—	—	0.0
Derivative financial instruments	5	—	—	—	—	—	—	—	1,367	1,372	7.3
Other trading securities	2,661	—	—	—	—	—	—	—	10	2,671	7.4
Other financial assets designated at fair value	—	—	—	—	—	—	—	—	—	—	0.0
Available-for-sale securities	—	—	—	—	—	—	—	—	—	—	0.0
Loans	16,444	5,079	6,565	7,262	3,926	567	1,629	80	(153)	41,399	8.8
Due from related entities	868	—	—	—	—	—	—	—	1,515	2,383	7.3
Other financial assets	—	—	—	—	—	—	—	—	512	512	0.0
Total financial assets	20,871	5,079	6,565	7,262	3,926	567	1,629	80	3,353	49,332
Non-financial assets										712
Total assets										50,044
Financial liabilities
Due to other financial institutions	735	—	—	—	—	—	—	—	457	1,192	6.7
Deposits at fair value	724	2,208	1,176	14	—	—	—	—	—	4,122	7.5
Deposits at amortised cost	16,295	4,646	2,696	285	75	33	10	—	2,200	26,241	5.7
Derivative financial instruments	—	—	—	—	—	—	—	—	1,576	1,576	0.0
Other trading liabilities	139	—	—	—	—	—	—	—	—	139	6.5
Debt issues	—	—	—	—	—	—	—	—	—	—	0.0
Other financial liabilities	—	—	—	—	—	—	—	—	493	493	0.0
Subordinated debentures	—	—	—	727	—	—	—	762	—	1,489	6.5
Due to related entities	5,939	4,046	1,021	—	—	—	—	—	1,069	12,075	7.1
Total financial liabilities	23,832	10,900	4,893	1,026	75	33	10	762	5,795	47,327
Non-financial liabilities										107
Total liabilities										47,434
Financial instruments
Net interest rate contracts (notional):
Receivable/(payable)	3,885	2,296	(6,457)	206	50	20	—	—	—	—

(1)          The weighted average interest rate is calculated excluding non-interest bearing assets and liabilities.

Note 37 Foreign currency risk

The net open position in each foreign currency, detailed in the table below, represents the net on-balance sheet assets and liabilities in that foreign currency aggregated with the net expected future cash flows from off-balance sheet purchases and sales from foreign exchange transactions in that foreign currency. The amounts are stated in New Zealand dollar equivalents translated using the end of period spot foreign exchange rates.

	NZ Banking Group		NZ Branch
	2007	2006	2007	2006
	$m	$m	$m	$m
Receivable/(payable)
Australian dollar	(1)	19	(1)	19
Euro	—	—	—	—
Great British pound	1	1	1	1
Japanese yen	—	—	—	—
United States dollar	(34)	(10)	(34)	(10)
Other	1	1	1	1

Note 38 Capital adequacy

			Minimum Capital
			Adequacy Ratio
	2007	2006	Specified by APRA
	%	%	%
Overseas Banking Group
Tier One Capital, expressed as a percentage of risk weighted exposures	6.5	6.9	4.0
Capital, expressed as a percentage of risk weighted exposures	9.5	9.5	8.0
Overseas Bank
Tier One Capital, expressed as a percentage of risk weighted exposures	6.6	6.3	4.0
Capital, expressed as a percentage of risk weighted exposures	10.1	9.3	8.0

The Overseas Banking Group and the Overseas Bank are subject to the capital adequacy requirements as specified by APRA. The capital adequacy requirements are based on the framework proposed by the Basel Committee on Banking Supervision, which have been endorsed by banking supervisory authorities in the G10 and other industrial countries. Under these requirements, the Overseas Banking Group and the Overseas Bank are required to hold minimum capital at least equal to that specified under the Basel framework.

The Overseas Banking Group and the Overseas Bank exceeded the minimum capital adequacy requirements as specified by APRA as at 30 September 2007. The minimum capital adequacy requirements specified by APRA are at least equal to those specified under the Basel framework.

Note 39 Derivative financial instruments

Derivative contracts include forwards, futures, swaps and options, all of which are bilateral contracts or payment exchange agreements, whose values derive from the value of an underlying asset, reference rate or index.

A forward contract obliges one party to buy and the other to sell, a specific underlying product or instrument at a specific price, amount, and date in the future. A forward rate agreement (‘ FRA’) is an agreement between two parties principal over a specified period commencing at a specific future date.

A futures contract is similar to a forward contract. A futures contract obliges its owner to buy a specific underlying commodity or financial instrument at a specified price on the contract maturity date (or to settle the value for cash). Futures are exchange traded.

A swap transaction obliges the two parties to the contract to exchange a series of cash flows at specified intervals known as payment or settlement dates.

An option contract gives the option holder the right, but not the obligation, to buy or sell a specified amount of a given commodity or financial instrument at a specified price during a certain period or on a specific date. The writer of the option contract is obliged to perform if the holder exercises the right contained therein.

Certain leveraged derivatives include an explicit leverage factor in the payment formula. The leverage factor has the effect of multiplying the notional amount such that the impact of changes in the underlying price or prices may be greater than that indicated by the notional amount alone. The NZ Banking Group has no significant exposure to those types of transactions.

The notional amounts of certain types of financial instruments provide a basis for comparison with instruments recognised on the balance sheet, but do not necessarily indicate the amounts of future cash flows involved or the current fair value of the instruments and, therefore, do not indicate the NZ Banking Group’s exposure to credit or price risks.

The derivative instruments become favourable (assets) or unfavourable (liabilities) as a result of fluctuations in market interest rates or foreign exchange rates relative to their terms. The notional amount of the derivative financial instruments on hand is the aggregate notional or contractual amounts of both instruments that are favourable or unfavourable.

The NZ Banking Group uses derivatives in two distinct capacities; as a trader and as an end-user as part of its asset and liability management activities.

Trading

As a trader, the NZ Banking Group’s primary objective is to derive income from the sale of customers needs. In addition to the sale of derivatives to customers, the NZ Banking Group also undertakes market making and discretionary trading activities. This process ensures liquidity in the key markets in which the NZ Banking Group operates. The NZ Banking Group also trades on its own account to exploit arbitrage opportunities and market anomalies, as well as to take outright views on market direction. These activities, known as proprietary trading, represent a limited part of the NZ Banking Group’s derivative activities.

Hedging

The NZ Banking Group enters into derivative transactions that are designated and qualify as either fair value hedges or cash flow hedges for recognised assets and liabilities or forecast transactions. It also enters into derivative transactions that provide economic hedges for risk exposures, but do not meet the accounting requirements for hedge account treatment. Gains and losses on these derivative transactions are recorded in trading income.

Fair value hedges

The NZ Banking Group hedges part of its existing interest rate risk resulting from any potential decrease in the fair value of fixed rate assets or increase in fair value of term deposits from customers denominated in local currency using swaps.

Cash flow hedges

The NZ Banking Group hedges a portion of the cash flows from floating-rate customer deposits using swaps. There were no transactions for which cash flow hedge accounting had to be ceased in the year ended 30 September 2007 as a result of highly probable cash flows no longer expected to occur.

All derivatives for the NZ Banking Group are held in the NZ Branch. Derivatives with related parties are included in due from and to related entities.

	NZ Banking Group
	2007
		Fair Value	Fair Value
	Notional	(Asset)	(Liability)
	$m	$m	$m
Held for trading derivatives
Interest rate derivatives
Futures	11,625	7	—
Forwards	13,665	10	(17)
Swaps	201,734	1,382	(1,394)
Options	7,492	18	(17)
Foreign exchange derivatives
Forwards	71,941	629	(639)
Swaps	28,594	618	(1,006)
Total held for trading derivatives	335,051	2,664	(3,073)
Fair value hedging derivatives
Interest rate derivatives
Swaps	1,857	192	(145)
Foreign exchange derivatives
Swaps	67	10	(14)
Total fair value hedging derivatives	1,924	202	(159)
Cash flow hedging derivatives
Interest rate derivatives
Swaps	2,259	79	(77)
Total cash flow hedging derivatives	2,259	79	(77)
Total derivatives	339,234	2,945	(3,309)

Underlying cash flows from cash flow hedges are expected to occur in the following periods:

	NZ Banking Group
	2007
	Less	1 Month	3 Months	1 Year	2 Years	3 Years	4 Years
	Than	to	to	to	to	to	to	Over
	1 Month	3 Months	1 Year	2 Years	3 Years	4 Years	5 Years	5 Years
	%	%	%	%	%	%	%	%
Cash inflows (assets)	6	6	32	27	14	9	5	1
Cash outflows (liabilities)	3	8	29	30	15	9	5	1

	NZ Branch
	2007
		Fair Value	Fair Value
	Notional	(Asset)	(Liability)
	$m	$m	$m
Held for trading derivatives
Interest rate derivatives
Futures	11,625	7	—
Forwards	13,665	10	(17)
Swaps	212,360	1,382	(1,394)
Options	7,492	18	(17)
Foreign exchange derivatives
Forwards	71,941	629	(639)
Swaps	38,966	618	(1,006)
Total held for trading derivatives	356,049	2,664	(3,073)
Fair value hedging derivatives
Interest rate derivatives
Swaps	10,303	192	(145)
Foreign exchange derivatives
Swaps	654	10	(14)
Total fair value hedging derivatives	10,957	202	(159)
Cash flow hedging derivatives
Interest rate derivatives
Swaps	4,330	79	(77)
Total cash flow hedging derivatives	4,330	79	(77)
Total derivatives	371,336	2,945	(3,309)

Underlying cash flows from cash flow hedges are expected to occur in the following periods:

	NZ Branch
	2007
	Less	1 Month	3 Months	1 Year	2 Years	3 Years	4 Years
	Than	to	to	to	to	to	to	Over
	1 Month	3 Months	1 Year	2 Years	3 Years	4 Years	5 Years	5 Years
	%	%	%	%	%	%	%	%
Cash inflows (assets)	5	6	32	28	14	9	5	1
Cash outflows (liabilities)	2	8	29	31	15	9	5	1

	NZ Banking Group and NZ Branch
	2006
		Fair Value	Fair Value
	Notional	(Asset)	(Liability)
	$m	$m	$m
Held for trading derivatives
Interest rate derivatives
Futures	10,633	—	—
Forwards	26,252	6	(8)
Swaps	123,348	601	(665)
Options	4,922	1	(4)
Foreign exchange derivatives
Forwards	19,182	264	(394)
Swaps	21,925	418	(484)
Total held for trading derivatives	206,262	1,290	(1,555)
Fair value hedging derivatives
Interest rate derivatives
Futures	4,735	24	(15)
Foreign exchange derivatives
Swaps	637	47	—
Total fair value hedging derivatives	5,372	71	(15)
Cash flow hedging derivatives
Interest rate derivatives
Futures	939	4	—
Swaps	815	7	(6)
Total cash flow hedging derivatives	1,754	11	(6)
Total derivatives	213,388	1,372	(1,576)

Note 40 Segment information

The NZ Banking Group operates predominantly in the finance, residential mortgage and wealth management industries within New Zealand. The basis of segment reporting reflects the management of the business within the Overseas Banking Group, rather than the legal structure of the NZ Banking Group. The business segment results have been presented on a management reporting basis and consequently internal charges and transfer pricing adjustments have been reflected in the performance of each business segment. Intersegment pricing is determined on an arm’s length basis.

Primary reporting – business segments

The business segments are defined by the customers they service and the services they provide. The New Zealand Retail segment is responsible for servicing and product development for consumer and smaller to medium-sized customers within New Zealand, and includes the majority of the Corporate Head Office functions that exist within New Zealand. The Institutional Banking segment represents primarily corporations and institutional customers based in New Zealand, and also provides financial markets services to middle-market business banking customers in New Zealand. The Other Banking segment includes the results of Group Capital, Structured Finance and Group Treasury activities as well as activities that cannot be directly attributable to any other segment within the New Zealand geographical area.

	NZ Banking Group 2007
	New Zealand	Institutional	Other
	Retail	Banking	Banking	Total
	$m	$m	$m	$m
Revenue from external customers	3,903	705	520	5,128
Internal revenue	(30)	110	(77)	3
Total segment revenue	3,873	815	443	5,131
Interest income	3,486	610	507	4,603
Interest expense	(1,350)	(264)	(1,401)	(3,015)
Internal charges(1)	(1,112)	(248)	1,016	(344)
Net interest income	1,024	98	122	1,244
Net non-interest income	417	95	13	525
Internal charges(1)	6	(3)	—	3
Net operating income	1,447	190	135	1,772
Depreciation and amortisation	(65)	—	—	(65)
Other operating expenses	(612)	(27)	(3)	(642)
Internal charges(1)	(5)	(11)	(13)	(29)
Total operating expenses	(682)	(38)	(16)	(736)
Impairment losses on loans and advances	(81)	(4)	(6)	(91)
Profit before income tax expense	684	148	113	945
Income tax expense				(295)
Profit attributable to minority interests				(4)
Profit after income tax expense attributable to head office account and equity holders of NZ Banking Group				646
Total external assets excluding tax	43,836	10,887	6,123	60,846
Intragroup assets				3,722
Tax assets				139
Total assets				64,707
Total external liabilities excluding tax	25,547	6,675	20,229	52,451
Intragroup liabilities				8,385
Tax liabilities				11
Total liabilities				60,847
Acquisition of property, plant and equipment and intangible assets	56	—	—	56

(1)          Internal charges are eliminated at the ultimate Overseas Banking Group level.

	NZ Banking Group
	2006
	New Zealand	Institutional	Other
	Retail	Banking	Banking	Total
	$m	$m	$m	$m
Revenue from external customers	3,342	520	447	4,309
Internal revenue	146	7	(153)	—
Total segment revenue	3,488	527	294	4,309
Interest income	2,929	425	439	3,793
Interest expense	(1,124)	(146)	(1,332)	(2,602)
Internal charges(1)	(860)	(223)	1,060	(23)
Net interest income	945	56	167	1,168
Net non-interest income	414	95	16	525
Internal charges(1)	4	2	(7)	(1)
Net operating income	1,363	153	176	1,692
Depreciation and amortisation	(57)	—	(2)	(59)
Other operating expenses	(602)	(23)	(3)	(628)
Internal charges(1)	1	(13)	—	(12)
Total operating expenses	(658)	(36)	(5)	(699)
Impairment losses on loans and advances	(49)	3	(7)	(53)
Reversals of impairment losses on loans	18	—	4	22
Profit before income tax expense	674	120	168	962
Income tax expense				(319)
Profit attributable to minority interests				(4)
Profit after income tax expense attributable to head office account and equity holders of NZ Banking Group				639
Total external assets excluding tax	38,573	7,290	4,689	50,552
Intragroup assets				1,489
Tax assets				95
Total assets				52,136
Total external liabilities excluding tax	22,028	3,915	18,636	44,579
Intragroup liabilities				4,116
Tax liabilities				24
Total liabilities				48,719
Acquisition of property, plant and equipment and intangible assets	91	—	—	91

(1)          Internal charges are eliminated at the ultimate parent level.

Secondary reporting – geographic segments

The NZ Banking Group operates predominantly within New Zealand.

Note 41 Superannuation commitments

The NZ Banking Group has a defined contribution and a defined benefit superannuation scheme for staff in New Zealand. Contributions, as specified in the rules of the respective schemes, are made by the NZ Banking Group as required. Actuarial valuations of the schemes are undertaken periodically, with the last full valuation being undertaken as at 30 June 2005. Contributions to the defined benefit scheme is at a rate, reviewed annually, sufficient to keep the scheme solvent, based on actuarial assessments.

The NZ Banking Group’s defined benefit superannuation scheme provides lump sum and superannuation benefits. The NZ Banking Group’s contributions for the year ended 30 September 2007 were $1 million (30 September 2006: $3 million).

The NZ Banking Group has no material obligations in respect of post-retirement benefits other than pensions.

The amount recognised in the balance sheet arising from the NZ Banking Group’s obligations in respect of its defined benefit superannuation scheme was as follows:

	NZ Banking Group
	2007	2006
	$m	$m
Present value of wholly unfunded obligations	110	131
Fair value of plan assets	(99)	(113)
Present value of net obligations	11	18
Actuarial gains not recognised in the balance sheet	13	11
Net liability recognised in the balance sheet	24	29
Represented by the following amounts in the balance sheet:
Liabilities	24	29
Net liability recognised in the balance sheet	24	29

The fair value of plan assets as at 30 September 2007 included 90-day bank bills issued by, and cash balances held with the NZ Banking Group with a fair value of $19 million (30 September 2006: $10 million).

	NZ Banking Group
	2007	2006
	$m	$m
Movements in the net asset recognised in the balance sheet
Net asset at beginning of the year	29	33
Net expense recognised in the income statement	(4)	(1)
Contributions paid	(1)	(3)
Net asset recognised at end of the year	24	29
Return on plan assets:
Expected return on plan assets	6	7
Actuarial gains on plan assets	2	7
Actual return on plan assets	8	14

Expense recognised in the income statement

The amounts recognised in salaries and other staff expenses in the income statement as operating expenses for the financial year in respect of the defined benefit superannuation scheme were as follows:

	NZ Banking Group
	2007	2006
	$m	$m
Current service cost	1	1
Interest cost	5	5
Expected return on plan assets	(6)	(7)
Curtailments/settlements	(4)	—
Net defined benefit expense	(4)	(1)

The primary actuarial assumptions used in the above calculations expressed as weighted averages were as follows:

	NZ Banking Group
	2007	2006
	%	%
Discount rate at beginning of the year	4.4	3.9
Expected rate of return on plan assets at beginning of the year	6.1	5.3
Expected increase in average salary of plan members	3.5	3.5
Other material actuarial assumptions – pension increases	2.5	2.5

Note 42 Auditors’ remuneration

	NZ Banking Group		NZ Branch
	Year ended	Year ended	Year ended	Year ended
	30 September	30 September	30 September	30 September
	2007	2006	2007	2006
	$’000	$’000	$’000	$’000
Auditor of the parent entity
Audit services	1,372	1,153	718	1,153
Other services:
Further assurance services	183	449	—	449
Tax services	247	111	97	111
Total remuneration for audit and non-audit services	1,802	1,713	815	1,713

It is the NZ Banking Group’s policy to employ the external auditors on assignments additional to their statutory audit duties only if their independence is not impaired or seen to be impaired, and where their expertise and experience with the NZ Banking Group is important. As described above, these assignments relate principally to regulatory reporting, taxation services and other assurance services. The amounts disclosed above are GST inclusive.

Note 43 Key management disclosures

Key management compensation

Key management personnel are defined as being Directors and senior management of the NZ Banking Group. The information relating to the key management personnel disclosed includes transactions with those individuals, their close family members and their controlled entities.

	NZ Banking Group
	Year ended	Year ended
	30 September	30 September
	2007	2006
	$’000	$’000
Salaries and other short term benefits	7,777	5,899
Post-employment benefits	584	567
Other termination benefits	1,090	972
Share-based payment(1)	3,276	2,158
Total key management compensation	12,727	9,596

(1)          These amounts relate to grants in January for the previous financial year, or grants made during the year, prior to 30 September 2007.

Where the Directors of the Overseas Bank have received remuneration from the NZ Banking Group the amounts are included above. Details of Directors’ remuneration are disclosed in the Overseas Banking Group’s 30 September 2007 Annual Financial Report.

Loans and deposits with key management personnel

All loans and deposits are made in the ordinary course of business of the NZ Banking Group, on an arm’s length basis and on normal commercial terms and conditions. Loans are on terms of repayment that range between variable, fixed rate up to five years and interest only loans, all of which are in accordance with the NZ Banking Group’s lending policies.

As at 30 September 2007, no provisions have been recognised in respect of loans given to key management and their related parties

(30 September 2006: nil).

Other related party transactions

All other transactions with key management personnel, their related entities and other related parties are conducted on an arm’s length basis in the normal course of business and on commercial terms and conditions. These transactions principally involve the provision of financial and investment services.

Note 44 Securitisation, funds management, other fiduciary activities and the marketing and distribution of insurance products

Securitisation

As at 30 September 2007, the NZ Banking Group had securitised assets amounting to $608 million (30 September 2006: $643 million) all having been sold by the NZ Banking Group to the Westpac Home Loan Trust (‘HLT’) and the Westpac Mortgage Investment Fund (‘MIF’) via the HLT.

The HLT was established in 2000 pursuant to a trust deed between BT Funds Management (NZ) Limited (formerly WestpacTrust Investment Management - NZ - Limited) and The New Zealand Guardian Trust Company Limited, with the principal purpose of investing in home loans originated by the NZ Banking Group. The purchase of these home loans has been funded with the proceeds of units subscribed for, and issued to, retail investors in New Zealand.

In June 2005, a new fund known as the MIF was established pursuant to a trust deed between BT Funds Management (NZ) Limited and The New Zealand Guardian Trust Company Limited. The MIF was structured to meet the requirements of a Designated Group Investment Fund for the purposes of New Zealand tax law. The purpose of the MIF is to invest in home loans secured by first ranking mortgages, and the MIF can purchase these home loans from the HLT. The investment strategy of the HLT was amended in June 2005 to allow the HLT to be an investor in the units of the MIF. The HLT was the initial investor in the MIF and took units in the MIF in settlement for the sale of an initial pool of home loans. Subsequent to this, the HLT has sold and will continue to sell pools of home loans to the MIF as unit subscriptions are taken out in the MIF by retail investors.

The NZ Banking Group receives fees for various services provided to the HLT and the MIF on an arm’s length basis, including servicing fees and management fees. These fees are recognised over the years in which the costs are borne. The NZ Banking Group also provides arm’s length interest rate swaps to HLT and the MIF. Westpac Securitisation Administration Limited performs certain custodial services, for which it also receives fees.

The units issued by the HLT and the MIF do not represent deposits or other liabilities of either the NZ Banking Group or the Overseas Banking Group. Neither the NZ Banking Group, Westpac New Zealand Limited nor the Overseas Banking Group in any way stands behind the capital value or performance of these notes or units except to the limited extent provided in the transaction documents for those programmes through the provision of arm’s length services and facilities as noted previously. Neither the NZ Banking Group, Westpac New Zealand Limited, nor the Overseas Banking Group guarantee the payment of interest or the repayment of principal due on the notes or units. Neither the NZ Banking Group nor the Overseas Banking Group is obliged to support any losses that may be suffered by the investors in the units issued by the HLT or the MIF and neither intends to provide such support.

The NZ Banking Group has no obligation to repurchase any of the securitised assets held by the HLT other than where there is a breach of representation or warranty within 120 days of the initial sale. A purchase of securitised assets held by the MIF may occur if the NZ Banking Group accepts an offer made by the trustee of the MIF to purchase the assets when the outstanding principal amount of the assets left in the MIF is less than 10% of the initial principal amount of assets sold to the MIF, but the NZ Banking Group is not required to accept any offer. The NZ Banking Group has no obligation to repurchase any of the securitised assets held by the MIF or HLT.

As set out in this General Disclosure Statement, the consumer and banking operations of the NZ Branch vested in Westpac New Zealand Limited on 1 November 2006 and Westpac New Zealand Limited commenced trading as a registered bank on that date. The home loan mortgages held by the NZ Banking Group vested in Westpac New Zealand Limited from that date and any additional home loan mortgages will be purchased by the HLT from Westpac New Zealand Limited in the same manner and on the same terms as in respect of the NZ Banking Group.

In addition to its own scheme, the NZ Banking Group provides financial services, on an arm’s length basis, to customers’ securitisation schemes.

Funds management and other fiduciary activities

The NZ Banking Group conducts investment and other fiduciary activities that result in the holding or placing of assets on behalf of individuals, trusts, retirement benefit plans and other institutions. These assets are not the property of the NZ Banking Group and accordingly are not included in these financial statements.

The value of assets subject to funds management and other fiduciary activities as at balance date were as follows:

	2007	2006
	$m	$m
Private and priority	780	556
Retirement plans	327	338
Retail unit trusts	1,550	1,484
Wholesale unit trusts	415	484
Total funds under management	3,072	2,862

The value of assets in retail units described above includes the assets of HLT and the MIF.

Involvement with the NZ Banking Group

Financial services provided by, and assets purchased from, any member of the NZ Banking Group are on arm’s length terms and conditions at fair value.

Risk management

The NZ Banking Group has in place policies and procedures to ensure that the activities identified above are conducted in an appropriate manner. The policies and procedures referred to include comprehensive and prominent disclosure of information regarding products, and formal and regular review of operations and policies by management and auditors. Should adverse investment or liquidity conditions arise it is considered that these policies and procedures are likely to minimise the possibility that those conditions would impact adversely on the NZ Banking Group.

Marketing and distribution of insurance products

The Overseas Banking Group markets both life insurance and general insurance. The insurance products are distributed through the NZ Banking Group’s distribution channels. The life insurance products are underwritten by Westpac Life - NZ - Limited. The general insurance products are fully underwritten by external third party insurance companies. Disclosure statements are made in all marketing material that the products are underwritten by those companies and that the Overseas Banking Group does not guarantee the obligations of, or any products issued by, those companies.

Note 45 Insurance business

The NZ Banking Group conducts insurance business through one of its subsidiary companies, Westpac Life - NZ - Limited. Its primary insurance activities are the development, underwriting and management of products under life insurance legislation providing insurance cover against the risks of death and disability. It also manages a fire and general insurance agency arrangement as well as underwriting some redundancy and bankruptcy risks. The insurance business comprises less than one percent of the total assets of the NZ Banking Group.

The aggregate amount of the insurance business as at balance date was:

	2007	2006
	$m	$m
Total assets	83	78

The Overseas Bank does not conduct any insurance or non-financial activities in New Zealand outside of the NZ Banking Group.

Note 46 Local incorporation and vested assets and liabilities as at 1 November 2006

The Reserve Bank’s policy is that all systemically important banks must incorporate as a local entity rather than operate through a branch structure. The NZ Branch, a branch of the Overseas Bank, is a systemically important bank and has therefore been required to incorporate locally.

The Reserve Bank allows an overseas bank to operate in New Zealand as both a branch of its overseas parent and through a subsidiary. The Overseas Bank has determined that this type of ‘dual registration’ is the most effective option for it to comply with the Reserve Bank’s policy, while minimising disruption to the NZ Branch’s investors and customers.

Accordingly, the Overseas Bank established a new subsidiary in New Zealand, Westpac New Zealand Limited (‘Westpac New Zealand’) to assume and carry on the New Zealand consumer and business banking operations of the NZ Branch. Wholesale banking and financial markets business remains with the NZ Branch.

The reorganisation of the Overseas Bank’s business was facilitated by legislation, which was the only means by which the Overseas Bank’s New Zealand consumer and business banking operations could be vested in Westpac New Zealand efficiently, economically and without affecting the continuity of the provision of those banking services. The Westpac New Zealand Act 2006 provided for the vesting of designated NZ Branch assets and liabilities in Westpac New Zealand on 1 November 2006.

Westpac New Zealand commenced business as a registered bank on 1 November 2006.

The assets and liabilities that vested in Westpac New Zealand included all deposits and other liabilities, loans, securities and interests in land in relation to business banking (being financial services provided by the NZ Branch to small, medium and corporate business customers, agricultural businesses, and property investment and development customers) and consumer banking (being the financial services provided by the NZ Branch in relation to consumers).

The vesting of designated assets and liabilities did not change the overall position of the NZ Banking Group. However, the vesting materially affected the current financial position of the NZ Branch.

The NZ Branch continues to operate as a branch and retains wholesale banking and financial markets business, which will continue to be conducted through Westpac Institutional Bank (‘Institutional Bank’). There was no change to the banking relationship between the Institutional Bank and its customers.

The reconciliation statement of assets and liabilities below was prepared to provide an overview of the NZ Branch’s financial position on 1 November 2006, taking into account the vesting of designated assets and liabilities in Westpac New Zealand.

In addition to the assets and liabilities displayed in this note, on 1 November 2006, Westpac Holdings - NZ - Limited sold its related entities Westpac (NZ) Investments Limited, The Home Mortgage Company Limited and its 51% interest in The Warehouse Financial Services Limited, each of whose business relates to retail banking operations, to Westpac New Zealand Limited. These sales had no effect on the results of either the NZ Banking Group nor the NZ Branch.

Further information on Westpac New Zealand is available in Westpac New Zealand Limited’s General Disclosure Statement for the year ended 30 September 2007.

	NZ Branch	Adjustment for	Adjustment in the	Restated NZ Branch
	Immediately Prior	Assets and Liabilities	NZ Branch	Immediately
	to Vesting on	Vesting in Westpac	Resulting	After Vesting on
	1 November 2006	New Zealand	From Vesting	1 November 2006
	$m	$m	$m	$m
Assets
Cash and balances with central banks	211	(123)	—	88
Due from other financial institutions	700	—	—	700
Derivative financial instruments	1,376	—	—	1,376
Other trading securities	—	—	—	—
Other financial assets designated at fair value	2,623	—	—	2,623
Available-for-sale securities	—	—	—	—
Loans	42,388	(36,719)	44	5,713
Due from related entities	1,123	(2)	—	1,121
Investments in related entities	—	—	—	—
Goodwill and other intangible assets	606	(606)	—	—
Property, plant and equipment	23	(23)	—	—
Income tax receivable	—	—	—	—
Deferred tax assets	86	(72)	12	26
Other assets	386	(114)	—	272
Total assets	49,522	(37,659)	56	11,919
Less:
Liabilities
Due to other financial institutions	923	—	—	923
Deposits at fair value	4,084	(4,084)	—	—
Deposits at amortised cost	26,017	(23,430)	—	2,587
Derivative financial instruments	1,597	(4)	—	1,593
Other trading liabilities	276	—	—	276
Debt issues	—	—	—	—
Current tax liabilities	16	—	27	43
Deferred tax liabilities	—	—	—	—
Provisions	73	(58)	—	15
Other liabilities	667	(382)	—	285
Total liabilities excluding subordinated debentures and due to related entities	33,653	(27,958)	27	5,722
Subordinated debentures	1,472	—	—	1,472
Total liabilities excluding due to related entities	35,125	(27,958)	27	7,194
Due to related entities	11,707	(9,701)	—	2,006
Total liabilities excluding Head office account	46,832	(37,659)	27	9,200
Net assets excluding Head office account	2,690	—	29	2,719
Represented by:
Head office account
Branch capital	711	—	—	711
Retained profits	670	—	54	724
Total head office account	1,381	—	54	1,435
NZ Banking Group equity
Cash flow hedge reserve	25	—	(25)	—
Convertible debentures	1,284	—	—	1,284
Total NZ Banking Group equity	1,309	—	(25)	1,284
Minority interests
Other minority interests	—	—	—	—
Total minority interests	—	—	—	—
Total head office account and equity	2,690	—	29	2,719

Auditors’ report

PricewaterhouseCoopers
188 Quay Street
Private Bag 92162
Auckland 1142
New Zealand
Telephone +64 9 355 8000
Facsimile +64 9 355 8001
www.pwc.com/nz

Auditors’ Report

To the Directors of Westpac Banking Corporation

We have audited the financial statements on pages 10 to 76 and the supplementary information contained in the section “Market Risk” on page 6. The financial statements provide information about the past financial performance and cash flows of the Westpac Banking Corporation New Zealand Division (the “NZ Banking Group”) and their financial position as at 30 September 2007. This information is stated in accordance with the accounting policies set out on pages 16 to 26.

The financial statements consist of the financial statements of the NZ Branch and the aggregated financial statements of the NZ Banking Group for the year ended 30 September 2007, and contain the supplementary information required by Clauses 12(3), 14A and 14B of the Registered Bank Disclosure Statement (Full and Half-Year – Overseas Incorporated Registered Banks) Order 2007 (the “Order”). The supplementary information in the section “Market Risk” on page 6 contains those disclosures required by Clause 12(4) of the Order.

Directors’ Responsibilities

The Directors of Westpac Banking Corporation are responsible for the preparation and presentation of financial statements which give a true and fair view of the financial position of the NZ Branch and the NZ Banking Group as at 30 September 2007 and their financial performance and cash flows for the year ended on that date. They are also responsible for the preparation and presentation of supplementary information which:

(a) gives a true and fair view, in accordance with Clause 12(3) of the Order, of the matters to which it relates; and

(b) complies with Schedules 7 and 8 of the Order in accordance with Clause 12(4) of the Order.

Auditors’ Responsibilities

We are responsible for expressing an independent opinion on the financial statements and supplementary information disclosed in accordance with Clauses 12(1) and 12(3) of the Order and presented to us by the Directors, and for reporting our opinion to you.

We are also responsible for expressing an independent opinion whether the supplementary information disclosed in accordance with Clause 12(4) of the Order and presented to us by the Directors complies with Schedules 7 and 8 of the Order, and for reporting our opinion to you.

Basis of Opinion

An audit includes examining, on a test basis, evidence relevant to the amounts and disclosures in the financial statements. It also includes assessing:

(a)	the significant estimates and judgements made by the Directors in the preparation of the financial statements; and
(b)	whether the accounting policies are appropriate to the circumstances of the NZ Branch and the NZ Banking Group, consistently applied and adequately disclosed.

We have conducted our audit in accordance with generally accepted auditing standards in New Zealand. We planned and performed our audit so as to obtain all the information and explanations which we considered necessary to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatements, whether caused by fraud or error. In forming our opinion we also evaluated the overall adequacy of the presentation of the information in the financial statements and supplementary information required by the Order.

We carry out other assignments on behalf of the NZ Branch and the NZ Banking Group in the areas of taxation and consulting advice. In addition, certain partners and employees of our firm may deal with the NZ Branch and the NZ Banking Group on normal terms within the ordinary course of trading activities of the NZ Branch and the NZ Banking Group. We have no other interests in the NZ Branch or the NZ Banking Group.

Unqualified Opinion

We have obtained all the information and explanations we have required.

In our opinion:

(a)	proper accounting records have been kept by the NZ Branch and the NZ Banking Group as far as appears from our examination of those records; and
(b)	the financial statements on pages 11 to 76:
(i) comply with generally accepted accounting practice in New Zealand; and
(ii)

give a true and fair view of the financial position of the NZ Branch and the NZ Banking Group as at 30 September 2007 and their financial performance and cash flows for the year ended on that date; and

(c)	the supplementary information required by Clause 12(3) of the Order gives a true and fair view of the matters to which it relates; and
(d)	the supplementary information required by Clause 12(4) of the Order complies with Schedules 7 and 8 of the Order.

Our work was completed on 1 November 2007 and our unqualified opinion is expressed as at that date.

Chartered Accountants	Auckland

Westpac Banking Corporation ABN 33 007 457 141, incorporated in Australia (New Zealand division).

FreePost Authority Number 4030

Supplemental Disclosure Statement

Company Secretariat

Level 12

188 Quay Street

PO Box 934

AUCKLAND

Supplemental disclosure statement

If you wish to obtain a copy of the document listed below (free of charge), please complete the detachable section and post it back to us.

Alternatively, the document will be provided immediately, free of charge, from the NZ Branch’s head office, Level 15, 188 Quay Street, Auckland. They are also available, free of charge, within five working days of any request, at any branch, agency, or other staffed premises primarily engaged in the business of the NZ Branch to which its customers have access in order to conduct banking business.

Name:

Postal address:

Please place a tick in the relevant space provided to receive a copy of the document listed below (free of charge).

☐  ANNUAL REPORT 2007 *

*   Containing the most recent publicly available financial statements of the Overseas Bank.